Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COTTONWOOD COMMUNITIES, INC.,

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC,

COTTONWOOD COMMUNITIES O.P., LP,

COTTONWOOD RESIDENTIAL II, INC.,

AND

COTTONWOOD RESIDENTIAL O.P., LP

DATED AS OF JANUARY 26, 2021

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(Continued)

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(Continued)

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(Continued)

EXHIBITS

Exhibit A – CCI Articles Supplementary (Series 2016 Preferred Stock)
Exhibit B – CCI Articles Supplementary (Series 2017 Preferred Stock)
Exhibit C – Form of Amended and Restated Advisory Agreement
Exhibit D – Form of Amended and Restated CROP OP Agreement

DISCLOSURE LETTERS

CRII Disclosure Letter
CCI Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2021 (this “Agreement”), is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Communities O.P., LP, a Delaware limited partnership and a subsidiary of CCI (“CCOP” and together with CCI and the Merger Sub, the “CCI Parties”), Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), and Cottonwood Residential O.P., LP, a Delaware limited partnership and subsidiary of CRII (“CROP” and together with CRII, the “CRII Parties”).  Each of the CCI Parties and CRII Parties is sometimes referred to herein as a “Party,” and, collectively, the CCI Parties and the CRII Parties are referred to herein as the “Parties.”   Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a business combination in which CRII will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving entity, and each share of CRII Common Stock, CRII Series 2016 Preferred Stock and CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the applicable REIT Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, the Parties wish to effect a business combination in which CCOP will be merged with and into CROP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with CROP being the surviving entity, and each CCOP Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, in order to issue preferred stock of CCI with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that mirror those of the CRII Series 2016 Preferred Stock and the CRII Series 2017 Preferred Stock as part of the REIT Merger Consideration, the Parties desire that CCI supplement the CCI Charter with the Articles Supplementary attached hereto as Exhibit A (the “CCI Articles Supplementary (Series 2016 Preferred Stock)”) and Exhibit B (the “CCI Articles Supplementary (Series 2017 Preferred Stock)”);

WHEREAS, all of the voting shares of common stock of CRII are owned by Cottonwood Residential Holdings, LLC and a number of partnership units of CROP are owned by High Traverse Holdings, LLC, a Delaware limited liability company (“High Traverse”), each of which, together with certain Affiliates, have agreed to vote such securities in favor of the Mergers pursuant to a Voting Agreement with CCI (the “Voting Agreement”);

WHEREAS, in connection with the Mergers, CCI’s external advisor, CC Advisors III, LLC, has agreed to enter into an Amended and Restated Advisory Agreement, in the form attached hereto as Exhibit C, to be effective on or before the Merger Effective Time (the “Amended and Restated Advisory Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“CMRI”), and Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership (“CMRI OP”), pursuant to which CMRI will merge with and into Merger Sub and CMRI OP will merge into CCOP or CCOP’s successor (the “CMRI Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Multifamily REIT II, Inc., a Maryland corporation (“CMRII”), and Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“CMRII OP”), pursuant to which CMRII will merge with and into Merger Sub and CMRII OP will merge into CCOP or CCOP’s successor (the “CMRII Merger” and collectively with the CMRI Merger, the “CMR Mergers”);

WHEREAS, the Mergers are not conditioned on the consummation of either of the CMRI Merger or the CMRII Merger;

WHEREAS, before the Merger Effective Time, CRII, CROP and Cottonwood Residential Holdings, LLC shall enter into a redemption agreement pursuant to which, immediately before the Merger Effective Time, CRII will redeem all of its outstanding shares of voting common stock in exchange for an in-kind distribution by CRII of CROP’s current indirect interest in Cottonwood Communities Advisors, LLC (the “CCA Externalization Transaction”);

WHEREAS, before the Merger Effective Time, (i) subject to Section 7.14, CROP intends to distribute the interests in the Promissory Note of Cottonwood Communities Advisors, LLC, dated January 1, 2021 in favor of CROP (the “CCA Note”), to the holders of CROP participating partnership units (including CRII), and CRII intends to distribute its portion of the CCA Note to its common stockholders (collectively, the “CCA Note Distribution”), (ii) CROP intends to issue 155,441 common limited partnership units in exchange for all of the remaining interests in CC Advisors Promote—Incentive Grant Investor, LLC and CC Advisors Promote—Employee Investor, LLC and (iii) CROP intends to redeem 306,584 common limited partnership units in exchange for notes receivables, all as detailed in Section 6.1(b)(ix) of the CRII Disclosure Letter (collectively with the CCA Externalization Transaction, the “Pre-Merger Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, CROP has entered into a tax protection agreement with High Traverse, which will become effective upon the Merger Effective Time (the “Tax Protection Agreement”);

WHEREAS, the Parties desire an amendment and restatement of the limited partnership agreement of CROP, substantially in the form attached hereto as Exhibit D (the “Amended and Restated CROP OP Agreement”), which shall become effective upon the Partnership Merger Effective Time;

WHEREAS, the Parties desire to condition the Mergers on, among other things, (i) the approval of the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement and the Pre-Merger Transactions by the holders of a majority of the outstanding CROP Common Units held by limited partners (other than CRII’s management and certain of its affiliates) and (ii) the approval of the Partnership Merger and the Amended and Restated CROP OP Agreement by the holders of a majority of the outstanding CROP Common Units held by limited partners (together, the “Partner Approvals”);

WHEREAS, on the recommendation of the transaction committee (the “CRII Transaction Committee”) of the board of directors of CRII (the “CRII Board”), the CRII Board has (a) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (b) authorized and approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and (c) recommended the approval of the REIT Merger by the holders of CRII Voting Common Stock and directed that CRII seek the written consent thereof by the holders of a majority of the outstanding CRII Voting Common Stock (the “Stockholder Approval”);

WHEREAS, on the recommendation of the CRII Transaction Committee, CRII, as the sole general partner of CROP, has (a) determined that this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement, the Pre-Merger Transactions and the other transactions contemplated by this Agreement are advisable and in the best interests of CROP and its unitholders (other than CRII’s management and certain of its affiliates), (b) authorized and approved this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated CROP OP Agreement, the Pre-Merger Transactions and the other transactions contemplated by this Agreement and (c) recommended that the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement and the Pre-Merger Transactions and the other transactions contemplated by this Agreement be approved by the partners of CROP and directed that CROP seek the Partner Approvals;

WHEREAS, on the recommendation of the special committee (the “CCI Special Committee”) of the board of directors of CCI (the “CCI Board”), the CCI Board has (a) determined that this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (b) determined that this Agreement, the Mergers, the Voting Agreement and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (c) authorized and approved this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement;

WHEREAS, CCI, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, the Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which CCOP shall be treated as transferring all of its assets and liabilities to CROP in exchange for CROP Partnership Units followed by the distribution of such units to CCI and to those Persons listed on Section 5.4(b) of the CCI Disclosure Letter in a complete liquidation of CCOP, the deemed exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1
Definitions.

(a)
For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms that (1) are not materially less favorable in the aggregate to CRII than those terms set forth in the Confidentiality Agreement (except that such confidentiality agreement need not prohibit the making or amending of a confidential Acquisition Proposal) and (2) do not in any respect restrict CRII from complying with its obligations under this Agreement.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  Notwithstanding the foregoing, (i) the CCI Parties shall not be deemed Affiliates of the CRII Parties and (ii) CMRI and CMRII and their respective subsidiaries shall not be deemed Affiliates of the CCI Parties or the CRII Parties.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, a Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.

“CCI Charter” means the charter of CCI.

“CCI Governing Documents” means the CCI Charter, the bylaws of CCI, the certificate of limited partnership of CCOP and the CCOP OP Agreement.

“CCI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCI and the CCI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CCI and CCOP to consummate the Mergers before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CCI Material Adverse Effect has occurred:  (A) any failure of CCI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CCI Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CCI and the CCI Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, COVID-19 (“COVID-19 Measures”)), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing), (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CCI and its Subsidiaries with their respective partners or other material third-party business relations or (K) assuming no waiver by the CCI Parties of the conditions of the CMRI Merger Agreement or CMRII Merger Agreement that was not approved by CRII in writing in advance, the consummation of the CMRI Merger or the CMRII Merger, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCI and the CCI Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CCI and the CCI Subsidiaries operate, then only the incremental disproportionate impact of such event shall be taken into account for the purpose of determining whether a CCI Material Adverse Effect has occurred.

“CCI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCI or any CCI Subsidiary as of the date of this Agreement (including all of CCI’s or any CCI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CCI Series 2016 Preferred Stock” means “Series 2016 Preferred Stock” as defined in the CCI Articles Supplementary (Series 2016 Preferred Stock).

“CCI Series 2017 Preferred Stock” means “Series 2017 Preferred Stock” as defined in the CCI Articles Supplementary (Series 2017 Preferred Stock).

“CCI Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CCI or CCOP and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CCI or CCOP or of which CCI or any CCI Subsidiary is a general partner, a manager, a managing member or the equivalent.

“CCOP Common Unit” means “Common Unit” as defined in the CCOP OP Agreement.

“CCOP General Partner Unit” means “General Partner Unit” as defined in the CCOP OP Agreement.

“CCOP LTIP Unit” means “LTIP Unit” as defined in the CCOP OP Agreement.

“CCOP OP Agreement” means the Amended and Restated Limited Partnership Agreement of CCOP, dated as of February 1, 2020, as amended.

“CCOP Partnership Unit” means “Partnership Unit” as defined in the CCOP OP Agreement.

“CCOP Series 2019 Preferred Unit” means “Series 2019 Preferred Unit” as defined in the CCOP OP Agreement.

“CCOP Special Limited Partner Interest” means “Special Limited Partner Interest” as defined in the CCOP OP Agreement.

“CCOP Special LTIP Unit” means “Special LTIP Unit” as defined in the CCOP OP Agreement.

“CCOP Vesting Agreement” means “Vesting Agreement” as defined in the CCOP OP Agreement.

“CMRI Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CMRI and CMRI OP.

“CMRII Merger Agreement” means the Agreement and Plan of Merger, dated as of  January 26, 2021, by and among CCI, CCOP, Merger Sub, CMRII and CMRII OP.

“CRII Benefit Plan” means a Benefit Plan sponsored or maintained by CRII, CROP or a CRII Subsidiary or for which any of the foregoing have or may have any liability or obligation.

“Code” means the Internal Revenue Code of 1986.

“Common Exchange Ratio” means 2.015 shares of CCI Common Stock for each share of then-outstanding CRII Common Stock, as such ratio may be adjusted in accordance with Section 3.1.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 15, 2020, among CCI, CRII, CMRI and CMRII.

“Consent Solicitation Statements” means the CROP Consent Solicitation Statement and the CRII Consent Solicitation Statement.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“CRII Charter” means the charter of CRII.

“CRII Consent Solicitation Statement” means the solicitation statement of CRII used to solicit the Stockholder Approval.

“CRII Governing Documents” means the CRII Charter, the bylaws of CRII, the certificate of limited partnership of CROP and CROP OP Agreement.

“CRII Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CRII and the CRII Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CRII and CROP to consummate the Mergers before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CRII Material Adverse Effect has occurred:  (A) any failure of CRII to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CRII Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CRII and the CRII Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CRII and its Subsidiaries with their respective partners or other material third-party business relations or with their respective employees, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CRII and the CRII Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CRII and the CRII Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a CRII Material Adverse Effect has occurred.

“CRII Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CRII or any CRII Subsidiary as of the date of this Agreement (including all of CRII’s or any CRII Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CRII Series 2016 Preferred Stock” means “Series 2016 Preferred Stock” as defined in the CRII Charter.

“CRII Series 2017 Preferred Stock” means “Series 2017 Preferred Stock” as defined in the CRII Charter.

“CRII Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CRII or CROP, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CRII or CROP or of which CRII or any CRII Subsidiary is a general partner, manager, managing member or the equivalent.

“CROP ‘CCOP’ LTIP Unit” means “CCOP LTIP Unit” as defined in the Amended and Restated CROP OP Agreement.

“CROP ‘CCOP’ Special LTIP Unit” means “CCOP Special LTIP Unit” as defined in the Amended and Restated CROP OP Agreement.

“CROP Common Unit” means “Common Limited Partnership Unit” as defined in the CROP OP Agreement.

“CROP Consent Solicitation Statement” means the solicitation statement of CROP used to solicit the Partner Approvals.

“CROP General Partner Unit” means “General Partnership Unit” as defined in the CROP OP Agreement.

“CROP LTIP Unit” means “LTIP Unit” as defined in the CROP OP Agreement.

“CROP OP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of CROP, dated as of December 1, 2015, as amended.

“CROP Participating Partnership Unit” means “Participating Partnership Unit” as defined in the CROP OP Agreement.

“CROP Partnership Unit” means “Partnership Unit” as defined in the CROP OP Agreement.

“CROP Preferred Unit” means “Preferred Units” as defined in the CROP OP Agreement.

“CROP Series 2019 Preferred Unit” means “Series 2019 Preferred Unit” as defined in the Amended and Restated CROP OP Agreement.

“CROP Special LTIP Unit” means “Special LTIP Unit” as defined in the CROP OP Agreement.

“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” or “Exchange Ratios” mean the Common Exchange Ratio, the Preferred Exchange Ratio and/or the Partnership Exchange Ratio, as the case may be.

“Excluded Shares” means all shares of capital stock of CRII held, as of immediately prior to the Merger Effective Time, by CCI, any wholly owned subsidiary of CCI or by any wholly owned subsidiary of CRII.

“Expenses” means all reasonable and documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a CCI Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Form S-4, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4(a)-(b) (Capital Structure); Section 4.5(d) (Investment Company Act); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); Section 5.4(a)-(b) (Capital Structure); Section 5.5(h) (Investment Company Act); and Section 5.13(b) (Taxes).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to CRII, the actual knowledge of the persons named in Section 1.1(a) of the CRII Disclosure Letter and (ii) with respect to CCI, the actual knowledge of the persons named in Section 1.1(a) of the CCI Disclosure Letter, in each case of (i) and (ii), after reasonable inquiry.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.

“Partnership Exchange Ratio” means one CROP Partnership Units for each CCOP Partnership Unit, as such ratio may be adjusted in accordance with Section 3.1(c).

“Permitted Liens” means any of the following:  (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to CRII, Liens that are disclosed on Section 4.10 of the CRII Disclosure Letter, and with respect to CCI, Liens that are disclosed on Section 5.10 of the CCI Disclosure Letter; (v) with respect to CCI, Liens that are disclosed in its most recent Quarterly Report on Form 10-Q; (vi) with respect to CRII, Liens arising pursuant to any CRII Material Contract or, with respect to CCI, Liens arising pursuant to any CCI Material Contract; (vii) with respect to the CRII Properties or the CCI Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; (viii) with respect to CRII or CCI, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2019 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (ix) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws; (x) statutory Liens of landlords for amounts not yet delinquent; (xi) Liens attaching to inventory held by consignees in the ordinary course of business, (xii) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the CRII Properties or the CCI Properties; (xiii) Liens related to matters of recorded plats with respect to the CRII Properties or the CCI Properties; and (xiv) easements, rights‑of‑way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the CRII Properties or the CCI Properties.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Preferred Exchange Ratio” means one share of CCI Series 2016 Preferred Stock for each share of CRII Series 2016 Preferred Stock and one share of CCI Series 2017 Preferred Stock for each share of CRII Series 2017 Preferred Stock, as such ratio may be adjusted in accordance with Section 3.1(c).

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means (i) $10,703,000 or (ii) in the event the CRII Transaction Committee determines not to effect the CCA Note Distribution provided for in Section 7.14, $11,154,000.

(b)
In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Amended and Restated Advisory Agreement	Recitals
Amended and Restated CROP OP Agreement	Recitals
Articles of Merger	Section 2.3(a)
CCA Externalization Transaction	Recitals
CCA Note	Recitals
CCA Note Adjustment	Section 3.1(c)(i)
CCA Note Distribution	Recitals
CCI	Preamble
CCI Articles Supplementary (Series 2016 Preferred Stock)	Recitals

Defined Term	Location of Definition
CCI Articles Supplementary (Series 2017 Preferred Stock)	Recitals
CCI Board	Recitals
CCI Class A Common Stock	Section 5.4(a)
CCI Class T Common Stock	Section 5.4(a)
CCI Common Stock	Section 5.4(a)
CCI Disclosure Letter	Article 5
CCI Financial Advisor	Section 5.19
CCI Insurance Policies	Section 5.15
CCI Material Contracts	Section 5.12(a)
CCI Parties	Preamble
CCI Permits	Section 5.8(a)
CCI SEC Documents	Section 5.5(a)
CCI Series 2019 Preferred Stock	Section 5.4(a)
CCI Special Committee	Recitals
CCI Subsidiary Partnership	Section 5.13(h)
CCI Tax Protection Agreement	Section 5.13(h)
CCI Terminating Breach	Section 9.1(c)(i)
CCI Voting Debt	Section 5.4(d)
CCOP	Preamble
Certificate of Merger	Section 2.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
CMR Mergers	Recitals
CMRI	Recitals
CMRI Merger	Recitals
CMRI OP	Recitals
CMRII	Recitals
CMRII Merger	Recitals
CMRII OP	Recitals
CRII	Preamble
CRII Board	Recitals
CRII Board Recommendation	Section 4.2(c)
CRII Change Notice	Section 7.3(e)(i)
CRII Common Stock	Section 4.4(a)
CRII Disclosure Letter	Article 4
CRII Financial Advisor	Section 4.19
CRII Insurance Policies	Section 4.15
CRII Material Contract	Section 4.12(b)
CRII Non-Voting Common Stock	Section 4.4(a)
CRII Parties	Preamble
CRII Permits	Section 4.8(a)
CRII Subsidiary Partnership	Section 4.13(h)

Defined Term	Location of Definition
CRII Tax Protection Agreements	Section 4.13(h)
CRII Terminating Breach	Section 9.1(d)(i)
CRII Transaction Committee	Recitals
CRII Voting Common Stock	Section 4.4(a)
CRII Voting Debt	Section 4.4(d)
CROP	Preamble
Delaware Secretary	Section 2.3(b)
DRULPA	Recitals
Equity Incentive Plan	Section 7.16(a)
Escrow Agreement	Section 9.3(f)
FLSA	Section 4.16(i)
Form S-4	Section 7.1(a)
High Traverse	Recitals
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
IRCA	Section 4.16(m)
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
OP Unit Split	Section 3.1(b)(i)
Outside Date	Section 9.1(b)(i)
Partner Approvals	Recitals
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(x)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Permits	Section 4.8(a)
Pre-Merger Transactions	Recitals
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Registered Securities	Section 7.1(a)
REIT Common Merger Consideration	Section 3.1(a)(i)
REIT Merger	Recitals
REIT Merger Consideration	Section 3.1(a)(ii)
REIT Preferred Merger Consideration	Section 3.1(a)(ii)
SDAT	Section 2.3(a)
Stockholder Approval	Recitals
Superior Proposal	Section 7.3(j)(iii)
Surviving Corporation	Section 2.1(a)
Surviving OP	Section 2.1(b)

Defined Term	Location of Definition
Takeover Statutes	Section 4.20
Tax Protection Agreement	Recitals
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.10(d)
Voting Agreement	Recitals
WARN Act	Section 4.16(l)

Section 1.2
Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)
when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)
the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)
whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)
“or” shall be construed in the inclusive sense of “and/or”;

(e)
the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)
all references herein to “$” or dollars shall refer to United States dollars;

(g)
no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)
it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)
the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;

(j)
the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;

(k)
references to a Person are also to its successors and permitted assigns;

(l)
except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(m)
the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1
The Mergers.

(a)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Merger Effective Time, CRII shall be merged with and into Merger Sub, whereupon the separate existence of CRII will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity upon consummation of the REIT Merger, the “Surviving Corporation”), such that following the REIT Merger, the Surviving Corporation will be a wholly owned subsidiary of CCI.  The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

(b)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, which shall occur after the Merger Effective Time, CCOP shall be merged with and into CROP, whereupon the separate existence of CCOP will cease, with CROP surviving the Partnership Merger (CROP, as the surviving entity upon consummation of the Partnership Merger, the “Surviving OP”).  The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2
Closing.  The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such physical location or on such other date as may be agreed in writing by CRII and CCI.  The date on which Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3
Effective Time.

(a)
On the Closing Date, CRII, CCI and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by CRII, CCI or the Surviving Corporation under the MGCL and the MLLCA in connection with the REIT Merger.  The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

(b)
On the Closing Date, CCOP and CROP shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DRULPA (the “Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by CRII, CCI or the Surviving OP under the DRULPA in connection with the Partnership Merger.  The Partnership Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Merger Effective Time.

Section 2.4
Organizational Documents of the Surviving Entities.

(a)
At the Merger Effective Time, the CCI Charter (as supplemented by the CCI Articles Supplementary (Series 2016 Preferred Stock) and the CCI Articles Supplementary (Series 2017 Preferred Stock)) shall be the charter of CCI until thereafter amended in accordance with applicable Law and the applicable provisions of the CCI Charter.

(b)
At the Merger Effective Time and by virtue of the REIT Merger, (i) the articles of organization of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Corporation and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Corporation.

(c)
At the Partnership Merger Effective Time and by virtue of the Partnership Merger, (i) the certificate of limited partnership of CROP as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving OP, and (ii) the Amended and Restated CROP OP Agreement shall be the agreement of limited partnership of the Surviving OP.

Section 2.5
Tax Treatment of Merger.

(a)
The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.

(b)
The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which CCOP shall be treated as transferring all of its assets and liabilities to CROP in exchange for CROP Partnership Units followed by the distribution of such units to CCI and to those Persons listed on Section 5.4(b) of the CCI Disclosure Letter in a complete liquidation of CCOP, the deemed exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1
Effects of the Mergers.

(a)
The REIT Merger.  At the Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of CRII, CCI or Merger Sub or the holders of any securities of CRII, CCI or Merger Sub:

(i)
Subject to Section 3.1(c) and Section 3.3, each share of CRII Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI the number of shares of CCI Class A Common Stock equal to the Common Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “REIT Common Merger Consideration”);

(ii)
Subject to Section 3.1(c) and Section 3.3, each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI one share of CCI Series 2016 Preferred Stock, and each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI one share of CCI Series 2017 Preferred Stock, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “REIT Preferred Merger Consideration” and, together with the REIT Common Merger Consideration, the “REIT Merger Consideration”);

(iii)
As of the Merger Effective Time, all such shares of capital stock of CRII shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the REIT Merger Consideration;

(iv)
All Excluded Shares shall automatically be cancelled and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the REIT Merger; and

(v)
Each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding shares of the Surviving Corporation.

(b)
The Partnership Merger.  At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of CCOP, CROP or the holders of any securities of CCOP or CROP:

(i)
The Surviving Corporation, as the holder of the CROP General Partner Units, will continue as the sole general partner of the Surviving OP;

(ii)
Each CROP Participating Partnership Unit  issued and outstanding immediately prior to the Partnership Merger Effective Time will be split (the “OP Unit Split”) into a number of units equal to 2.015 CROP Participating Partnership Units (or 2.10 CROP Participating Partnership Units in the event the CRII Transaction Committee determines not to effect the CCA Note Distribution provided for in Section 7.14) and will remain outstanding;

(iii)
Each CROP Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding and continue to be held by the Surviving Corporation;

(iv)
Each CROP Special LTIP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, after giving effect to the OP Unit Split, will remain outstanding and its terms will be adjusted as set forth in the Amended and Restated CROP OP Agreement if the CRII Transaction Committee determines to effect the CCA Note Distribution;

(v)
Each CCOP Special LTIP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of CROP ‘CCOP’ Special LTIP Units equal to the Partnership Exchange Ratio, and each such CROP ‘CCOP’ Special LTIP Unit shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the CCOP Vesting Agreement relating thereto, as in effect immediately prior to the Partnership Merger Effective Time;

(vi)
Each CCOP LTIP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of CROP ‘CCOP’ LTIP Units equal to the Partnership Exchange Ratio, and each such CROP ‘CCOP’ LTIP Unit shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the CCOP Vesting Agreement relating thereto, as in effect immediately prior to the Partnership Merger Effective Time;

(vii)
Each CCOP Series 2019 Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive from CROP one CROP Series 2019 Preferred Unit;

(viii)
Each CCOP Special Limited Partner Interest held, as of immediately prior to the Partnership Merger Effective Time, shall be cancelled for no consideration and will cease to exist and each holder thereof shall cease to have any rights with respect thereto;

(ix)
Each CCOP Partnership Unit held, as of immediately prior to the Partnership Merger Effective Time, by CROP or any wholly owned subsidiary of CROP shall automatically be cancelled and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Partnership Merger;

(x)
Except as noted above, each CCOP General Partner Unit and each CCOP Common Unit issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive from CROP the number of CROP Common Units equal to the Partnership Exchange Ratio, subject to the treatment of fractional units of CCOP Common Units in accordance with Section 3.1(e) (together with the merger consideration referred to in clauses (vi) and (vii) above, the “Partnership Merger Consideration”); and

(xi)
From and after the Partnership Merger Effective Time, all CCOP Partnerships Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with this Agreement.

(c)
Adjustment of the Merger Consideration.

(i)
In the event the CRII Transaction Committee determines not to effect the CCA Note Distribution provided for in Section 7.14, the Common Exchange Ratio shall be adjusted to 2.10 shares of CCI Common Stock for each share of CRII Common Stock (the “CCA Note Adjustment”). The Common Exchange Ratio, the Partnership Exchange Ratio and the CCA Note Adjustment shall be adjusted in accordance with clause (ii)  below; provided, however, that nothing in this clause (i) shall be construed to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(ii)
Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of capital stock of CRII, CROP Partnership Units, securities convertible or exchangeable into or exercisable for shares of capital stock of CRII or CROP Partnership Units, shares of capital stock of CCI, CCOP Partnership Units or securities convertible or exchangeable into or exercisable for shares of capital stock of CCI or CCOP Partnership Units shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, merger or exchange or other similar transaction, or a stock dividend (including any distribution in securities convertible or exchangeable into or exercisable for shares of capital stock of CRII or CCI or CROP Partnership Units or CCOP Partnership Units) having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the applicable Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the applicable Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d)
Transfer Books.  From and after the Merger Effective Time, the equity transfer books of CRII and CCOP shall be closed, and thereafter there shall be no further registration of transfers of capital stock of CRII or CCOP Partnership Units.  From and after the Merger Effective Time, Persons who held outstanding shares of capital stock of CRII or CCOP Partnership Units immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(e)
Fractional Shares.  Notwithstanding anything to the contrary in this Agreement, no fractional shares of CCI Common Stock or CROP Partnership Units less than 1/1,000th of a share or unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares or units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(e), shall be aggregated and rounded up to the nearest 1/1,000th of a share or unit.

Section 3.2
Exchange Procedures.

(a)
As soon as reasonably practicable after the Merger Effective Time, CCI shall cause DST Systems, Inc., or any successor transfer agent of CCI (the “Transfer Agent”), to record on the stock records of CCI the issuance of shares of capital stock of CCI (including any fractional shares thereof) equal to the REIT Merger Consideration that is issuable to each holder of shares of capital stock of CRII pursuant to Section 3.1.  For the avoidance of doubt, payment of the REIT Merger Consideration shall only be made to the Person in whose name the relevant shares of capital stock of CRII are registered in the stock transfer books of CRII as of the Merger Effective Time.

(b)
As soon as reasonably practicable after the Partnership Merger Effective Time, CCI and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of CCOP Partnership Units with the Partnership Merger Consideration therefor, subject to the receipt of customary representations from such holders.

(c)
All securities issuable pursuant to this Agreement shall be in book-entry form.

(d)
None of CCI, CRII, the Surviving Corporation, the Surviving OP, the Transfer Agent or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any REIT Merger Consideration or Partnership Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts so delivered that remain unclaimed by holders of shares of capital stock of CRII immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CCI free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)
No interest shall be paid or accrued on the REIT Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CCI Common Stock) or the Partnership Merger Consideration (or any amounts in respect thereof, including any distributions payable on CROP Partnership Units) for the benefit of the holders thereof.

Section 3.3
Withholding Rights.  Each and any of CCI, CRII, the Surviving Corporation, CCOP, CROP, the Surviving OP or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of capital stock of CRII or CCOP Partnership Units such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law.  Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4
Dissenters Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.5
General Effects of the Mergers.

(a)
At the Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of CRII and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CRII and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)
At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and the Certificate of Merger and as provided in the applicable provisions of the DRULPA.  Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of CROP and CCOP shall vest in the Surviving OP, and all debts, liabilities and duties of CROP and CCOP shall become the debts, liabilities and duties of the Surviving OP.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CRII PARTIES

Except as set forth in the disclosure letter delivered by the CRII Parties to the CCI Parties prior to the execution and delivery of this Agreement (the “CRII Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CRII Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, the CRII Parties hereby jointly and severally represent and warrant to the CCI Parties that:

Section 4.1
Organization and Qualification; Subsidiaries.

(a)
CRII is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  CRII is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

(b)
Each CRII Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each CRII Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

(c)
Section 4.1(c) of the CRII Disclosure Letter sets forth a true and complete list of the CRII Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CRII and the CRII Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CRII in each CRII Subsidiary, including a list of each CRII Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)
Neither CRII nor any CRII Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CRII Subsidiaries and investments in short-term investment securities).

(e)
CRII has made available to the CCI Parties complete and correct copies of the CRII Governing Documents, which are in full force and effect as of the date of this Agreement.  Each of the CRII Parties is in compliance with the terms of its applicable CRII Governing Documents.  True and complete copies of CRII’s minute books, since January 1, 2018, have been made available by CRII to CCI upon the written request of CCI.

(f)
CRII has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CRII Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2
Authority; Approval Required.

(a)
Each of the CRII Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of Stockholder Approval and Partner Approvals, respectively, to consummate the transactions contemplated by this Agreement, including the Mergers.  The execution and delivery of this Agreement by the CRII Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action, as applicable, and no other corporate or partnership proceedings on the part of any of the CRII Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to receipt of Stockholder Approval, Partner Approvals, the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT, and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.

(b)
This Agreement has been duly executed and delivered by the CRII Parties and, assuming due authorization, execution and delivery by the CCI Parties, constitutes a legally valid and binding obligation of each of the CRII Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)
The CRII Transaction Committee has unanimously (i) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (ii) authorized and approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval of the REIT Merger by the holders of CRII Voting Common Stock and directed that CRII seek the written consent thereof by the holders of a majority of the outstanding CRII Voting Common Stock.

(d)
The CRII Board (including a majority of directors not otherwise interested in the Mergers), on the recommendation of the CRII Transaction Committee, on behalf of CRII in its own capacity and/or in its capacity as the general partner of CROP, as applicable, has (i) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (ii) determined that this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement, the Pre-Merger Transactions and the other transactions contemplated by this Agreement are advisable and in the best interests of CROP and its unitholders (other than CRII’s management and certain of its affiliates), (iii) authorized and approved this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement the Pre-Merger Transactions and the other transactions contemplated by this Agreement, (iv) recommended the approval of the REIT Merger by the holders of CRII Voting Common Stock and directed that CRII seek the Stockholder Approval and (v) recommended that the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement and the Pre-Merger Transactions and the other transactions contemplated by this Agreement be approved by the limited partners of CROP and directed that CROP seek the Partner Approvals (the recommendation in this clause (iv) and the preceding clause (iii), the “CRII Board Recommendation”).

(e)
The Stockholder Approval and the Partner Approvals are the only votes of the holders of securities of the CRII Parties required to approve the Mergers and the other transactions contemplated by this Agreement.

Section 4.3
No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by the CRII Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval and the Partner Approvals, conflict with or violate any provision of (A) the CRII Governing Documents or (B) any equivalent organizational or governing documents of any other CRII Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CRII or any CRII Subsidiary or by which any property or asset of CRII or any CRII Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the CRII Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CRII or any CRII Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

(b)
The execution and delivery of this Agreement by each of the CRII Parties do not, and the performance of this Agreement by each of the CRII Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

Section 4.4
Capital Structure.

(a)
The authorized capital stock of CRII consists of (i) 1,100,000,000 shares of common stock, $0.01 par value per share, of which (x) 50 shares are designated as voting common stock (“CRII Voting Common Stock”) and (y) 2,000,000 shares are designated as non-voting common stock (“CRII Non-Voting Common Stock”), (ii) 100,000 shares of Series B Common Stock, $0.01 par value per share (“CRII Series B Common Stock” and together with the CRII Voting Common Stock and the CRII Non-Voting Stock, the “CRII Common Stock”), (iii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which (x) 14,500,000 shares are designated as CRII Series 2016 Preferred Stock and (y) 5,000,000 shares are designated as CRII Series 2017 Preferred Stock.  As of the date hereof, (i) 50 shares of CRII Voting Common Stock were issued and outstanding, (ii) 213,434.12 shares of CRII Non-Voting Common Stock were issued and outstanding, (iii) no shares of CRII Series B Common Stock were issued and outstanding, (iv) 14,149,943.36 shares of Series 2016 Preferred Stock were issued and outstanding and (v) 258,550 shares of 2017 Preferred Stock were issued and outstanding.  All of the outstanding shares of capital stock of CRII are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in this Section 4.4(a), as of the date hereof, there is no other outstanding capital stock of CRII.

(b)
As of the date hereof, (i) 14,612.377.58 CROP Common Units were outstanding, of which none were held by CRII or a wholly owned subsidiary of CRII, (ii) 14,408,493.36 CROP Preferred Units were outstanding, all of which were held by CRII or a wholly owned subsidiary of CRII, (iii) 352,277 CROP LTIP Units were outstanding and (iv) 250,618 CROP Special LTIP Units were outstanding, all of which were held by those Persons listed on Section 4.4(b) of the CRII Disclosure Letter, and (iv) 213,484.12 CROP General Partner Units were outstanding, all of which were held by CRII.  Except as set forth in this Section 4.4(b), as of the date hereof, there are no other outstanding CROP partnership interests.

(c)
All of the outstanding shares of capital stock of each of the CRII Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the CRII Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof.  All shares of capital stock of (or other ownership interests in) each of the CRII Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable.  All of the issued and outstanding capital stock and other ownership interests of each of the CRII Subsidiaries that are owned, directly or indirectly, by CRII are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)
There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CRII or any CRII Subsidiary issued and outstanding (“CRII Voting Debt”).  Except as set forth on Section 4.4(d) of the CRII Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CRII or any CRII Subsidiary is a party or by which any of them is bound obligating CRII or any of the CRII Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CRII or any CRII Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CRII Voting Debt or other equity interests.

(e)
Neither CRII nor any CRII Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CRII or any of the CRII Subsidiaries.  Neither CRII nor any CRII Subsidiary has granted any registration rights on any of its capital stock.  No capital stock of CRII is owned by any CRII Subsidiary.

(f)
CRII does not have a “poison pill” or similar stockholder rights plan.

(g)
All dividends or other distributions on the shares of capital stock of CRII or CROP Partnership Units and any material dividends or other distributions on any securities of any CRII Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h)
All of the outstanding securities of the CRII Parties were issued in compliance with applicable securities Laws.

Section 4.5
SEC Correspondence; Financial Statements; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)
CRII and the CRII Subsidiaries have made available to CCI complete and correct copies of all written correspondence from the SEC to CRII or CROP since December 31, 2018.  Neither CRII nor any CRII Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)
The consolidated audited and unaudited financial statements of CRII and the CRII Subsidiaries provided to CCI, including the related notes and schedules, (i) have been prepared from the books and records of CRII and CRII Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments, which such adjustments are not, individually or in the aggregate, material to CRII) and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CRII and the CRII Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CRII and the CRII Subsidiaries for the periods presented therein.

(c)
CRII is not, and none of the CRII Subsidiaries is, a party to, and neither CRII nor any CRII Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CRII and any CRII Subsidiary, on the one hand, and any unconsolidated Affiliate of CRII or any CRII Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CRII, any CRII Subsidiary or CRII’s or such CRII Subsidiary’s audited financial statements.

(d)
Neither CRII nor any CRII Subsidiary is required to be registered as an investment company under the Investment Company Act.

(e)
CRII and CRII Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws.  Neither CRII nor any CRII Subsidiary nor, to the Knowledge of CRII, any director, officer or Representative of CRII or any CRII Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law.  Neither CRII nor any CRII Subsidiary has received any written communication that alleges that CRII or any CRII Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6
Absence of Certain Changes or Events.  Since September 30, 2020 through the date of this Agreement, (a) CRII and each CRII Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) except as set forth in Section 4.6(b) of the CRII Disclosure Letter, neither CRII nor any CRII Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of CRII) if taken from and after the date of this Agreement and (c) there has not been any CRII Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CRII Material Adverse Effect.

Section 4.7
No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of CRII dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CRII nor any CRII Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate, has had, or would reasonably be expected to have, a CRII Material Adverse Effect.

Section 4.8
Permits; Compliance with Law.

(a)
Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, CRII and each CRII Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for CRII and each CRII Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CRII Permits”), and all such CRII Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CRII Permits, individually, or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.  CRII has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.  No event has occurred with respect to any of the CRII Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CRII Permits.  Neither CRII nor any of the CRII Subsidiaries has received any notice indicating, nor to the Knowledge of CRII, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CRII or the CRII Subsidiaries or the CRII Properties that impairs the validity of any CRII Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CRII Permit, except where the impairment or revocation of any such CRII Permits, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

(b)
Since January 1, 2018, neither CRII nor any CRII Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CRII or any CRII Subsidiary or by which any property or asset of CRII or any CRII Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, respectively, which are solely addressed in those Sections), except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

Section 4.9
Litigation.  Except as set forth on Section 4.9 of the CRII Disclosure Letter, (i) there is no material Action to which CRII or any CRII Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CRII, overtly threatened before any Governmental Authority and, to the Knowledge of CRII, there is no basis for any such Action, (ii) neither CRII nor any CRII Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CRII or the CRII Subsidiaries, (iii) no Order has been issued in any proceeding to which CRII or any of the CRII Subsidiaries is or was a party, or, to the Knowledge of CRII, in any other proceeding, that enjoins or requires CRII or any of the CRII Subsidiaries to take action of any kind with respect to its businesses, assets or properties and (iv) since December 31, 2019, neither CRII nor any CRII Subsidiary has received or made any settlement offer for any Action to which CRII or any CRII Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $300,000 individually.

Section 4.10
Properties.

(a)
The CRII Properties are free and clear of Liens, except for Permitted Liens.  Except as would not reasonably be expected to have a CRII Material Adverse Effect, (i) neither CRII nor any CRII Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CRII Properties issued by any Governmental Authority and (ii) neither CRII nor any CRII Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CRII, threatened with respect to any of the CRII Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CRII Properties or by the continued maintenance, operation or use of the parking areas associated with the CRII Properties.

(b)
CRII has not received written notice of, nor does CRII have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CRII Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CRII Material Adverse Effect.

(c)
CRII and the CRII Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CRII or the CRII Subsidiaries, taken as a whole.  Except as would not reasonably be expected to be material to CRII or the CRII Subsidiaries, taken as a whole, neither CRII’s nor the CRII Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d)
A policy of title insurance has been issued for each CRII Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CRII or the applicable CRII Subsidiary with respect to CRII Properties that are not subject to ground leases and (B) a valid leasehold estate held by CRII or the applicable CRII Subsidiary that are subject to ground leases and (ii) to the Knowledge of CRII, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 4.11
Environmental Matters.  Except as set forth at Section 4.11 of the CRII Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect:  (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CRII, is threatened, in each case relating to CRII or any of the CRII Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CRII and the CRII Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CRII and each of the CRII Subsidiaries is in possession of all Environmental Permits necessary for CRII and each CRII Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CRII and each CRII Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CRII and the CRII Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CRII or any of the CRII Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12
Material Contracts.

(a)
Section 4.12(a) of the CRII Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CRII or any CRII Subsidiary is a party or by which it is bound or to which any CRII Property or other material asset is subject, that:

(i)
obligates CRII or any CRII Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within 90 days without material penalty to CRII or any CRII Subsidiary;

(ii)
contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CRII or any CRII Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CRII or any CRII Subsidiary or the geographic area in which CRII or any CRII Subsidiary may conduct business;

(iii)
obligates CRII or any CRII Subsidiary to indemnify any past or present directors, officers, or employees of CRII or any CRII Subsidiary, other than the CRII Governing Documents or any equivalent organizational or governing documents of any other CRII Subsidiary;

(iv)
constitutes (A) an Indebtedness obligation of CRII or any CRII Subsidiary with a principal amount greater than $1,000,000 or (B) a Contract under which (1) any Person (including CRII or a CRII Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CRII or a CRII Subsidiary or (2) CRII or a CRII Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CRII or any CRII Subsidiary);

(v)
provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CRII Property or any portion thereof) or (B) any other asset of CRII or any CRII Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $1,000,000;

(vi)
constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)
constitutes a loan to any Person (other than a wholly owned subsidiary of CRII) by CRII or any CRII Subsidiary;

(viii)
sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CRII or any CRII Subsidiary with a third party;

(ix)
prohibits the pledging of the capital stock of CRII or any CRII Subsidiary or prohibits the issuance of guarantees by any CRII Subsidiary;

(x)
contains covenants limiting the ability of CRII or any CRII Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CRII or any CRII Subsidiary;

(xi)
contains restrictions on the ability of CRII or any CRII Subsidiary to pay dividends or other distributions, other than the CRII Governing Documents or any equivalent organizational or governing documents of any other CRII Subsidiary;

(xii)
has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;

(xiii)
provides for the management or operation of any of the CRII Properties by any third party;

(xiv)
is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CRII Properties or that otherwise gives rights with regard to the use of the CRII Properties pursuant to which CRII or any CRII Subsidiary expects to receive annualized rental income per year in excess of $350,000;

(xv)
is a ground lease under which CRII or a CRII Subsidiary holds a leasehold interest in the CRII Properties or any portion thereof;

(xvi)
provides a right of first refusal or right of first offer of any real property;

(xvii)
is with a Governmental Authority; or

(xviii)
is both (A) not made in the ordinary course of business and (B) material to CRII and the CRII Subsidiaries, taken as a whole.

(b)
Each Contract in any of the categories set forth in Section 4.12(a) to which CRII or any CRII Subsidiary is a party or by which CRII or any CRII Subsidiary is bound is referred to herein as a “CRII Material Contract.”

(c)
Each CRII Material Contract is legal, valid, binding on and enforceable against CRII or the CRII Subsidiary that is a party thereto and, to the Knowledge of CRII, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as would not, individually or in the aggregate, reasonably be expected to be material to CRII and the CRII Subsidiaries, taken as a whole, CRII and each CRII Subsidiary has performed all obligations required to be performed by it under each CRII Material Contract and, to the Knowledge of CRII, each other party thereto has performed all obligations required to be performed by it under such CRII Material Contract.  None of CRII, any CRII Subsidiary or, to the Knowledge of CRII, any other party thereto, is in breach or violation of, or default under, any CRII Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CRII Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CRII and the CRII Subsidiaries, taken as a whole.  Neither CRII nor any CRII Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CRII Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.

(d)
Since December 31, 2019, (i) neither CRII nor any CRII Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CRII Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CRII Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CRII or any CRII Subsidiary under any CRII Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CRII or such CRII Subsidiary granted any forgiveness or deferral).

(e)
Neither CRII nor any CRII Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.

Section 4.13
Taxes.

(a)
CRII and each CRII Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects.  CRII and each CRII Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.  True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CRII and each CRII Subsidiary with respect to the taxable years ending on or after December 31, 2018 have been made available to CCI.  No written claim has been proposed by any Governmental Authority in any jurisdiction where CRII or any CRII Subsidiary do not file Tax Returns that CRII or any CRII Subsidiary is or may be subject to Tax by such jurisdiction.

(b)
Beginning with CRII’s taxable year ending on December 31, 2018, (i) CRII has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CRII is expected to enable CRII to continue to meet the requirements for qualification as a REIT through and including CRII’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Mergers in accordance with the terms of this Agreement), and (iii) CRII has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CRII’s failure to qualify as a REIT, and no challenge to CRII’s status as a REIT is pending or threatened in writing.

(c)
(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CRII or any CRII Subsidiary; (ii) no deficiency for any material Taxes of CRII or any CRII Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CRII nor any CRII Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CRII nor any CRII Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CRII nor any CRII Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)
Each CRII Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CRII Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  No CRII Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)
Neither CRII nor any CRII Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f)
Since its inception, CRII and the CRII Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  CRII has not, and none of the CRII Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of CRII no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CRII or any CRII Subsidiary.

(g)
CRII and the CRII Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)
Except as set forth in Section 4.13(h) of the CRII Disclosure Letter, there are no CRII Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CRII threatened to raise, a material claim against CRII or any CRII Subsidiary for any breach of any CRII Tax Protection Agreements.  As used herein, “CRII Tax Protection Agreement” means any written agreement to which CRII or any CRII Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a CRII Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CRII Subsidiary Partnership, CRII or any CRII Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner.  As used herein, “CRII Subsidiary Partnership” means a CRII Subsidiary that is a partnership for United States federal income tax purposes.

(i)
There are no Tax Liens upon any property or assets of CRII or any CRII Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than CRII Tax Protection Agreements, customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CRII and the CRII Subsidiaries) with respect to or involving CRII or any CRII Subsidiary, and after the Closing Date neither CRII nor any CRII Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)
Neither CRII nor any CRII Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CRII nor any CRII Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(l)
Neither CRII nor any CRII Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CRII Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than CRII Tax Protection Agreements, customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m)
Neither CRII nor any CRII Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)
Neither CRII nor any CRII Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)
No written power of attorney that has been granted by CRII or any CRII Subsidiary (other than to CRII or a CRII Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(p)
CRII does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(q)
CRII’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that will end with the REIT Merger), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) CRII’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) CRII’s net capital gain for such year.

(r)
Neither CRII nor any CRII Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CRII is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)
CRII is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14
Intellectual Property.  Neither CRII nor any CRII Subsidiary:  (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CRII or any CRII Subsidiary of any trademarks or patents.  Except as, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect, (i) no Intellectual Property used by CRII or any CRII Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to CRII’s Knowledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CRII or any CRII Subsidiary, and (iii) CRII and the CRII Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CRII and the CRII Subsidiaries as it is currently conducted.  Since January 1, 2018, neither CRII nor any CRII Subsidiary has received any written or, to the Knowledge of CRII, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15
Insurance.  Section 4.15 of the CRII Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CRII and the CRII Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CRII Insurance Policies”).  All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CRII or any CRII Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  Except as, individually, or in the aggregate, would not reasonably be expected to be material to CRII and the CRII Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CRII Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CRII Insurance Policies have been paid, and (c) CRII and the CRII Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CRII Insurance Policies.

Section 4.16
Employee Matters.

(a)
Neither CRII nor any CRII Subsidiary has ever (i) been a party to any collective bargaining agreement; (ii) had any application or petition for an election, or for certification, of a collective bargaining agent pending; (iii) had pending, existing, or threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving CRII or any CRII Subsidiary; or (iv) been subject to any Action or threatened Action relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board.  CRII, and the CRII Subsidiaries are, and in the three years preceding the date of this Agreement have been, in compliance with all applicable Laws and Orders regarding the terms and conditions of employment or other labor related matters, and the payment and withholding of Taxes with respect to their employees, and there are no Actions relating to any such violation pending or threatened against CRII or any CRII Subsidiary, nor have there been any such actual or threatened Actions in the three years preceding the date of this Agreement.

(b)
Section 4.16(b) of the CRII Disclosure Letter sets forth a list of each CRII Benefit Plan and its sponsoring entity or entities.  Other than the CRII Benefit Plans listed on Section 4.16(b) of the CRII Disclosure Letter, CRII and the CRII Subsidiaries do not and are not required to and do not have any liability (contingent or otherwise) with respect to, any Benefit Plans.  Neither CRII nor any CRII Subsidiary has any contract, plan or written commitment, whether or not legally binding, to create any Benefit Plan.

(c)
None of CRII, any CRII Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).  No CRII Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any Person other than pursuant to COBRA (whether company paid or not) or other applicable legal requirements.

(d)
Each CRII Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.  With respect to each CRII Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the CRII Benefit Plan has received and is entitled to rely on a determination letter from the Internal Revenue Service that such CRII Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter).  No event or documentation defect with respect to any CRII Benefit Plan has occurred which would reasonably be expected to cause such CRII Benefit Plan to become disqualified for purposes of Section 401(a) of the Code or which could reasonably be expected to cause CRII or any CRII Subsidiary to incur any material monetary penalty or other material liability.  No audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of CRII, threatened with respect to any CRII Benefit Plan.

(e)
The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of CRII or any CRII Subsidiary.  Neither CRII nor any CRII Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.  Any CRII Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(f)
All material premiums for, contributions to, and payments from, any CRII Benefit Plans have been timely made or timely accrued by CRII and/or the CRII Subsidiaries in the consolidated audited and unaudited financial statements of CRII and the CRII Subsidiaries.

(g)
None of CRII, any CRII Subsidiary or any of their respective ERISA Affiliates, nor any of their respective directors, officers or employees, nor, to the Knowledge of CRII, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any CRII Benefit Plan that could reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

(h)
No event has occurred, and no condition or circumstance exists, that could subject CRII, any CRII Subsidiary, or any CRII Benefit Plan to material penalties or excise taxes under Sections 4980D or 4980H of the Code.

(i)
All current and former employees of CRII and any CRII Subsidiary who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of CRII and any CRII Subsidiary have been properly compensated for all time worked in accordance with the FLSA.  All Persons who have provided services to CRII and any CRII Subsidiary as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and CRII Benefit Plans.

(j)
Section 4.16(j) of the CRII Disclosure Letter contains a true, accurate and complete list of all employees of CRII and any CRII Subsidiary, specifying each employee’s name and title.  The current year annual base salary or hourly wage of each such employee has been separately provided to the CCI Parties, and shall be deemed to be part of Section 4.16(j) of the CRII Disclosure Letter.

(k)
There are not any oral or informal arrangements, commitments or promises between CRII, nor any CRII Subsidiary, and any employees, independent contractors or consultants thereof that have not been documented as part of the formal written agreements between any such Persons and CRII or any CRII Subsidiary.  There are no agreements or understandings between CRII or any CRII Subsidiary and any employee, independent contractor or consultant that the term of their employment or engagement will be for any particular period.

(l)
In the three years preceding the date of this Agreement, neither CRII nor any CRII Subsidiary has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and as of the date of this Agreement, neither CRII nor any CRII Subsidiary has taken any action that would reasonably be expected to cause the CRII or any CRII Subsidiaries to incur any liability or obligation under WARN following the Closing.

(m)
CRII and any CRII Subsidiary has complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”).  Neither CRII, nor any CRII Subsidiary, has employed individuals not authorized to work in the United States.  Neither CRII, nor any CRII Subsidiary, has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

Section 4.17
Related-Party Transactions.  Except as set forth in Section 4.17 of the CRII Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between CRII or any CRII Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CRII and CRII Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if CRII were subject to such regulation.

Section 4.18
Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the CRII Disclosure Letter, pursuant to the terms of the engagement letter between CRII and such Person, true, correct and complete copies of which have been provided to CCI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CRII or any CRII Subsidiary.

Section 4.19
Opinion of Financial Advisor.  The CRII Transaction Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Piper Sandler & Co. (the “CRII Financial Advisor”), to the effect that, as of the date thereof and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Common Exchange Ratio is fair, from a financial point of view, to the holders of shares of the CRII Common Stock.  CRII will deliver to CCI a complete and correct copy of such opinion promptly after receipt thereof by the CRII Transaction Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 4.20
Takeover Statutes; Appraisal Rights.  The CRII Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.  No dissenters’, appraisal or similar rights are available to the holders of capital stock of CRII or the limited partners of CCOP with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 4.21
COVID-19.

(a)
Each of CRII and the CRII Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID‑19, including the COVID-19 Measures, in all material respects.

(b)
Neither CRII nor any CRII Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 4.22
No Other Representations and Warranties; Non-Reliance.

(a)
Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CRII Party, nor any Person on behalf of a CRII Party, has made any representation or warranty, expressed or implied, with respect to CRII, any CRII Subsidiary, including their respective businesses, operations, assets (including the CRII Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CRII or any CRII Subsidiary.

(b)
Notwithstanding anything contained in this Agreement to the contrary, the CRII Parties acknowledge and agree with the representation of the CCI Parties in Section 5.23(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CCI Parties or any other Person has made or is making, and the CRII Parties are not relying on, any representations or warranties relating to the CCI Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CRII Parties or any of their Representatives by the CCI Parties or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES

Except as set forth in (a) the disclosure letter delivered by the CCI Parties to the CRII Parties prior to the execution and delivery of this Agreement (the “CCI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCI SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CCI Parties hereby jointly and severally represent and warrant to the CRII Parties that:

Section 5.1
Organization and Qualification; Subsidiaries.

(a)
CCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each of CCI and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b)
Each CCI Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Each CCI Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(c)
Section 5.1(c) of the CCI Disclosure Letter sets forth a true and complete list of the CCI Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CCI and the CCI Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CCI in each CCI Subsidiary, including a list of each CCI Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)
Except as set forth in Section 5.1(d) of the CCI Disclosure Letter, neither CCI nor any CCI Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CCI Subsidiaries and investments in short-term investment securities).

(e)
CCI has made available to the CRII Parties complete and correct copies of the CCI Governing Documents, which are in full force and effect as of the date of this Agreement.  Each of the CCI Parties is in compliance with the terms of its applicable CCI Governing Documents.  True and complete copies of CCI’s minute books, since January 1, 2018, have been made available by CCI to CRII upon the written request of CRII.

(f)
CCI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CCI Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2
Authority.

(a)
Each of the CCI Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers.  The execution and delivery of this Agreement by the CCI Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action, as applicable, and no other corporate or partnership proceedings on the part of any of the CCI Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT, and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.

(b)
This Agreement has been duly executed and delivered by the CCI Parties and, assuming due authorization, execution and delivery by the CRII Parties, constitutes a legally valid and binding obligation of each of the CCI Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)
On the recommendation of the CCI Special Committee, the CCI Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (ii) determined that this Agreement, the Mergers, the Voting Agreement and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (iii) authorized and approved this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement.

(d)
CCI, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.

Section 5.3
No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by the CCI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the CCI Governing Documents or (B) any equivalent organizational or governing documents of any other CCI Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the CCI Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CCI or any CCI Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b)
The execution and delivery of this Agreement by each of the CCI Parties do not, and the performance of this Agreement by each of the CCI Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and the filing of such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.4
Capital Structure.

(a)
The authorized capital stock of CCI consists of (i) 500,000,000 shares of common stock, $0.01 par value per share (“CCI Class A Common Stock”), (ii) 500,000,000 shares of common stock, $0.01 par value per share (“CCI Class T Common Stock” and together with the CCI Class A Common Stock, the “CCI Common Stock”), (iii) 95,000,000 shares, $0.01 par value per share, are designated as preferred stock and (iv) 5,000,000 shares, $0.01 par value per share, are designated as Series 2019 Preferred Stock (“CCI Series 2019 Preferred Stock”).  As of the date hereof, (x) 12,214,770.50 shares of CCI Class A Common Stock were issued and outstanding, (y) 17,518.32 shares of CCI Class T Common Stock were issued and outstanding and (z) 3,308,325.86 shares of CCI Series 2019 Preferred Stock were issued and outstanding.  All of the outstanding shares of capital stock of CCI are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in this Section 5.4(a), as of the date hereof, there is no other outstanding capital stock of CCI.  All shares to be issued by CCI as REIT Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b)
As of the date hereof, (i) no CCOP Common Units were outstanding, (ii) 3,308,325.86 CCOP Series 2019 Preferred Units were outstanding, all of which were held by CCI or a wholly owned subsidiary of CCI, (iii) 12,437.50 CCOP LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iii) of the CCI Disclosure Letter, (iv) 37,312.50 CCOP Special LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iv) of the CCI Disclosure Letter, (v) the CCOP Special Limited Partnership Interest was outstanding and (vi) 12,232,288.82 CCOP General Partner Units were outstanding, all of which were held by CCI.  Except as set forth in this Section 5.4(b), as of the date hereof, there are no other outstanding CCOP partnership interests.

(c)
All of the outstanding shares of capital stock of each of the CCI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the CCI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof.  All shares of capital stock of (or other ownership interests in) each of the CCI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable.  All of the issued and outstanding capital stock and other ownership interests of each of the CCI Subsidiaries that are owned, directly or indirectly, by CCI are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)
There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CCI or any CCI Subsidiary issued and outstanding (“CCI Voting Debt”).  Except as set forth on Section 5.4(d) of the CCI Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CCI or any CCI Subsidiary is a party or by which any of them is bound obligating CCI or any of the CCI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CCI or any CCI Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CCI Voting Debt or other equity interests.

(e)
Neither CCI nor any CCI Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CCI or any of the CCI Subsidiaries.  Neither CCI nor any CCI Subsidiary has granted any registration rights on any of its capital stock.  No capital stock of CCI is owned by any CCI Subsidiary.

(f)
CCI does not have a “poison pill” or similar stockholder rights plan.

(g)
All dividends or other distributions on the shares of capital stock of CCI or CCOP Partnership Units and any material dividends or other distributions on any securities of any CCI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h)
All of the outstanding securities of the CCI Parties were issued in compliance with applicable securities Laws.

Section 5.5
SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Internal Controls; Investment Company Act; Anti-Corruption Laws.

(a)
Except as set forth at Section 5.5(a) of the CCI Disclosure Letter, CCI has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CCI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CCI SEC Documents”).

(b)
As of their respective filing dates, the CCI SEC Documents (i) complied, or with respect to CCI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CCI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the CCI SEC Documents is, to the Knowledge of CCI, the subject of ongoing SEC review or threatened review, and CCI does not have any outstanding and unresolved comments from the SEC with respect to any CCI SEC Documents.  None of the CCI SEC Documents is the subject of any confidential treatment request by CCI.

(c)
CCI has made available to CRII complete and correct copies of all written correspondence between the SEC, on the one hand, and CCI, on the other hand, since December 31, 2018.  No CCI Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d)
At all applicable times, CCI has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)
The consolidated audited and unaudited financial statements of CCI and the CCI Subsidiaries included, or incorporated by reference, in the CCI SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CCI and the CCI Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CCI) and (iv) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CCI and the CCI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CCI and the CCI Subsidiaries for the periods presented therein.

(f)
(A) CCI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CCI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CCI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CCI required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CCI’s principal executive officer and principal financial officer to material information required to be included in CCI’s periodic reports required under the Exchange Act.  CCI and CCI Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  CCI has disclosed to CCI’s auditors and audit committee (and made summaries of such disclosures available to CRII), based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CCI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g)
CCI is not, and none of the CCI Subsidiaries is, a party to, and neither CCI nor any CCI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CCI and any CCI Subsidiary, on the one hand, and any unconsolidated Affiliate of CCI or any CCI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CCI, any CCI Subsidiary or CCI’s or such CCI Subsidiary’s audited financial statements or other CCI SEC Documents.

(h)
Neither CCI nor any CCI Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i)
CCI and CCI Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws.  Neither CCI nor any CCI Subsidiary nor, to the Knowledge of CCI, any director, officer or Representative of CCI or any CCI Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law.  Neither CCI nor any CCI Subsidiary has received any written communication that alleges that CCI or any CCI Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6
Absence of Certain Changes or Events.  Since September 30, 2020 through the date of this Agreement, (a) CCI and each CCI Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither CCI nor any CCI Subsidiary has taken any action that would have been prohibited by Section 6.2(a)(Conduct of the Business of CCI) if taken from and after the date of this Agreement and (c) there has not been any CCI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CCI Material Adverse Effect.

Section 5.7
No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against on the balance sheet of CCI dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CCI nor any CCI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate, has had, or would reasonably be expected to have, a CCI Material Adverse Effect.

Section 5.8
Permits; Compliance with Law.

(a)
Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, CCI and each CCI Subsidiary is in possession of all Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CCI Permits”), and all such CCI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.  CCI has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.  No event has occurred with respect to any of the CCI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CCI Permits.  Neither CCI nor any of the CCI Subsidiaries has received any notice indicating, nor to the Knowledge of CCI, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CCI or the CCI Subsidiaries or the CCI Properties that impairs the validity of any CCI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CCI Permit, except where the impairment or revocation of any such CCI Permits, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b)
Since January 1, 2018, neither CCI nor any CCI Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.16, respectively, which are solely addressed in those Sections), except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.9
Litigation.  There is no material Action to which CCI or any CCI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CCI, overtly threatened before any Governmental Authority and, to the Knowledge of CCI, there is no basis for any such Action.  Neither CCI nor any CCI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CCI or the CCI Subsidiaries.  No Order has been issued in any proceeding to which CCI or any of the CCI Subsidiaries is or was a party, or, to the Knowledge of CCI, in any other proceeding, that enjoins or requires CCI or any of the CCI Subsidiaries to take action of any kind with respect to its businesses, assets or properties.  Since December 31, 2019, neither CCI nor any CCI Subsidiary has received or made any settlement offer for any Action to which CCI or any CCI Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $300,000 individually.

Section 5.10
Properties.

(a)
The CCI Properties are free and clear of Liens, except for Permitted Liens.  Except as would not reasonably be expected to have a CCI Material Adverse Effect, (i) neither CCI nor any CCI Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CCI Properties issued by any Governmental Authority and (ii) neither CCI nor any CCI Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CCI, threatened with respect to any of the CCI Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CCI Properties or by the continued maintenance, operation or use of the parking areas associated with the CCI Properties.

(b)
CCI has not received written notice of, nor does CCI have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CCI Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CCI Material Adverse Effect.

(c)
CCI and the CCI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole.  Except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole, neither CCI’s nor the CCI Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d)
A policy of title insurance has been issued for each CCI Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CCI or the applicable CCI Subsidiary with respect to CCI Properties that are not subject to ground leases and (B) a valid leasehold estate held by CCI or the applicable CCI Subsidiary that are subject to ground leases and (ii) to the Knowledge of CCI, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 5.11
Environmental Matters.  Except as set forth at Section 5.11 of the CCI Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect:  (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CCI, is threatened, in each case relating to CCI or any of the CCI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CCI and the CCI Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CCI and each of the CCI Subsidiaries is in possession of all Environmental Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CCI and each CCI Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CCI and the CCI Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CCI or any of the CCI Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12
Material Contracts.

(a)
Each Contract required to be filed (or incorporated by reference) as an exhibit to any CCI SEC Document filed on or after January 1, 2020 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 5.12(b) and the CMRI Merger Agreement and the CMRII Merger Agreement, “CCI Material Contracts”).

(b)
Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the CCI Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CCI or any CCI Subsidiary is a party or by which it is bound or to which any CCI Property or other material asset is subject, that:

(i)
obligates CCI or any CCI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to CCI or any CCI Subsidiary;

(ii)
contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CCI or any CCI Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CCI or any CCI Subsidiary or the geographic area in which CCI or any CCI Subsidiary may conduct business;

(iii)
obligates CCI or any CCI Subsidiary to indemnify any past or present directors, officers, or employees of CCI or any CCI Subsidiary, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;

(iv)
constitutes (A) an Indebtedness obligation of CCI or any CCI Subsidiary with a principal amount greater than $1,000,000 or (B) a Contract under which (1) any Person (including CCI or a CCI Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CCI or a CCI Subsidiary or (2) CCI or a CCI Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CCI or any CCI Subsidiary);

(v)
provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CCI Property or any portion thereof) or (B) any other asset of CCI or any CCI Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $1,000,000;

(vi)
constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)
constitutes a loan to any Person (other than a wholly owned subsidiary of CCI) by CCI or any CCI Subsidiary;

(viii)
sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CCI or any CCI Subsidiary with a third party;

(ix)
prohibits the pledging of the capital stock of CCI or any CCI Subsidiary or prohibits the issuance of guarantees by any CCI Subsidiary;

(x)
contains covenants limiting the ability of CCI or any CCI Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CCI or any CCI Subsidiary;

(xi)
contains restrictions on the ability of CCI or any CCI Subsidiary to pay dividends or other distributions, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;

(xii)
has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;

(xiii)
provides for the management or operation of any of the CCI Properties by any third party;

(xiv)
is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CCI Properties or that otherwise gives rights with regard to the use of the CCI Properties pursuant to which CCI or any CCI Subsidiary expects to receive annualized rental income per year in excess of $350,000;

(xv)
is a ground lease under which CCI or a CII Subsidiary hold a leasehold interest in the CCI Properties or any portion thereof;

(xvi)
provides a right of first refusal or right of first offer of any real property; or

(xvii)
is with a Governmental Authority; or

(xviii)
is both (A) not made in the ordinary course of business and (B) material to CCI and the CCI Subsidiaries, taken as a whole.

(c)
Each CCI Material Contract is legal, valid, binding on and enforceable against CCI or the CCI Subsidiary that is a party thereto and, to the Knowledge of CCI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as would not, individually or in the aggregate, reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, CCI and each CCI Subsidiary has performed all obligations required to be performed by it under each CCI Material Contract and, to the Knowledge of CCI, each other party thereto has performed all obligations required to be performed by it under such CCI Material Contract.  None of CCI, any CCI Subsidiary or, to the Knowledge of CCI, any other party thereto, is in breach or violation of, or default under, any CCI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CCI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole.  Neither CCI nor any CCI Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CCI Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(d)
Since December 31, 2019, except as set forth in Section 5.12(d) of the CCI Disclosure Letter, (i) neither CCI nor any CCI Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CCI Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CCI Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CCI or any CCI Subsidiary under any CCI Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CCI or such CCI Subsidiary granted any forgiveness or deferral).

(e)
Neither CCI nor any CCI Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.

Section 5.13
Taxes.

(a)
CCI and each CCI Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects.  CCI and each CCI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.  True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CCI and each CCI Subsidiary with respect to the taxable years ending on or after December 31, 2019 have been made available to CRII.  No written claim has been proposed by any Governmental Authority in any jurisdiction where CCI or any CCI Subsidiary do not file Tax Returns that CCI or any CCI Subsidiary is or may be subject to Tax by such jurisdiction.

(b)
Beginning with CCI’s taxable year ending on December 31, 2019, (i) CCI has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CCI is expected to enable CCI to continue to meet the requirements for qualification as a REIT, and (iii) CCI has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CCI’s failure to qualify as a REIT, and no challenge to CCI’s status as a REIT is pending or threatened in writing.

(c)
(i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CCI or any CCI Subsidiary; (ii) no deficiency for any material Taxes of CCI or any CCI Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CCI nor any CCI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CCI nor any CCI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CCI nor any CCI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)
Each CCI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CCI Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  No CCI Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)
Neither CCI nor any CCI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f)
Since its inception, CCI and the CCI Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii)  CCI has not, and none of the CCI Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and to the Knowledge of CCI no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CCI or any CCI Subsidiary.

(g)
CCI and the CCI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)
There are no CCI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CCI threatened to raise, a material claim against CCI or any CCI Subsidiary for any breach of any CCI Tax Protection Agreements.  As used herein, “CCI Tax Protection Agreement” means any written agreement to which CCI or any CCI Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a CCI Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CCI Subsidiary Partnership, CCI or any CCI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner.  As used herein, “CCI Subsidiary Partnership” means a CCI Subsidiary that is a partnership for United States federal income tax purposes.

(i)
There are no Tax Liens upon any property or assets of CCI or any CCI Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CCI and the CCI Subsidiaries) with respect to or involving CCI or any CCI Subsidiary, and after the Closing Date neither CCI nor any CCI Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)
Neither CCI nor any CCI Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CCI nor any CCI Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(l)
Neither CCI nor any CCI Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CCI Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m)
Neither CCI nor any CCI Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)
Neither CCI nor any CCI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)
Merger Sub is and always has been a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(p)
CCI does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(q)
CCI’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the current taxable year), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CCI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) CCI’s net capital gain for such year.

(r)
Neither CCI nor any CCI Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CRII is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)
CCI is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(t)
CCI is a “publicly offered” REIT within the meaning of Section 562(c) of the Code.

Section 5.14
Intellectual Property. Neither CCI nor any CCI Subsidiary:  (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CCI or any CCI Subsidiary of any trademarks or patents.  Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, (i) no Intellectual Property used by CCI or any CCI Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to CCI’s Knowledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CCI or any CCI Subsidiary, and (iii) CCI and the CCI Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CCI and the CCI Subsidiaries as it is currently conducted.  Since January 1, 2018, neither CCI nor any CCI Subsidiary has received any written or, to the Knowledge of CCI, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15
Insurance.  Section 5.15 of the CCI Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CCI and the CCI Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CCI Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CCI or any CCI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  Except as, individually, or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CCI Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CCI Insurance Policies have been paid, and (c) CCI and the CCI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CCI Insurance Policies.

Section 5.16
Benefit Plans.

(a)
Except as set forth at Section 5.16 of the CCI Disclosure Letter, CCI and the CCI Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans.  Neither CCI nor any CCI Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)
None of CCI, any CCI Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c)
Neither CCI nor any CCI Subsidiary has, or has ever had, any employees.

(d)
Each CCI Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(e)
The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of CCI or any CCI Subsidiary.  Neither CCI nor any CCI Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.  Any CCI Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

Section 5.17
Related-Party Transactions. Except as described in the publicly available CCI SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between CCI or any CCI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CCI and CCI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18
Brokers.  No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the CCI Disclosure Letter, pursuant to the terms of the engagement letter between CCI and such Person, true, correct and complete copies of which have been provided to CRII prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or any CCI Subsidiary.

Section 5.19
Opinion of Financial Advisor.  The CCI Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “CCI Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Common Exchange Ratio, the Preferred Exchange Ratio and the Partnership Exchange Ratio are fair, from a financial point of view, to CCI.  CCI will deliver to CRII a complete and correct copy of such opinion promptly after receipt thereof by the CCI Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 5.20
Appraisal Rights.  No dissenters’, appraisal or similar rights are available to the limited partners of CROP with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 5.21
Ownership of Merger Sub; No Prior Activities.

(a)
Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement.  All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CCI.

(b)
Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.22
COVID-19.

(a)
Each of CCI and the CCI Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.

(b)
Neither CCI nor any CCI Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.

Section 5.23
No Other Representations and Warranties; Non-Reliance.

(a)
Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CCI Party, nor any Person on behalf of a CCI Party, has made any representation or warranty, expressed or implied, with respect to CCI or any CCI Subsidiary, including their respective businesses, operations, assets (including the CCI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCI or any CCI Subsidiary.

(b)
Notwithstanding anything contained in this Agreement to the contrary, the CCI Parties acknowledge and agree with the representation of the CRII Parties in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CRII Parties or any other Person has made or is making, and the CCI Parties are not relying on, any representations or warranties relating to the CRII Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CCI Parties or any of their Representatives by the CRII Parties or their Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1
Conduct of Business by CRII.

(a)
CRII covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the CRII Disclosure Letter, CRII shall, and shall cause each CRII Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CRII as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b)
Without limiting the foregoing, CRII further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the CRII Disclosure Letter, CRII shall not, and shall not cause or permit any CRII Subsidiary to, do any of the following:

(i)
amend or propose to amend the CRII Governing Documents or such equivalent organizational or governing documents of any CRII Subsidiary or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CRII Charter) under the CRII Charter;

(ii)
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CRII or any CRII Subsidiary (other than a wholly owned subsidiary of CRII);

(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CRII or any CRII Subsidiary or other equity securities or ownership interests in CRII or any CRII Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CRII of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0741666 per share of CRII Common Stock, (B) the payment by CROP of regular distributions in accordance with past practice at a monthly rate not to exceed $0.0741666 per CROP Common Unit, (C) payments pursuant to the terms of the Series 2016 Preferred Stock and the corresponding CROP Preferred Units, (D) payments pursuant to the terms of the Series 2017 Preferred Stock and the corresponding CROP Preferred Units, (E) the declaration and payment of dividends or other distributions to CRII or CROP by any directly or indirectly wholly owned subsidiary of CRII, and (F) distributions by any CRII Subsidiary that is not wholly owned, directly or indirectly, by CRII or CROP, in accordance with the requirements of the organizational documents of such CRII Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), CRII and any CRII Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CRII to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)
except as required pursuant to the terms of any outstanding securities as set forth in the CRII Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or debt interests of CRII or a CRII Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v)
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CRII Parties or to prevent or impair their ability to consummate the Mergers;

(vi)
except for transactions among CRII and one or more wholly owned subsidiaries of CRII or among one or more wholly owned subsidiaries of CRII, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CRII or any of the capital stock or equity or debt interests of any CRII Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CRII or any of the capital stock or other equity interests of any CRII Subsidiary;

(vii)
enter into any Contract or understanding with respect to the voting of any shares of CRII or any of the CRII Subsidiaries;

(viii)
acquire or agree to acquire any material assets, except (A) acquisitions by CRII or any wholly owned subsidiary of CRII of or from an existing wholly owned subsidiary of CRII and (B) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

(ix)
except permitted by Section 6.1(b)(x), sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CRII or any CRII Subsidiary is a party shall be considered to be done in the ordinary course of business;

(x)
incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CRII), except (A) Indebtedness incurred under CRII’s or any CRII Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (C) refinancing of existing Indebtedness (provided, that the refinancing of the existing indebtedness shall not involve the incurrence of yield-maintenance, defeasance or other material prepayment penalties, the terms of such new Indebtedness shall not be materially more onerous on CRII compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(xi)
make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CRII;

(xii)
enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xiii)
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CRII Material Contract (or any Contract that, if existing as of the date hereof, would be a CRII Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CRII Material Contract that occurs automatically without any action (other than notice of renewal) by CRII or any CRII Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xiv)
authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xv)
make any payment, direct or indirect, of any liability of CRII or any CRII Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xvi)
waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CRII on the most recent balance sheet of CRII made available to CCI as of the date of this Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CRII or any CRII Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CRII or any of the CRII Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CRII in accordance with Section 7.6(c);

(xvii)
(A) hire or, except where due to cause, terminate any officer of CRII or CROP, (B) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of CRII’s or CROP’s officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s Contract or as may be required to comply with applicable Law or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Benefit Plan renewals or as may be required to comply with applicable Law;

(xviii)
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xix)
enter into any new line of business;

(xx)
form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xxi)
fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xxii)
enter into or modify in a manner adverse to CRII any CRII Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (I) to preserve CRII’s qualification as a REIT under the Code or (II) to qualify or preserve the status of any CRII Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CRII to fail to qualify as a REIT or any CRII Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiv)
take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the capital stock of CRII with respect to the REIT Merger or any other transactions contemplated by this Agreement;

(xxv)
permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CRII Material Adverse Effect;

(xxvi)
materially modify or reduce the amount of any insurance coverage provided by the CRII Insurance Policies;

(xxvii)
enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act if CRII were subject to such regulation, except (A) in the ordinary course of business or (B) as contemplated by this Agreement; or

(xxviii)
authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CRII from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CRII Board, such action or inaction is reasonably necessary (A) for CRII to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CRII or any CRII Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CRII in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CRII or any CRII Subsidiary.

Section 6.2
Conduct of Business by CCI.

(a)
CCI covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CRII (which consent shall not be unreasonably withheld, conditioned or delayed) or (3) as may be expressly contemplated by this Agreement, the CMRI Merger Agreement or the CMRII Merger Agreement, CCI shall, and shall cause each CCI Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CCI as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b)
Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CRII (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, the CMRI Merger Agreement or the CMRII Merger Agreement or (4) as set forth in Section 6.2(b) of the CCI Disclosure Letter, CCI shall not, and shall not cause or permit any CRII Subsidiary to, do any of the following:

(i)
amend or propose to amend the CCI Governing Documents or such equivalent organizational or governing documents of any CCI Subsidiary, amend the CCI dividend reinvestment plan or the CCI share repurchase program in a manner material to CCI or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CCI Charter) under the CCI Charter;

(ii)
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or any CCI Subsidiary (other than a wholly owned subsidiary of CCI);

(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CCI or any CCI Subsidiary or other equity securities or ownership interests in CCI or any CCI Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCI of regular dividends in accordance with past practice at a daily rate not to exceed $0.00136986  per share of CCI Common Stock, (B) the payment by CCOP of regular distributions in accordance with past practice at a daily rate not to exceed $0.00136986 per CCOP Common Unit, (C) payments pursuant to the terms of the CCI Series 2019 Preferred Stock and the corresponding CCOP Series 2019 Preferred Units, (D) the declaration and payment of dividends or other distributions to CCI or CCOP by any directly or indirectly wholly owned subsidiary of CCI, and (E) distributions by any CCI Subsidiary that is not wholly owned, directly or indirectly, by CCI or CCOP, in accordance with the requirements of the organizational documents of such CCI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), CCI and any CCI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv)
except as required pursuant to the terms of any outstanding securities as set forth in the CCI Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or debt interests of CCI or a CCI Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v)
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CCI Parties or to prevent or impair their ability to consummate the Mergers;

(vi)
except for transactions among CCI and one or more wholly owned subsidiaries of CCI or among one or more wholly owned subsidiaries of CCI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or any of the capital stock or equity or debt interests of any CCI Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CCI or any of the capital stock or other equity interests of any CCI Subsidiary;

(vii)
enter into any Contract or understanding with respect to the voting of any shares of CCI or any of the CCI Subsidiaries;

(viii)
acquire or agree to acquire any material assets, except (A) acquisitions by CCI or any wholly owned subsidiary of CCI of or from an existing wholly owned subsidiary of CCI and (B) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

(ix)
except as permitted by Section 6.2(b)(x), sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CCI or any CCI Subsidiary is a party shall be considered to be done in the ordinary course of business;

(x)
incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CCI), except (A) Indebtedness incurred under CCI’s or any CCI Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (C) refinancing of existing Indebtedness (provided, that the refinancing of the existing indebtedness shall not involve the incurrence of yield-maintenance, defeasance or other material prepayment penalties, the terms of such new Indebtedness shall not be materially more onerous on CCI compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(xi)
make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCI;

(xii)
enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xiii)
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI Material Contract (or any Contract that, if existing as of the date hereof, would be a CCI Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CCI Material Contract that occurs automatically without any action (other than notice of renewal) by CCI or any CCI Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xiv)
authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xv)
make any payment, direct or indirect, of any liability of CCI or any CCI Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xvi)
waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCI on the most recent balance sheet included in the CCI SEC Documents as of the date of this Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CCI or any CCI Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CCI or any of the CCI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with Section 7.6(c);

(xvii)
(A) hire any officer or employee of CCI or any CCI Subsidiary, (B) except where due to cause, terminate any officer of CCI or any CCI Subsidiary, (C) increase in any manner the amount of compensation of any officer of CCI or any CCI Subsidiary or of any employee or officer of CC Advisors III, LLC or any Affiliate thereof or (D) enter into or adopt any bonus or other compensation arrangement for any officer of CCI or any CCI Subsidiary or any employee or officer of CC Advisors III, LLC or any Affiliate thereof;

(xviii)
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xix)
enter into any new line of business;

(xx)
form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xxi)
fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xxii)
enter into or modify in a manner adverse to CCI any CCI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (I) to preserve CCI’s qualification as a REIT under the Code or (II) to qualify or preserve the status of any CCI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CCI to fail to qualify as a REIT or any CCI Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiv)
permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CCI Material Adverse Effect;

(xxv)
materially modify or reduce the amount of any insurance coverage provided by the CCI Insurance Policies;

(xxvi)
enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act, except in the ordinary course of business or as contemplated by this Agreement;

(xxvii)
fail to remain a “publicly offered” REIT under Section 562(c) of the Code; or

(xxviii)
authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CCI from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CCI Board, such action or inaction is reasonably necessary (A) for CCI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CCI or any CCI Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CCI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii) or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CCI or any CCI Subsidiary.

Section 6.3
No Control of Other Parties’ Business.  Nothing contained in this Agreement shall give (i) any CCI Party, directly or indirectly, the right to control or direct CRII or any CRII Subsidiary’s operations prior to the Merger Effective Time, or (ii) any CRII Party, directly or indirectly, the right to control or direct CCI or any CCI Subsidiary’s operations prior to the Merger Effective Time.  Prior to the Merger Effective Time, (i) CRII shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CRII Subsidiaries’ respective operations and (ii) CCI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCI Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1
Preparation of the Form S-4 and the Consent Solicitation Statements; Stockholder Approval.

(a)
As promptly as reasonably practicable, and no later than 45 days following the date of this Agreement, (i) CROP shall prepare the CROP Consent Solicitation Statement, (ii) CRII shall prepare the CRII Consent Solicitation Statement and (iii) CCI shall complete the preparation (with CRII’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”) to register under the Securities Act the shares of CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock to be issued in the REIT Merger (the “Registered Securities”). CCI shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Registrable Securities to be issued in the REIT Merger.  Each of CRII and CCI shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and/or distribution of the Form S-4 and the Consent Solicitation Statements and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith.  The Form S-4 and the Consent Solicitation Statements shall include all information reasonably requested by such other Party to be included therein.  CCI shall promptly notify CRII upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and shall, as promptly as practicable after receipt thereof, provide CRII with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise CRII of any oral comments with respect to the Form S-4 received from the SEC.  CCI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Consent Solicitation Statements (or any amendment or supplement thereto) or responding to any comments of the SEC with respect to the Form S-4, each of CRII and CCI, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party.  CCI shall notify CRII, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CCI shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  CCI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and CRII shall furnish all information concerning CRII and its stockholders as may be reasonably requested in connection with any such actions.

(b)
None of the information supplied or to be supplied in writing by or on behalf of the CCI Parties for inclusion or incorporation by reference in (a) the CROP Consent Solicitation Statement will, at the time it is first mailed to the holders of CROP Partnership Units or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S‑4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  All documents that CCI is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CCI and the CCI Subsidiaries (or other information supplied by or on behalf of CCI or any CCI Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  The covenants contained in this Section 7.1(b) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CRII Parties.

(c)
None of the information supplied or to be supplied in writing by or on behalf of the CRII Parties for inclusion or incorporation by reference in (a) the CROP Consent Solicitation Statement will, at the time it is first mailed to the holders of CROP Partnership Units or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S‑4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The covenants contained in this Section 7.1(c) will not apply to statements or omissions to the extent based upon information supplied to the CRII Parties by or on behalf of the CCI Parties.

(d)
If, at any time prior to the receipt of the Stockholder Approval or the Partner Approvals, any information relating to CCI or CRII, or any of their respective Affiliates, should be discovered by CCI or CRII which, in the reasonable judgment of CCI or CRII, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Consent Solicitation Statements, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CCI and CRII shall cooperate in the prompt amendment of, or supplement to, the Form S-4 or the Consent Solicitation Statements and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to investors in CRII and CROP, as applicable.

(e)
As promptly as practicable after the SEC advises it has no comments or no further comments to the Form S-4, CRII shall, in accordance with applicable Law and the CRII Governing Documents, (i) mail the CRII Consent Solicitation Statement to the holders of CRII Voting Common Stock and mail the CROP Consent Solicitation Statement to the holders of CROP Partnership Units, (ii) submit an irrevocable written consent to the holders of the CRII Voting Common Stock, (iii) submit an irrevocable written consent, the form of which shall be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), to the limited partners of CROP and (iv) cooperate with the mailing of the prospectus included in the Form S-4 to the holders of the CRII Series 2016 Preferred Stock and the holders of the CRII Series 2017 Preferred Stock. The CRII Parties shall use their best efforts to obtain the Stockholder Approval and the Partner Approvals promptly.  As soon as practicable upon receipt of the Partner Approvals by the corporate secretary of CRII in its capacity as general partner of CROP, CRII shall provide CCI with a certification of the consent totals from the corporate secretary of CRII.  In connection with the Stockholder Approval and the Partner Approvals, CRII shall take all actions necessary to comply, and shall comply in all respects, with the requirements of Section 2-505 of the MGCL, Section 2-505 of the MLLCA and Section 17-302 of the DRULPA, as applicable, and the applicable provisions of the CRII Governing Documents.  CRII shall solicit and use its reasonable best efforts to obtain the Partner Approvals, except to the extent that the CRII Transaction Committee and CRII Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the date of obtaining the Partner Approvals.

Section 7.2
Access to Information; Confidentiality.

(a)
During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request.  In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Consent Solicitation Statements and the Prospectus included in the Registration Statement on Form S-4 and at such other times as may be reasonably requested.  No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement.  Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose the CRII Parties or the CCI Parties to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials.  The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.

(b)
Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3
No Solicitation; Superior Proposals.

(a)
Except as expressly permitted by this Section 7.3, CRII shall not, and shall cause each of the CRII Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than the CCI Parties or their Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CRII shall be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the CRII Transaction Committee if the CRII Transaction Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or any such nonenforcement would be inconsistent with the CRII directors’ duties under applicable Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the CRII Charter, the bylaws of CRII or organizational documents or agreements of any CRII Subsidiary.  In furtherance of the foregoing, CRII shall, and shall cause each CRII Subsidiary and each Representative of CRII and the CRII Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such Person to return or destroy all non-public information concerning CRII and the CRII Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person.  Nothing in this Section 7.3(a) shall be construed to restrict the ability of CRII and its directors, officers, Affiliates and Representatives to participate in discussions with CMRI and CMRII and their respective Representatives relating to the CMRI Merger and the CMRII Merger.

(b)
Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Stockholder Approval and the Partner Approvals are obtained, CRII and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) CRII, prior to or concurrently with the time such information is provided, provides such information to CCI, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CRII Transaction Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c)
CRII will promptly (and in any event no later than 24 hours after receipt thereof) notify CCI in writing if (i) any Acquisition Proposal is received by CRII or any CRII Subsidiary, (ii) any request for information relating to CRII or any CRII Subsidiary is received by CRII or any CRII Subsidiary from any Person who informs CRII or any CRII Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CRII or any CRII Subsidiary regarding any Acquisition Proposal, and thereafter shall promptly (and in any event no later than 24 hours after the occurrence of such developments, discussions or negotiations or receipt of materials) keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.

(d)
Except as expressly provided herein, neither the CRII Board, nor any committee thereof, nor any group of directors, formally or informally, shall:  (i) change, withhold, withdraw, qualify or modify or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CCI, the CRII Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or announce its intention to authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit CRII or any CRII Subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CROP Partnership Units or the Common Stock of CRII other than a recommendation against such offer, or (v) fail to make the CRII Board Recommendation or to include the CRII Board Recommendation in the Consent Solicitation Statements (any event described in clause (i)-(v), an “Adverse Recommendation Change”).

(e)
Notwithstanding anything in this Agreement to the contrary, if CRII receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the CRII Transaction Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the CRII directors’ duties under applicable Law, then, provided that the Stockholder Approval and the Partner Approvals has not yet been obtained, the CRII Board (or the CRII Transaction Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the CRII Board may not take action contemplated by this Section 7.3(e) unless:

(i)
CRII has notified CCI in writing that the CRII Board intends to take such action at least five Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between CRII and the party making such Superior Proposal (a “CRII Change Notice”); and

(ii)
during the five Business Day period following CCI’s receipt of a CRII Change Notice, CRII shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CCI (to the extent CCI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the CRII Board or the CRII Transaction Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that, any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and CRII may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless CRII has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional CRII Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be three Business Days instead of five Business Days).  Notwithstanding anything in this Section 7.3(e)(ii), neither CCI’s acceptance nor rejection of CRII’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on CCI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(f)
Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the Stockholder Approval and the Partner Approvals are obtained, the CRII Board (or the CRII Transaction Committee) may, if the CRII Board or the CRII Transaction Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors under applicable Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that, (i) prior to making such Adverse Recommendation Change, CRII shall have (A) promptly notified CCI in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute and Adverse Recommendation Change), and (B) negotiated in good faith with CCI (if requested by CCI in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by CCI, and (ii) the CRII Transaction Committee and the CRII Board shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the CRII Transaction Committee and the CRII Board determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(g)
Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the CRII Transaction Committee, the CRII Board or the CRII Parties, directly or indirectly, from (i) taking and disclosing to the stockholders of CRII or the limited partners of CROP a position with respect to an Acquisition Proposal as contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any required disclosure to the stockholders of CRII or the limited partners of CROP under applicable Law, if the CRII Board (or the CRII Transaction Committee) determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the CRII directors under applicable Law or the duties of CRII in its capacity as the general partner of CROP; provided, however, that to the extent any such disclosure affirmatively addresses the approval, recommendation or declaration of advisability by the CRII Transaction Committee or the CRII Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CRII Board Recommendation.

(h)
Notwithstanding anything to the contrary contained in this Agreement, none of CRII, any CRII Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c).

(i)
CRII agrees that in the event any Affiliate of CRII or any CRII Subsidiary takes any action (or if any Representative of CRII takes any action at the express direction or with the prior written consent of the CRII Transaction Committee or the CRII Board) that, if taken by CRII would constitute a violation of this Section 7.3, then CRII shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(j)
For purposes of this Agreement:

(i)
“Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CCI or any CCI Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving CRII or any CRII Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing 20% or more of the consolidated assets of CRII, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CRII or any CRII Subsidiaries that are significant subsidiaries representing 20% or more of the consolidated assets of CRII, (C) issue, sale or other disposition by CRII or CROP of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the outstanding CROP Partnership Units, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding CROP Partnership Units, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CRII in which a third party shall acquire beneficial ownership of 20% or more of the outstanding CROP Partnership Units; provided, however, that the term “Acquisition Proposal” shall not include (I) the Mergers or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CRII and one or more of the CRII Subsidiaries or solely among the CRII Subsidiaries.

(ii)
“Intervening Event” means, with respect to CRII, a change in circumstances or development that materially affects the business, assets or operations of CRII and the CRII Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the CRII Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the CRII Board prior to Stockholder Approval and Partner Approvals being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event:  (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.

(iii)
“Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) that the CRII Board (based on the recommendation of the CRII Transaction Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CCI) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CRII Transaction Committee determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the holders of CRII Common Stock (in their capacity as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CCI). A Superior Proposal shall provide for the repayment in full of the CCA Note at the time of and in connection the consummation of such Superior Proposal.

Section 7.4
Public Announcements.  Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so.

Section 7.5
Appropriate Action; Consents; Filings.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, CCI shall and shall cause each CCI Subsidiary and each of their respective Affiliates to, and CRII shall and shall cause each CRII Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CCI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)
In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement.  Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement.  To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)
Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Indebtedness set forth on Section 4.3(a) of the CRII Disclosure Letter and Section 5.3(a) of the CCI Disclosure Letter.  Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6
Notification of Certain Matters; Transaction Litigation.

(a)
The CCI Parties shall give prompt notice to CRII, and the CRII Parties shall give prompt notice to CCI, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)
The CCI Parties shall give prompt notice to CRII, and the CRII Parties shall give prompt notice to CCI, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the failure by the CRII Parties or the CCI Parties to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)
The CCI Parties shall give prompt notice to CRII, and the CRII Parties shall give prompt notice to CCI, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CCI Subsidiary or CRII Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement.  CRII shall give CCI the opportunity to reasonably participate in the defense and settlement of any Action against CRII or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CCI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CCI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  CCI shall give CRII the opportunity to reasonably participate in the defense and settlement of any Action against CCI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CRII’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CRII’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7
Indemnification; Directors’ and Officers’ Insurance.

(a)
From the Merger Effective Time until the sixth anniversary of the Merger Effective Time, CCI shall cause the Surviving Corporation to honor, and the Surviving Corporation immediately following the Merger Effective Time shall honor, all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of CRII or any of the CRII Subsidiaries or who, at the request of CRII or any of the CRII Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) solely to the extent provided in the respective governing documents and the indemnification or similar agreements to which CRII or any of the CRII Subsidiaries is a party or bound and as set forth in Schedule 7.7, with regard to any pre-Closing actual or alleged acts, errors, omissions or claims by reason of their position.  These obligations shall survive the Mergers and shall continue in full force and effect for a period of six years from the Merger Effective Time and such rights of the Indemnified Parties shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims.  Notwithstanding anything to the contrary set forth in this Agreement, CCI or the Surviving Corporation, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim against an Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by the Surviving Corporation under this Section 7.7, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that such indemnification is prohibited by applicable Law.

(b)
During the six-year period following the Merger Effective Time, CCI shall, or shall cause the Surviving Corporation to, either: (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to the directors and officers of CRII as CRII’s existing policies covering the Indemnified Parties with respect to actions or omissions occurring prior to the Closing Date; or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CRII (the cost and expense of which shall be an Expense), with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of CRII as CRII’s existing policies with respect to claims with respect to actions or omissions which occurred before or at the Effective Time (including in connection with the transactions contemplated hereby).

(c)
If CCI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CCI or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.7.

(d)
The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, shall be binding on all successors and assigns of CCI, CRII and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Party without the prior written consent of the Indemnified Party affected thereby.  The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8
Dividends.

(a)
In the event that a distribution with respect to the shares of capital stock of CRII permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CRII on the Closing Date immediately prior to the Merger Effective Time.  In the event that a distribution with respect to the shares of capital stock of CCI permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CCI on the Closing Date immediately prior to the Merger Effective Time.  CRII shall coordinate with CCI on the declaration, setting of record dates and payment dates of dividends on capital stock of CRII so that holders of capital stock of CRII (i) do not receive dividends on both capital stock of CRII and capital stock of CCI received in the REIT Merger in respect of a single distribution period or fail to receive a dividend on either capital stock of CRII or capital stock of CCI received in the REIT Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on capital stock of CCI and a dividend permitted by the proviso to Section 6.1(b)(iii) on capital stock of CRII received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on capital stock of CCI or a dividend permitted by the proviso to Section 6.1(b)(iii) on capital stock of CRII received in the REIT Merger.

(b)
In the event that either CRII or CCI shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least 20 days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of CRII, to holders of CRII Common Stock, in an amount per share of CRII Common Stock equal to the product of (A) the dividend declared by CCI with respect to each share of CCI Common Stock by (B) the Common Exchange Ratio, and (ii) in the case of CCI, to holders of CCI Common Stock, in an amount per share of CCI Common Stock equal to the quotient obtained by dividing (A) the dividend declared by CRII with respect to each share of CRII Common Stock by (B) the Common Exchange Ratio.  The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9
Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.

Section 7.10
Tax Matters.

(a)
Each of CCI and CRII shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)
CCI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(g) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(g) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to DLA Piper LLP (US), or other tax counsel delivering such opinions, and Goodwin Procter LLP, or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CCI, in form and substance mutually agreeable to CRII and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.

(c)
CRII shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(g), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(g), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of DLA Piper LLP (US) and Goodwin Procter LLP, or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CRII, in form and substance mutually agreeable to CRII and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.

(d)
CCI and CRII shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(e)
With respect to the taxable year of CRII ending with the Merger Effective Time, CRII shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause CRII to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

Section 7.11
CCI Board.  The CCI Board shall take all such action as may be necessary to cause the number of directors comprising the CCI Board as of immediately following the Merger Effective Time to consist of five directors, including (i) two individuals designated by the CRII Transaction Committee and satisfactory to CCI and (ii) one individual designated by the CCI Special Committee.  Each of these three designees shall qualify as an “independent director,” as such term is defined in the rules of the New York Stock Exchange.

Section 7.12
Voting Agreement.  Pursuant to the irrevocable proxy granted by the Voting Agreement, CCI shall vote all of the shares of CRII Voting Common Stock and all of the CROP Partnership Units covered thereby in the manner provided for by the Voting Agreement.

Section 7.13
401(k) Plan.  CCI shall take all appropriate action so that Cottonwood Communities Advisors, LLC shall terminate participation in the Cottonwood Capital Management, Inc. 401(k) Safe Harbor Retirement Plan effective no later than the day before the Closing Date.

Section 7.14
CCA Note Distribution.  If the CRII Transaction Committee determines to effect the CCA Note Distribution, CCI will cooperate in good faith with CRII to effect the CCA Note Distribution; provided that failure of CRII to effect the CCA Note Distribution shall not be a condition to any Party’s obligations to consummate the transactions contemplated by this Agreement, including the Mergers, or otherwise affect CCI’s obligations under Section 3.1 of this Agreement.

Section 7.15
The CMRI and CMRII Merger Agreements.  The Parties acknowledge that (a) concurrently with the execution and delivery of this Agreement CCI has entered into or intends to enter into the CMRI Merger Agreement and the CMRII Merger Agreement and (b) the CMRI Merger Agreement and the CMRII Merger Agreement contain closing conditions substantially similar to the nature of those of Section 8.2 and Section 8.3 herein. Notwithstanding anything in the CMRI Merger Agreement or the CMRII Merger Agreement to the contrary, the CCI Parties may not waive, without CRII’s prior written consent, the conditions of the CMRI Merger Agreement or the CMRII Merger Agreement referred to in the foregoing clause (b).

Section 7.16
Equity Incentive Matters.

(a)
Prior to the Merger Effective Time, in consultation with CRII, CCI shall adopt a new equity incentive plan (the “Equity Incentive Plan”), effective as of one day prior to the Closing Date.

(b)
Following the Closing, the parties shall use commercially reasonable efforts to amend the performance metrics underlying the CROP Special LTIP Units to the extent necessary to give effect to the transactions contemplated by this Agreement.

Section 7.17
Pre-Merger Transactions.  Assuming all other conditions to the Closing have been met, the CRII Parties shall effect the Pre-Merger Transactions on the terms set forth herein and including as provided in Section 7.17 of the CRII Disclosure Letter; provided that the terms relating to the CCA Note Distribution are set forth in Section 7.14 of this Agreement.

ARTICLE 8

CONDITIONS

Section 8.1
Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a)
Authorizations.  All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)
Stockholder Approval; Partner Approvals.  The Stockholder Approval and the Partner Approvals shall have been obtained in accordance with applicable Law and the applicable CRII Governing Documents.

(c)
No Injunctions or Restraints.  No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)
Form S-4.  The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2
Conditions to Obligations of the CCI Parties.  The obligations of the CCI Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCI, at or prior to the Merger Effective Time, of the following additional conditions:

(a)
Representations and Warranties.  (i) The representations and warranties of the CRII Parties set forth in the Fundamental Representations (except the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CRII Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CRII Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CRII Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b)
Performance of Covenants and Obligations of the CRII Parties.  The CRII Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)
Absence of Material Adverse Change.  Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CRII Material Adverse Effect.

(d)
Consents.  CRII shall have received the written Consents identified on Section 8.2(d) of the CRII Disclosure Letter in form and substance reasonably acceptable to CCI.

(e)
Delivery of Certificate.  CRII shall have delivered to CCI a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CRII, certifying to the effect that the conditions set forth in Section 8.2(a)-(c) have been satisfied.

(f)
REIT Opinion.  CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CRII reasonably satisfactory to CCI, dated as of the Closing Date and in form and substance reasonably satisfactory to CCI, to the effect that, commencing with CRII’s taxable year that ended on December 31, 2018, CRII has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CRII to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof and determined to be reasonably acceptable to Goodwin Procter LLP shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CRII Parties.

(g)
Tax Opinion.  CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI, dated as of the Closing Date, in form and substance reasonably acceptable to CCI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof and determined to be reasonably acceptable to Goodwin Procter LLP shall be deemed to be customary for this purpose).  In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

Section 8.3
Conditions to Obligations of CRII Parties.  The obligations of the CRII Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CRII at or prior to the Merger Effective Time, of the following additional conditions:

(a)
Representations and Warranties.  (i) The representations and warranties of the CCI Parties set forth in the Fundamental Representations (except the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CCI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date; and provided further, that if the CMRI Merger or the CMRII Merger has been consummated before the Closing Date, such representations and warranties need not be true and correct as of the Closing Date if the inaccuracy is due to the consummation of the CMRI Merger or the CMRII Merger.

(b)
Performance of Covenants and Obligations of the CCI Parties.  The CCI Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.  The CCI Parties shall have complied in all respects with the covenant set forth in Section 7.15.

(c)
Absence of Material Adverse Change.  Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCI Material Adverse Effect.

(d)
Consents.  CCI shall have received the written Consents identified on Section 8.3(d) of the CCI Disclosure Letter in form and substance reasonably acceptable to CRII.

(e)
Delivery of Certificate.  CCI shall have delivered to CRII a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CCI certifying to the effect that the conditions set forth in Section 8.3(a)-(c) have been satisfied.

(f)
REIT Opinion.  CRII shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI reasonably satisfactory to CRII, dated as of the Closing Date and in form and substance reasonably satisfactory to CRII, to the effect that, commencing with CCI’s taxable year that ended on December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CCI to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof and determined to be reasonably acceptable to Goodwin Procter LLP shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CCI Parties.

(g)
Tax Opinion.  CRII shall have received a written opinion of Goodwin Procter LLP, or other nationally recognized tax counsel to CRII, dated as of the Closing Date, in form and substance reasonably acceptable to CRII, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to DLA Piper LLP (US) and determined to be reasonably acceptable to DLA Piper LLP (US) on or prior to the date hereof shall be deemed to be customary for this purpose).  In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1
Termination.  This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval or the Partner Approvals (except as otherwise specified in this Section 9.1):

(a)
by mutual written consent of each of CCI and CRII;

(b)
by either CCI or by CRII:

(i)
if the Mergers shall not have occurred on or before 11:59 p.m., New York City time, on October 25, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)
if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)
if the Stockholder Approval or Partner Approvals shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval or the Partner Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement.

(c)
by CRII:

(i)
if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CCI Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CCI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CRII to CCI and two Business Days before the Outside Date; provided, however, that CRII shall not have such right to terminate this Agreement if a CRII Terminating Breach shall have occurred and be continuing at the time CRII delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)
at any time before the Stockholder Approval and the Partner Approvals are both obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that CRII shall have complied in all material respects with Section 7.3 and shall have paid or shall concurrently pay to CCI in full the Termination Payment in accordance with Section 9.3.

(d)
by CCI:

(i)
if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CRII Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “CRII Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CCI to CRII and two Business Days before the Outside Date; provided, however, that CCI shall not have such right to terminate this Agreement if a CCI Terminating Breach shall have occurred and be continuing at the time CCI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)
if, at any time prior to the receipt of both the Stockholder Approval and the Partner Approvals, (A) the CRII Board has made an Adverse Recommendation Change or (B) CRII shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.

Section 9.2
Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the CCI Parties or the CRII Parties, except that the Confidentiality Agreement and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.23 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 9.3
Fees and Expenses.

(a)
Except as otherwise provided in this Section 9.3, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.

(b)
In the event that this Agreement is terminated:

(i)
(A)(x) by CCI pursuant to Section 9.1(d)(i)(CRII Terminating Breach), and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the CRII Board or (y) by CRII or CCI pursuant to Section 9.1(b)(iii)(Failure to Obtain Stockholder and Partner Approvals), and prior to the deadline for obtaining the Partner Approvals as set forth in the CROP Consent Solicitation Statement, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to CROP’s partners, and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to CRII or CROP is consummated or CRII or CROP enter into a definitive agreement in respect of an Acquisition Proposal with respect to CRII or CROP that is later consummated, the CRII Parties shall pay to CCI an amount equal to the Termination Payment less any amount previously paid pursuant to Section 9.3(b)(iv);

(ii)
by CRII pursuant to Section 9.1(c)(ii) (Superior Proposal), then the CRII Parties shall pay to CCI an amount equal to the Termination Payment;

(iii)
by CCI pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change), then the CRII Parties shall pay to CCI an amount equal to the Termination Payment; or

(iv)
by CCI or CRII pursuant to Section 9.1(b)(iii) (Failure to Obtain Stockholder and Partner Approvals), then the CRII Parties shall reimburse CCI’s Expenses.

(c)
Termination Payment.  The Parties agree and acknowledge that in no event shall the CRII Parties be required to pay the applicable Termination Payment on more than one occasion.  Payment of the Termination Payment and reimbursement of Expenses, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by CCI, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the consummation of any Acquisition Proposal; (ii) immediately prior to or concurrently with termination in the case of any amount payable pursuant to Section 9.3(b)(ii) or if such day is not a Business Day, no later than the immediately following Business Day; and (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(iii) or Section 9.3(b)(iv).

(d)
Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment (or any Expenses or other amounts payable pursuant to Section 9.3(b)(iv)) shall be CCI’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the CRII Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby. In no event shall CRII be required to pay the Termination Payment or the Expenses on more than one occasion.

(e)
Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement.  In the event that the CRII Parties shall fail to pay the applicable Termination Payment when due, the CRII Parties shall reimburse CCI for all reasonable costs and expenses actually incurred or accrued by CCI (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3.  Further, if a CRII Party fails to timely pay any amount due to CCI pursuant to Section 9.3(b) and, in order to obtain the payment, CCI commences an Action that results in a judgment against a CRII Party for the payment set forth in this Section 9.3, the CRII Parties shall pay to CCI its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)
If the CRII Parties become obligated to make a Termination Payment under this Section 9.3, then, if requested by CCI, the CRII Parties shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by CCI, after reasonable consultation with the CRII Parties, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to CRII and the escrow agent.  The payment or deposit into escrow of the Termination Payment shall be made by the CRII Parties in accordance with the timing set forth in Section 9.3(c) or, at CCI’s reasonable request, promptly after receipt of notice from CRII that the Escrow Agreement has been executed by the parties thereto.  The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to CCI on an annual basis based upon the delivery by CCI to the escrow agent of any one (or a combination) of the following:

(i)
a letter from CCI’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CCI without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of CCI determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to CCI such maximum amount stated in the accountant’s letter;

(ii)
a letter from CCI’s counsel indicating that CCI received a private letter ruling from the IRS holding that the receipt by CCI of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment; or

(iii)
a letter from CCI’s counsel indicating that CCI has received a tax opinion from CCI’s outside counsel or accountant, respectively, to the effect that the receipt by CCI of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment.

The CRII Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of CCI in order to (A) maximize the portion of the Termination Payment that may be distributed to CCI hereunder without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve CCI’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist CCI in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f).  The Escrow Agreement shall provide that CCI shall bear all costs and expenses under the Escrow Agreement.  The CRII Parties shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the CRII Parties in connection therewith).

ARTICLE 10

GENERAL PROVISIONS

Section 10.1
Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time.  The covenants to be performed prior to or at the Closing shall terminate at the Closing.  This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2
Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CRII to:

Transaction Committee of the CRII Board
1245 Brickyard Road Suite 250
Salt Lake City, UT 84106
Attn:	Jono Gardner
Phil White
E-mail:	jgardner@gardnerbatt.com
phil@inflectionfinancial.com

with copies (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn:	Gilbert G. Menna
Blake Liggio
Email:	gmenna@goodwinlaw.com
bliggio@goodwinlaw.com

(b)	if to CCI or Merger Sub to:

Special Committee of the CCI Board
1245 Brickyard Road Suite 250
Salt Lake City, UT 84106
Attn: Gentry Jensen, Chair
E-mail:  gjensen@cordovaoutdoors.com

with copies (which shall not constitute notice) to:
Robert H. Bergdolt
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612

Section 10.3
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5
Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits, the CCI Disclosure Letter and the CRII Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies.  The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6
Amendment; Extension; Waiver.  At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement.  Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties.  Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7
Governing Law; Venue.

(a)
This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)
All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court.  Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program.  Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8
Assignment.  Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9
Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.  In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, the CRII Parties shall not be entitled to seek specific performance with respect to compliance with Section 7.15.

Section 10.10
Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11
Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Name:	Enzio Cassinis
Title:	Chief Executive Officer

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC

By:	COTTONWOOD COMMUNITIES, INC., its sole member

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer

COTTONWOOD COMMUNITIES O.P., LP

By:	COTTONWOOD COMMUNITIES, INC., its general partner

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer

COTTONWOOD RESIDENTIAL II, INC.

By:	/s/ Daniel Shaeffer
Name:	Daniel Shaeffer
Title:	Chief Executive Officer

COTTONWOOD RESIDENTIAL O.P., LP

By:	COTTONWOOD RESIDENTIAL II, INC., its general partner

	By:	/s/ Daniel Shaeffer
	Name:	Daniel Shaeffer
	Title:	Chief Executive Officer

EXHIBIT A

COTTONWOOD COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

SERIES 2016 PREFERRED STOCK

Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 7.3 of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) has classified 14,500,000 shares of the authorized but unissued preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article VII, with any necessary or appropriate changes to the enumeration of lettering of sections or subsections hereof:

1.          Designation and Number.  A series of Preferred Stock, designated the Series 2016 Preferred Stock (the “Series 2016 Preferred Stock”), is hereby established.  The number of authorized shares of Series 2016 Preferred Stock shall be 14,500,000.

2.          Definitions.  For purposes of the Series 2016 Preferred Stock, the following terms shall have the respective meanings indicated below.

(a)          Business Day.  The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.

(b)          Dividend Payment Date.  The term “Dividend Payment Date” shall have the meaning as provided in Section 4 herein.

(c)          Dividend Period.  The term “Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series 2016 Preferred Stock shall be redeemed or otherwise acquired by the Corporation).

(d)          Dividend Record Date.  The term “Dividend Record Date” shall have the meaning as provided in Section 4 herein.

(e)          Junior Stock.  The term “Junior Stock” shall have the meaning as provided in Section 3 herein.

(f)          Parity Stock.  The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
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(g)          Purchase Price.  The term “Purchase Price” shall have the meaning as provided in Section 5 herein.

(h)          Redemption Deadline.  The term “Redemption Deadline” shall have the meaning as provided in Section 6 herein.

(i)          Senior Stock.  The term “Senior Stock” shall have the meaning as provided in Section 3 herein.

(j)          Series 2016 Preferred Stock.  The term “Series 2016 Preferred Stock” shall have the meaning as provided in Section 1 herein.

(k)          Series 2017 Preferred Stock.  The term “Series 2017 Preferred Stock” shall mean the Series 2017 Preferred Stock, $.01 par value per share, of the Corporation.

(l)          Series 2019 Preferred Stock.  The term “Series 2019 Preferred Stock” shall mean the Series 2019 Preferred Stock, $.01 par value per share, of the Corporation.

3.          Rank.  The Series 2016 Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:  (a) senior to all classes or series of Common Stock and to any other class or series of stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series 2016 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with the Series 2017 Preferred Stock, the Series 2019 Preferred Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series 2016 Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation which ranks senior to the Series 2016 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).

4.          Dividends.

(a)          Subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2016 Preferred Stock with respect to priority of dividend payments, holders of shares of the Series 2016 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 6.50% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.65 per share); provided, however, that, commencing February 1, 2021, such rate shall increase to 7.00% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.70 per share).  The dividends on each share of Series 2016 Preferred Stock shall be cumulative from the first date on which such share of Series 2016 Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series 2016 Preferred Stock (including such share) have been aggregated and paid and shall be payable monthly in arrears on or before the first day of each month or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”).  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series 2016 Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).
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(b)          No dividends on shares of Series 2016 Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)          Notwithstanding the foregoing Section 4(b), dividends on the Series 2016 Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 2016 Preferred Stock which may be in arrears.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 2016 Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series 2016 Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series 2016 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series 2016 Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(d)          Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series 2016 Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these Articles Supplementary, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2016 Preferred Stock).  Holders of shares of the Series 2016 Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series 2016 Preferred Stock as provided above.  Any dividend payment made on shares of the Series 2016 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Accrued but unpaid dividends on the Series 2016 Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.
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5.          Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series 2016 Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2016 Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $10.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock.  If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series 2016 Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series 2016 Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series 2016 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series 2016 Preferred Stock and such class or series of Parity Stock bear to each other.  After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series 2016 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.  In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series 2016 Preferred Stock.

6.          Mandatory Redemption.  Unless the shares of Series 2016 Preferred Stock have been redeemed for cash pursuant to Section 7 below, the Corporation shall, on January 31, 2022 (the “Redemption Deadline”), to the extent there are funds legally available therefor and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2016 Preferred Stock with respect to priority of distributions, redeem all shares of Series 2016 Preferred Stock for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.  Notwithstanding the foregoing, the Corporation may, in the sole discretion of the Board of Directors, extend the Redemption Deadline to January 31, 2023.
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7.          Optional Redemption.

(a)          The Corporation may, at its option, redeem shares of Series 2016 Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.  Notwithstanding the foregoing, in the event of a redemption of shares of Series 2016 Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

(b)          The redemption date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption.  Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series 2016 Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state:  (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date.  If less than all of the shares of Series 2016 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 2016 Preferred Stock held by such holder to be redeemed.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series 2016 Preferred Stock except as to the holder to whom notice was defective or not given.

(c)          If fewer than all of the outstanding shares of Series 2016 Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first serve” redemption option.

(d)          If notice of redemption of any shares of Series 2016 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 2016 Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series 2016 Preferred Stock, such shares of Series 2016 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series 2016 Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon.  No further action on the part of the holders of such shares shall be required.
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(e)          Unless full cumulative dividends on the Series 2016 Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series 2016 Preferred Stock shall be redeemed unless all outstanding shares of Series 2016 Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series 2016 Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series 2016 Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series 2016 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2016 Preferred Stock).

8.          Voting Rights.  Holders of the Series 2016 Preferred Stock shall not have any voting rights.

9.          Status of Redeemed Series 2016 Preferred Stock.  All shares of Series 2016 Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.

SECOND: The shares of Series 2016 Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this __th day of _____, 2021.

COTTONWOOD COMMUNITIES, INC.

By:	Enzio A. Cassinis
Chief Executive Officer and President

[CORPORATE SEAL]

Attest:

Gregg Christensen,
Secretary

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EXHIBIT B

COTTONWOOD COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

SERIES 2017 PREFERRED STOCK

Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 7.3 of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) has classified 5,000,000 shares of the authorized but unissued preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article VII, with any necessary or appropriate changes to the enumeration of lettering of sections or subsections hereof:

1.          Designation and Number.  A series of Preferred Stock, designated the Series 2017 Preferred Stock (the “Series 2017 Preferred Stock”), is hereby established.  The number of authorized shares of Series 2017 Preferred Stock shall be 5,000,000.

2.          Definitions.  For purposes of the Series 2017 Preferred Stock, the following terms shall have the respective meanings indicated below.

(a)          Business Day.  The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.

(b)          Dividend Payment Date.  The term “Dividend Payment Date” shall have the meaning as provided in Section 4 herein.

(c)          Dividend Period.  The term “Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series 2017 Preferred Stock shall be redeemed or otherwise acquired by the Corporation).

(d)          Dividend Record Date.  The term “Dividend Record Date” shall have the meaning as provided in Section 4 herein.

(e)          Junior Stock.  The term “Junior Stock” shall have the meaning as provided in Section 3 herein.

(f)          Parity Stock.  The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
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(g)          Purchase Price.  The term “Purchase Price” shall have the meaning as provided in Section 5 herein.

(h)          Redemption Deadline.  The term “Redemption Deadline” shall have the meaning as provided in Section 6 herein.

(i)          Senior Stock.  The term “Senior Stock” shall have the meaning as provided in Section 3 herein.

(j)          Series 2016 Preferred Stock.  The term “Series 2016 Preferred Stock” shall mean the Series 2016 Preferred Stock, $.01 par value per share, of the Corporation.

(k)          Series 2017 Preferred Stock.  The term “Series 2017 Preferred Stock” shall have the meaning as provided in Section 1 herein.

(l)          Series 2019 Preferred Stock.  The term “Series 2019 Preferred Stock” shall mean the Series 2019 Preferred Stock, $.01 par value per share, of the Corporation.

3.          Rank.  The Series 2017 Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:  (a) senior to all classes or series of Common Stock and to any other class or series of stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series 2017 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with the Series 2016 Preferred Stock, the Series 2019 Preferred Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series 2017 Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation which ranks senior to the Series 2017 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).

4.          Dividends.

(a)          Subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2017 Preferred Stock with respect to priority of dividend payments, holders of shares of the Series 2017 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 7.50% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.75 per share); provided, however, that, commencing February 1, 2022, such rate shall increase to 8.00% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.80 per share).  The dividends on each share of Series 2017 Preferred Stock shall be cumulative from the first date on which such share of Series 2017 Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series 2017 Preferred Stock (including such share) have been aggregated and paid and shall be payable monthly in arrears on or before the first day of each month or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”).  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series 2017 Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).
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(b)          No dividends on shares of Series 2017 Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)          Notwithstanding the foregoing Section 4(b), dividends on the Series 2017 Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 2017 Preferred Stock which may be in arrears.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 2017 Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series 2017 Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series 2017 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series 2017 Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(d)          Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series 2017 Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these Articles Supplementary, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2017 Preferred Stock).  Holders of shares of the Series 2017 Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series 2017 Preferred Stock as provided above.  Any dividend payment made on shares of the Series 2017 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Accrued but unpaid dividends on the Series 2017 Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.
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5.          Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series 2017 Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2017 Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $10.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock.  If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series 2017 Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series 2017 Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series 2017 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series 2017 Preferred Stock and such class or series of Parity Stock bear to each other.  After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series 2017 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.  In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series 2017 Preferred Stock.

6.          Mandatory Redemption.  Unless the shares of Series 2017 Preferred Stock have been redeemed for cash pursuant to Section 7 below, the Corporation shall, on January 31, 2022 (the “Redemption Deadline”), to the extent there are funds legally available therefor and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2017 Preferred Stock with respect to priority of distributions, redeem all shares of Series 2017 Preferred Stock for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.  Notwithstanding the foregoing, the Corporation may, in the sole discretion of the Board of Directors, extend the Redemption Deadline for up to two successive periods of one year each.
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7.          Optional Redemption.

(a)          The Corporation may, at its option, redeem shares of Series 2017 Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to 102% of the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date; provided, however, that, if the redemption occurs on or after January 31, 2022, the redemption price per share shall equal the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.  Notwithstanding the foregoing, in the event of a redemption of shares of Series 2017 Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

(b)          The redemption date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption.  Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series 2017 Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state:  (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date.  If less than all of the shares of Series 2017 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 2017 Preferred Stock held by such holder to be redeemed.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series 2017 Preferred Stock except as to the holder to whom notice was defective or not given.

(c)          If fewer than all of the outstanding shares of Series 2017 Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first serve” redemption option.

(d)          If notice of redemption of any shares of Series 2017 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 2017 Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series 2017 Preferred Stock, such shares of Series 2017 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series 2017 Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon.  No further action on the part of the holders of such shares shall be required.
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(e)          Unless full cumulative dividends on the Series 2017 Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series 2017 Preferred Stock shall be redeemed unless all outstanding shares of Series 2017 Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series 2017 Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series 2017 Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series 2017 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2017 Preferred Stock).

8.          Voting Rights.  Holders of the Series 2017 Preferred Stock shall not have any voting rights.

9.          Status of Redeemed Series 2017 Preferred Stock.  All shares of Series 2017 Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.

SECOND: The shares of Series 2017 Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this __th day of _____, 2021.

COTTONWOOD COMMUNITIES, INC.

By:	Enzio A. Cassinis
Chief Executive Officer and President

[CORPORATE SEAL]

Attest:

Gregg Christensen,
Secretary
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EXHIBIT C

FORM OF

AMENDED AND RESTATED

ADVISORY AGREEMENT

among

COTTONWOOD COMMUNITIES, INC.

and

COTTONWOOD RESIDENTIAL O.P., LP

and

CC ADVISORS III, LLC

_________, 2021

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12.	TERM AND TERMINATION OF THE AGREEMENT.		12
	12.1	Term.	12
	12.2	Termination by Either Party..	12
	12.3	Payments on Termination	12
	12.4	Duties of Advisor Upon Termination	13

13.	ASSIGNMENT.		13

14.	INDEMNIFICATION AND LIMITATION OF LIABILITY.		13
	14.1	Indemnification	13
	14.2	Limitation on Indemnification	13
	14.3	Limitation on Payment of Expenses	13

15.	MISCELLANEOUS.		14
	15.1	Notices	14
	15.2	Modification.	14
	15.3	Severability	14
	15.4	Governing Law; Venue	14
	15.5	Entire Agreement.	14
	15.6	Waiver	14
	15.7	Gender.	14
	15.8	Titles Not to Affect Interpretation	14
	15.9	Counterparts	14
	15.10	Binding Effect.	14
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ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of ____________, 2021, is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (the “REIT”), Cottonwood Residential O.P., LP (the “Operating Partnership”) and CC Advisors III, LLC, a Delaware limited liability company (the “Advisor”).  The Operating Partnership, the REIT and their subsidiaries are collectively referred to herein as the “Company.”

W I T N E S S E T H

WHEREAS, the Company desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor  and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the REIT (the “Board”), all as provided herein;

WHEREAS, the REIT and the Operating Partnership are parties to the Agreement and Plan of Merger by and among the REIT, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Communities O.P., LP, Cottonwood Residential II, Inc. and the Operating Partnership, dated as of January 26, 2021 (the “Merger Agreement”), pursuant to which, Cottonwood Residential II, Inc. will merge into the REIT and Cottonwood Communities O.P., LP will merge into the Operating Partnership (collectively, the “Merger”);

WHEREAS, as a result of the Merger, the Company has acquired personnel who have historically performed certain services for the Company on behalf of the Advisor; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Definitions.  The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all costs and expenses incurred by the Company, any Subsidiary, the Advisor or their Affiliates, in connection with the selection, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, due diligence expenses, legal fees and expenses, travel and communications expenses, mortgage tax, escrow fees, loan origination fees and expenses, costs of appraisals, environmental and other third party reports, earnest money deposits and nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums, transfer taxes, transfer fees and recording fees and other customary acquisition closing costs.

“Acquisition Fees” shall have the meaning set forth in the REIT’s Charter.
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“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.

“Board” means the board of directors of the REIT, as of any particular time.

“Bylaws” means the bylaws of the REIT, as amended from time to time.

“Charter” means the articles of incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” shall mean the Operating Partnership, the REIT and their Subsidiaries.

“Conflicts Committee” shall have the meaning set forth in the REIT’s Charter.

“Dealer Manager” means (i) Orchard Securities, LLC, or (ii) any successor dealer manager to the Company.

“Director” means a member of the board of directors of the Company.

“Distribution Fee” means any distribution fee payable to the dealer manager and reallowable to soliciting dealers with respect to shares of REIT common stock in any offering of securities as described the prospectus or private placement memorandum related thereto.
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“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means accounting principles generally accepted in the United States.

“GAV” shall mean the Operating Partnership’s gross asset value, calculated pursuant to the Valuation Guidelines and reflective of the ownership interest held by the Operating Partnership in such gross assets.

“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Loans” means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Fee” shall have the meaning set forth in Section 8.1.

“NAV” shall mean the Operating Partnership’s net asset value, calculated pursuant to the Valuation Guidelines.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.

“Operating Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of CROP, to be executed upon the closing of the Merger and substantially in the form of Exhibit C to the Merger Agreement, and as further amended from time to time.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
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“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in a Public Offering, whether incurred before or after the date of this Agreement, which may include but are not limited to, (i) total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); (ii) placement agent fees and expenses; (iii) legal, accounting, tax planning and escrow costs; (iv) printing, attending, supplementing, mailing and distribution costs; (v) expenses for printing, engraving and mailing; (vi) salaries of employees while engaged in sales activity; (vii) charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and (viii) expenses of obtaining exemption or qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Permitted Investments” means all investments (other than Properties and Loans)  in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prior Advisory Agreement” means the Advisory Agreement among the REIT, Cottonwood Communities O.P., LP and the Advisor, dated August 13, 2020.

“Property” means any real property transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.

“Public Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means shares of capital stock of the Company.

“Stockholders” means the registered holders of the Shares.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.

“Termination Date” means the date of termination of the Agreement determined in accordance with Section 12.

“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.

“2%/25% Guidelines” shall have the meaning set forth in Section 9.5.
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2.          Appointment; Termination of Prior Advisory Agreement.

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.  The Prior Advisory Agreement is hereby terminated effective as of the date hereof by the Advisor, and the Parties agree that such termination does not give rise to any payments under Sections 8.1.6 or 8.3.5 under the Prior Advisory Agreement nor any reimbursement of Organization and Offering Expenses related to the Public Offering covered by the Company’s registration statement on Form S-11 (file no. 333-215272).

3.          Duties of the Advisor.

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets.  The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.3, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board.  Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1        Organizational and Offering Services.  The Advisor shall perform all services related to the organization of the Company or any offering of its securities or the securities of any Subsidiary, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2          Acquisition Services.

3.2.1         Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

3.2.2          Subject to Section 4 and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;

3.2.3            Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

3.2.4         With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

3.2.5        Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;

3.2.6           Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and

3.2.7          Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.
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3.3          Asset Management Services.

3.3.1          Real Estate and Related Services:

(a)          Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (when making this determination, the Advisor shall take into account the Company’s internalization of certain of the above functions such as property management and development and construction services in connection with the Merger);

(b)          Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;

(c)        Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;

(d)          Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;

(e)          Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f)          Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;

(g)           Aggregate property budgets into the Company’s overall budget;

(h)         Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary in light of the Company’s internalization of property management functions in connection with the Merger) of the Properties to inspect the physical condition of the Properties;

(i)           Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and

(j)         Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.

3.3.2          Accounting and Other Administrative Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of accounting services in connection with the Merger:

(a)         Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;
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(b)         From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;

(c)          Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;

(d)          Provide financial and operational planning services;

(e)         Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(f)          Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;

(g)        Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(h)         Provide the Company and its Subsidiaries with all necessary cash management services;

(i)          Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;

(j)         Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(k)        Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(l)           Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;

(m)          Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and

(n)           Do all things necessary to assure its ability to render the services described in this Agreement.

3.4          Stockholder Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of personnel historically performing stockholder services in connection with the Merger:

3.4.1          Manage services for and communications with Stockholders and holders of other securities of the Company, including answering phone calls, preparing and sending written and electronic reports and other communications;

3.4.2          Oversee the performance of the transfer agent and registrar;

3.4.3          Establish technology infrastructure to assist in providing Stockholder support and service; and

3.4.4          Consistent with Section 3.1, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.
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3.5          Other Services.  Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

3.6          In-House Functions.  In connection with the Merger, the Company internalized personnel who have historically performed the following services for the Company on behalf of the Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, certain renter insurance services and certain information technology services.  It is acknowledged that the services previously performed by such personnel on behalf of the Advisor will now be performed directly by Company personnel and that the Advisor will have no obligation to perform those services notwithstanding the description of Advisor functions above but rather will oversee and supplement those services to the extent the Advisor (acting in its fiduciary capacity) deems appropriate.

4.          Authority of Advisor.

4.1          General.  Subject to the discretion and supervision of the Board, all rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate.  Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.2          Powers of the Advisor.  Subject to the express limitations set forth in this Agreement, the investment guidelines and policies adopted by the Board from time to time and the continuing and exclusive authority of the Board over the management of the Company, at the direction of the Board the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, may be vested in the Advisor, and as so vested the Advisor shall have the power to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3          Approval by the Board.  Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if investment guidelines and policies adopted by the Board from time to time, Charter, Bylaws or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary).  If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.  If the Advisor engages a sub-advisor to perform any of the duties of the Advisor as set forth in Section 3, the Company will have no obligation to reimburse the Advisor for the cost of such sub-advisor without the approval of the Board.  When deemed by the Advisor to be in the best interests of the Company (taking into account the Company’s “in-house” functions described in Section 3.6) and consistent with the Company’s policies, the Advisor may engage consultants and other third parties at the Company’s expense in order to supplement the Advisor’s performance hereunder.

4.4          Modification or Revocation of Authority of Advisor.  The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has in good faith reliance on the authority vested in the Advisor committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.

5.          Bank Accounts.

The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor.  The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.
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6.          Records and Financial Statements.

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded.  Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours.  Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement.  The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity.  All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

7.          Limitation on Activities.

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company.  In the event that an action that would violate (i) through (vi) of the preceding sentence has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

8.          Fees.

8.1          Management Fees.  The Operating Partnership will pay the Advisor a monthly management fee (the “Management Fee”) equal to 0.0625% of GAV (subject to a cap of 0.125% of NAV), before giving effect to any accruals (related to the month for which the Management Fee is being calculated) for the Management Fee, the Distribution Fee, the Performance Allocation (as defined in the Operating Partnership Agreement) or any distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder.  If the REIT owns assets other than through the Operating Partnership, the REIT will pay a corresponding fee.

8.2          Form of Consideration.  The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of shares of REIT common stock or units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in shares of REIT common stock or units of the Operating Partnership, the Advisor may elect to have the REIT or the Operating Partnership repurchase such securities from the Advisor at a later date.   Securities obtained by the Advisor pursuant to this Section 8.2 will not be subject to repurchase plan limits or any reduction or penalty for an early repurchase. Upon the Advisor’s request, the REIT or the Operating Partnership will repurchase any such securities for cash unless the Board determines that any such repurchase would be prohibited by applicable law, the Charter or the Operating Partnership Agreement, or otherwise cause Company cash levels or leverage levels to be imprudent as determined by the Board. The Operating Partnership will waive the one-year-holding-period requirement with respect to the “Exchange Right” provided for in the Operating Partnership Agreement.  The Advisor will have registration rights with respect to shares of the REIT’s common stock.

8.3          Pro-Rata Payment for Partial-Year Service.  In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

8.4          Management Fee in Event of Liquidation.  In the event the REIT or the Operating Partnership commences a liquidation of its investments during any calendar year, the REIT and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.
9

9.          Expenses.

9.1          Advisor Expenses. Subject to Sections 9.2 and 9.3, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that the Company shall be responsible for the personnel costs of its employees even if they are also directors or officers of the Advisor or any of its Affiliates except as provided for in a Transitional Services Agreement among the parties hereto or any subsequent agreement.

9.2          Company Expenses.  In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

9.2.1          all expenses incurred by or on behalf of the Company from the date of this agreement in connection with or preparing the Company for an offering and distribution of its securities or the securities of any Subsidiary; provided that within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses, selling commissions and Distribution Fees borne by the Company exceed 15.0% of the gross proceeds raised in the completed Public Offering;

9.2.2          Acquisition Expenses, subject to limitations set forth in the Charter;

9.2.3          fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of the investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

9.2.4          the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments;

9.2.5          all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates;

9.2.6          the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify the Company’s directors and officers;

9.2.7          interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

9.2.8          expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;
10

9.2.9          the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

9.2.10          the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;

9.2.11          expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;

9.2.12          the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

9.2.13          all taxes and license fees;

9.2.14          all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

9.2.15          expenses connected with the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;

9.2.16          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;

9.2.17          expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, Joint Venture or other entity through which the Company’s investments are made or in which any such entity invests; and

9.2.18          the Company’s allocable share of expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.

9.3          Affiliates. Notwithstanding the foregoing, the reimbursement of fees paid to an Affiliate of the Advisor for services the Advisor deems necessary or advisable in connection with the management of the Company shall only be made to the extent such services are approved by a majority of the Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.

9.4          Non-Waiver.  The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

9.5          Limitation on Reimbursements.  The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient.  If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company.  If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the record holders of the holders of common stock of the REIT in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified.  The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.
11

10.          Voting Agreement.

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, neither the Advisor nor any Affiliate will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates.  This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

11.          Relationship of Advisor and Company; Other Activities of the Advisor.

11.1          Relationship.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers.  Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates.  Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.  The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

11.2          Time Commitment.  The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement.  The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3          Investment Opportunities and Allocation.  The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company as described in the most recent prospectus for any Public Offering of the Company (and subject to any limitations described in such prospectus), but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.

12.          Term and Termination of the Agreement.

12.1          Term.  Subject to Section 4.2 hereof, this Agreement shall continue in full force for a period of 365 days.  Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year.  Any such renewal must be approved by the Conflicts Committee.

12.2          Termination by Either Party.  This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Sections 1, 4, 10, 12, 14 and 15 shall survive termination of this Agreement.

12.3          Payments on Termination. Payments to the Advisor pursuant to this Section 12.3 shall be subject to the 2%/25% Guidelines to the extent applicable.  After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except that the Company shall pay within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including Contingent Acquisition Fees and Contingent Financing Fees (both as defined and provided for in the Prior Advisory Agreement among the Company, its former operating partnership and the Advisor dated August 13, 2020); provided that the amount of Contingent Acquisition Fees and Contingent Financing Fees shall be equal to [$22,269,000]1 minus the product obtained by multiplying 10% of [$22,269,000] by the number of years that the Advisor has been engaged to perform advisory services since the date hereof (but in no event less than $0); and provided further that no Contingent Acquisition Fees or Contingent Financing Fees need be paid if this Agreement is (i) terminated or not renewed by the Company for cause or (ii) notwithstanding the Company’s good faith performance under this Agreement or any renewal thereof, terminated or not renewed by the Advisor.

1 Amount to be updated before signing based on previously agreed-upon factors.
12

12.4          Duties of Advisor Upon Termination.  The Advisor shall promptly upon termination:

12.4.1          pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

12.4.2          deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

12.4.3          deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

12.4.4          cooperate with the Company to provide an orderly transition of advisory functions.

13.          Assignment.

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

14.          Indemnification and Limitation of Liability.

14.1          Indemnification.  Except as prohibited by the restrictions provided in this Section 14.1, Section 14.2 and Section 14.3, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance.  Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

14.2          Limitation on Indemnification.  Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

14.2.1          The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

14.2.2          The Advisor or its Affiliates were acting on behalf of or performing services for the Company.

14.2.3          Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

14.3          Limitation on Payment of Expenses.  The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
13

15.          Miscellaneous.

15.1          Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company or the Board:

Cottonwood Communities, Inc.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

To the Advisor:

CC Advisors III, LLC
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.1.

15.2          Modification.  This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

15.3          Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

15.4          Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules.  Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

15.5          Entire Agreement.  The Prior Advisory Agreement (for purposes of defined terms used in this Agreement), the Offset Agreement by and among the Advisor, CROP and Cottonwood Communities Advisors, LLC, the Amended and Restated Promissory Note between Cottonwood Communities Advisors, LLC and CROP, the Allonge to Amended and Restated Promissory Note, the Second Amended and Restated Three-Party Agreement by and among the REIT, Cottonwood Communities O.P., LP and the Advisor and this Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

15.6          Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.7          Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
15.8          Titles Not to Affect Interpretation.  The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

15.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

15.10          Binding Effect.  This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REIT:

Cottonwood Communities, Inc.,
a Maryland corporation

By:
Enzio Cassinis, Chief Executive Officer

OPERATING PARTNERSHIP:

COTTONWOOD RESIDENTIAL O.P., LP,
a Delaware limited partnership

By:	Cottonwood Communities, Inc.,
a Maryland corporation, its general partner

By:
Enzio Cassinis, Chief Executive Officer

CC ADVISORS III:

CC ADVISORS III, LLC,
a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a
Delaware limited liability, its sole member

	By:	Cottonwood Capital Management, Inc., a
Maryland corporation, its manager

By:
Gregg Christensen, Chief Legal Officer

EXHIBIT D

FORM OF
FIFTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
COTTONWOOD RESIDENTIAL O.P., LP

[_____], 2021
THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THE SECURITIES OFFERED HEREBY MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THIS AGREEMENT.

Page

1.	Defined Terms	3

2.	Partnership Organization	12

2.1	Organization	12

2.2	Name	12

2.3	Office and Registered Agent	12

2.4	Partners	12

2.5	Term and Dissolution	14

2.6	Filing of Certificate and Perfection of Limited Partnership	14

2.7	Certificates Describing Limited Partner Interests	14

3.	Purpose	14

3.1	Business of the Partnership	14

3.2	Powers	14

3.3	Relationship with Partners	14

4.	Capital Contributions and Accounts	15

4.1	Capital Contributions	15

4.2	Additional Capital Contributions and Issuances of Additional Partnership Interests	15

4.3	Issuances of Additional Partnership Interests	15

4.4	CCI Issuance of Additional Securities	16

4.5	Additional Funding	16

4.6	Capital Accounts	17

4.7	Percentage Interests	17

4.8	No Interest on Contributions	18

4.9	Return of Capital Contributions	18

4.10	No Third Party Beneficiary	18

4.11	Issuance of Series 2016 Preferred Units	18

4.12	Issuance of Series 2017 Preferred Units	18

4.13	Issuance of Series 2019 Preferred Units	18

4.14	Treatment of Merger	18

(i)

5.	Net Income and Net Loss	19

5.1	Allocation of Net Income and Net Loss	19

5.2	Nonrecourse Deductions; Minimum Gain Chargeback	19

5.3	Qualified Income Offset	20

5.4	Capital Account Deficits	20

5.5	Allocations Between Transferor and Transferee	20

5.6	Definition of Net Income and Net Loss	20

5.7	Curative Allocations	20

5.8	Special Allocation	21

5.9	Preferred Interest Designations	21

5.10	Forfeiture Allocations	21

5.11	LTIP Allocation Provisions	21

5.12	Substantial Economic Effect	22

5.13	Performance Allocation	22

6.	Distributions	22

6.1	Distribution of Cash	22

6.2	Withholding	23

6.3	REIT Distribution Requirements	23

6.4	No Right to Distributions in Kind	23

6.5	Limitations on Return of Capital Contributions	24

6.6	Distributions Upon Liquidation	24

6.7	Determination of Performance Allocation	24

6.8	Special Provisions Applicable to the Performance Allocation	24

(ii)

7.	Rights, Obligations and Powers of the General Partner	25

7.1	Management of the Partnership	25

7.2	Delegation of Authority	27

7.3	Indemnification and Exculpation of Covered Persons	27

7.4	Liability of the General Partner	28

7.5	Reimbursement of General Partner	30

7.6	Outside Activities	30

7.7	Employment or Retention of Affiliates	30

7.8	General Partner Participation	31

7.9	Title to Partnership Assets	31

7.10	Redemptions	31

7.11	Reliance by Third Parties	31

7.12	Officers	32

8.	Changes in General Partner	32

8.1	Transfer of the General Partner’s Partnership Interest	32

8.2	Admission of a Substitute or Additional General Partner	33

8.3	Effect of Bankruptcy or Event of Withdrawal of a General Partner	34

8.4	Removal of a General Partner	34

9.	Rights and Obligations of the Limited Partners	35

9.1	Management of the Partnership	35

9.2	Power of Attorney	35

9.3	Limitation on Liability of Limited Partners	35

9.4	Exchange Right	35

9.5	Call Right	37

(iii)

10.	Transfers of Limited Partner Interests	38

10.1	Restrictions on Transfer of Limited Partner Interests	38

10.2	Admission of Substitute Limited Partner	39

10.3	Rights of Assignees of Partnership Interests	40

10.4	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	40

10.5	Joint Ownership of Interests	40

10.6	Repurchase of Units	40

11.	Books and Records; Accounting; Tax Matters	42

11.1	Books and Records	42

11.2	Custody of Partnership Funds; Bank Accounts	42

11.3	Fiscal and Taxable Year	42

11.4	Annual Tax Information and Report	42

11.5	Partnership Representative; Tax Elections	42

11.6	Reports to Limited Partners	43

11.7	Access to Books and Records	43

12.	Amendment of Agreement	43

12.1	General	43

12.2	Amendment Without the Consent of the Limited Partners	43

12.3	Meetings of Partners	45

(iv)

13.	Term and Dissolution	46

13.1	Duration	46

13.2	Dissolution	46

13.3	Certificate of Cancellation	46

13.4	Liquidation of Property	46

13.5	Distributions Upon Dissolution	47

14.	Power of Attorney	47

14.1	Appointment	47

14.2	Irrevocability, Waiver of Defense and Delivery	47

15.	Representations and Warranties	47

15.1	Authority of Individuals	47

15.2	Authority of Non-Individuals	48

15.3	Enforceability	48

15.4	Investment Purpose	48

15.5	Ownership Limits	48

15.6	Ownership Disclosure	48

15.7	Assignment	48

15.8	Violations	48

15.9	Survival	48

(v)

16.	General Provisions	49

16.1	Notices	49

16.2	Survival of Rights	49

16.3	Additional Documents	49

16.4	Severability	49

16.5	Entire Agreement	49

16.6	Pronouns and Plurals	49

16.7	Headings	49

16.8	Counterparts	49

16.9	Governing Law	49

16.10	Waiver of Jury Trial	49

16.11	Electronic Signatures	49

EXHIBITS
Exhibit A – Partners’ Capital Contributions and Percentage Interests
Exhibit B – Notice of Exercise of Exchange Right
Exhibit C – Call Notice
Exhibit D – Partnership Unit Designation of the CROP LTIP Units
Exhibit E – Notice of Election by Partner to Convert LTIP Units into Common Units
Exhibit F – Notice of Election by Partnership to Force Conversion of LTIP Units into Common Units
Exhibit G – Partnership Unit Designation of the Series 2016 Preferred Units
Exhibit H – Partnership Unit Designation of the Series 2017 Preferred Units
Exhibit I – Partnership Unit Designation of the Series 2019 Preferred Units
Exhibit J – Partnership Unit Designation of the CCOP LTIP Units

(vi)

FIFTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
COTTONWOOD RESIDENTIAL O.P., LP
This Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP (this “Agreement”) is entered into effective as of [_____], 2021 upon the effectiveness of the Partnership Merger (as defined below) and is by and among Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company (the “General Partner”), CC Advisors III, LLC, a Delaware limited liability company, (the “Special Limited Partner”) and the Limited Partners set forth on Exhibit A.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

WHEREAS, immediately prior to the Partnership Merger, the Partnership existed pursuant to that certain Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated December 1, 2015, as amended by the First Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated February 15, 2016, as amended by the Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated September 20, 2016, as amended by the Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated March 1, 2017, as amended by the Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated October 4, 2017, as amended by the Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated December 19, 2017, as amended by the Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated September 19, 2018, as amended by the Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated September 24, 2018, as amended by the Eighth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated October 1, 2018, and as amended by the Ninth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated January 1, 2019 (collectively, the “Fourth Amended and Restated Agreement”);
WHEREAS, the Partnership, Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), Cottonwood Communities, Inc., a Maryland corporation (“CCI” and together with the General Partner, the “CCI Parties”), the General Partner (a wholly owned subsidiary of CCI) and Cottonwood Communities O.P., LP, a Delaware limited partnership and the operating partnership of CCI (“CCOP”) entered into an Agreement and Plan of Merger dated as of January 26, 2021 (the “Merger Agreement”), pursuant to which (i) CRII merged with and into the General Partner, with the General Partner being the surviving company (the “REIT Merger”), and (ii) CCOP merged with and into the Partnership, with the Partnership being the surviving limited partnership (the “Partnership Merger” and together with the REIT Merger, the “Merger”);
WHEREAS, in connection with the Merger, each Participating Partnership Unit (as defined in the Fourth Amended and Restated Agreement) of the Partnership issued and outstanding immediately prior to the Merger converted automatically into (i) 2.1 Participating Partnership Units (as defined in the Fourth Amended and Restated Agreement) or (ii) 2.015 Participating Partnership Units (as defined in the Fourth Amended and Restated Agreement) in the event the Partnership distributed the interests in that certain promissory note of Cottonwood Communities Advisors, LLC, dated December 31, 2020 in favor of the Partnership (the “CCA Note”) to the holders of the Participating Partnership Units prior to the Merger;

WHEREAS, in connection with the REIT Merger, all outstanding shares of preferred stock of CRII were converted to preferred stock of CCI;
WHEREAS, immediately prior to the REIT Merger, all of the voting shares of common stock of CRII were held by Cottonwood Residential Holdings, LLC, LLC, a Delaware limited liability company (“CR Holdings”);
WHEREAS, concurrently with the Merger, CRII, the Partnership and CR Holdings entered into a redemption agreement pursuant to which, immediately before the Merger, CRII redeemed certain voting shares of common stock held by CR Holdings in exchange for an in-kind distribution by CRII to CR Holdings of the Partnership’s then current interest in Cottonwood Communities Advisors, LLC;
WHEREAS, the CCI Parties entered into a merger agreement (the “CMRI Merger Agreement”) with Cottonwood Multifamily REIT I, Inc. (“CMRI”) and Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”), pursuant to which CMRI merged with and into the General Partner and CMRI OP merged into the Partnership (the “CMRI Merger”) immediately after the Partnership Merger;
WHEREAS, in connection with the CMRI Merger, the total limited and general partnership interests of CMRI OP issued and outstanding immediately prior to the CMRI Merger will convert into [__] Common Units of the Partnership;
WHEREAS, the CCI Parties entered into a merger agreement (the “CMRII Merger Agreement”) with Cottonwood Multifamily REIT II, Inc. (“CMRII”) and Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), pursuant to which CMRII merged with and into the General Partner and CMRII OP merged into the Partnership (the “CMRII Merger”) immediately after the CMRI Merger;
WHEREAS, in connection with the CMRII Merger, the total limited and general partnership interests of CMRII OP issued and outstanding immediately prior to the CMRII Merger will convert into [__] Common Units of the Partnership;
WHEREAS, upon the effectiveness of the Partnership Merger, [the CMRI Merger and the CMRII Merger,] pursuant to the Merger Agreement and Section 17-211(g) of the Act, this Agreement shall amend and restate the Fourth Amended and Restated Agreement in its entirety to reflect the admission of the General Partner as successor by merger to CRII as the general partner of the Partnership and the issuance of additional Partnership Interests as contemplated pursuant to the Merger Agreement, to make changes to reflect the Merger[, the CMRI Merger and the CMRII Merger,]  and to make other amendments deemed necessary or desirable;
WHEREAS, as part of the Merger, the CMRI Merger and the CMRII Merger, the interests shall be adjusted as set forth in Sections 2.4.3;
WHEREAS, Cottonwood Communities Investor, LLC’s interest in CCOP held immediately prior to the Partnership Merger has been cancelled and ceased to exist without any payment made with respect thereto, as a consequence of the Partnership Merger.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:
2

1. Defined Terms.
The following defined terms used in this Agreement shall have the meanings specified below:
“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 as reflected on Exhibit A.
“Additional Securities” means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 9.4) or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.4.
“Adjustment Year” has the meaning set forth in Section 6225(d)(2) of the Code (or any similar or corresponding provision under state or local law).
“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors or officers of the General Partner, and any accounting and legal expenses of the General Partner, which expenses the Partners have agreed are expenses of the Partnership and not the General Partner and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a GP Subsidiary (other than the Partnership) that are owned by the General Partner directly.  For purposes of this definition, the General Partner shall include CCI.
“Advisory Agreement” means the Advisory Agreement among CCI, the Partnership, the General Partner and the Special Limited Partner dated [_______], 2021, as amended and restated from time to time.
“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly, owning, controlling or holding with the power to vote 10% or more of the outstanding voting securities of such other Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, manager, trustee or general partner of such other Person and (v) any legal entity for which such Person acts as an executive officer, director, manager, trustee or general partner.
“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner and in the case of any other required determination, the fair market value as determined by the General Partner in its sole discretion.  The gross fair market value shall be reduced by any liabilities assumed in the transfer or to which the property is taken subject to.  The General Partner shall establish the book value of the Partners’ Capital Accounts in its sole discretion.
“Agreement” means this Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP, as amended or restated from time to time, as the context requires.
“Articles of Incorporation” means the Articles of Incorporation of CCI filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
“Board of Directors” means the board of directors of CCI.
“Book-Up Target” for an LTIP Unit means (i) initially, the excess of the Common Unit Economic Balance as determined on the date such LTIP Unit was granted over any Capital Contribution made by such LTIP Unit Limited Partner with respect to such LTIP Unit and (ii) thereafter, as of any determination date, the remaining amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Common Unit Economic Balance.  Notwithstanding the foregoing, the Book-Up Target shall be zero for any LTIP Unit from and after the time the Economic Capital Account Balance attributable to such LTIP Unit has reached an amount equal to the Common Unit Economic Balance determined as of such time.
3

“Call Notice” means a Call Notice, as defined in Section 9.5.1 and substantially in the form set forth on Exhibit C.
“Call Right” has the meaning set forth in Section 9.5.1.
“Called Unit” has the meaning set forth in Section 9.5.1.
“Capital Account” has the meaning set forth in Section 4.6.
“Capital Contribution” means the net amount of cash, cash equivalents and the Agreed Value of any Property or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement.  Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
“Cash Amount” means an amount equal to the product of the Value of one REIT Share and the REIT Shares Amount on the applicable date of determination; provided, however, that the Cash Amount with respect to an LTIP Unit shall not exceed the positive Economic Capital Account Balance attributable to such LTIP Unit.
“CCA Note” has the meaning set forth in the Recitals.
“CCI” means Cottonwood Communities, Inc., a Maryland corporation.
“CCI Parties” means CCI and the General Partner.
“CCOP” means Cottonwood Communities O.P., LP, a Delaware limited Partnership.
“CCOP LTIP Unit” means a Partnership Unit that is designated as a CCOP LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations as set forth on Exhibit J and elsewhere in this Agreement in respect of an LTIP Unit Limited Partner.  CCOP LTIP Units may be designated as “Special LTIP Units” or as “Vested” or “Unvested” CCOP LTIP Units pursuant to the documentation pursuant to which such CCOP LTIP Unit is issued.
“Certificate” means that certain Certificate of Limited Partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.
“CMRI” means Cottonwood Multifamily REIT I, Inc.
“CMRI Merger” has the meaning set forth in the Recitals.
“CMRI Merger Agreement” has the meaning set forth in the Recitals.
“CMRI OP” means Cottonwood Multifamily REIT I O.P., LP.
“CMRII” means Cottonwood Multifamily REIT II, Inc.
“CMRII Merger” has the meaning set forth in the Recitals.
“CMRII Merger Agreement” has the meaning set forth in the Recitals.
“CMRII OP” means Cottonwood Multifamily REIT II O.P., LP.
“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time.  Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.
4

“Commission” means the United States Securities and Exchange Commission.
“Common Limited Partner” means any Person named as a Common Limited Partner as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Common Limited Partner in the Partnership.
“Common Majority Vote” means the vote of more than 50% of the Common Units entitled to vote.  Limited Partners shall be entitled to cast one vote for each Common Unit (other than LTIP Units) they own, and a fractional vote for each fractional Common Unit (other than LTIP Units) they own.  In the event that the Partnership does not obtain approval of at least 50% of the Common Units (other than LTIP Units) entitled to vote, then the item, if acted upon at a meeting and not by written consent, will be deemed approved if at least 50% of the Common Units (other than LTIP Units) that participated in the vote were cast in favor of approval of the item subject to the vote unless a greater percentage is mandated by applicable law.
“Common Unit” means an interest in the Partnership entitling a Common Limited Partner to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement, and specifically excludes the Special Limited Partner Interest, LTIP Units and the Preferred Units.
“Common Unit Economic Balance” means (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain and Partnership Minimum Gain, in either case only to the extent attributable to the General Partner’s ownership of General Partner Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 5.1, divided by (ii) the number of the General Partner Units.  If CCI’s Economic Capital Account Balance at the time of determination reflects a net reduction as a result of Section 7.5.4, for purposes of this definition CCI’s Economic Capital Account Balance shall be the Economic Capital Account Balance it would have been if Section 7.5.4 had not applied.
“Conversion Factor” means 1.0, provided that in the event that CCI (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares (without conducting an analogous combination of the Common Units), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of CCI shall become a general partner pursuant to any merger, consolidation or combination of CCI with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.  Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if CCI receives an Exchange Notice after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if CCI had received the Exchange Notice immediately prior to the record date for such dividend, distribution, subdivision or combination.
5

“Covered Person” means (i) the General Partner, CCI, their Affiliates, or any of their respective officers, trustees, directors, stockholders, partners, members, employees, representatives or agents, (ii) any officer, employee, representative or agent of the Partnership and its Affiliates, (iii) the “partnership representative” and (iv) such other Persons (including Affiliates of the General Partner, CCI or the Partnership) as the General Partner may designate as a “Covered Person” for purposes of this Agreement in its sole and absolute discretion.
“CR Holdings” means Cottonwood Residential Holdings, LLC, LLC, a Delaware limited liability company.
“CRII” means Cottonwood Residential II, Inc., a Maryland corporation.
“CROP LTIP Unit” means a Partnership Unit that is designated as a CROP LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations as set forth on Exhibit D and elsewhere in this Agreement in respect of an LTIP Unit Limited Partner.  CROP LTIP Units may be designated as “Special LTIP Units” or as “Vested” or “Unvested” CROP LTIP Units pursuant to the documentation pursuant to which such CROP LTIP Unit is issued.
“Defaulting Limited Partner” has the meaning set forth in Section 6.2.
“Economic Capital Account Balance” with respect to a Partner means an amount equal to its Capital Account balance, plus the amount of its share of any Partner Minimum Gains and Partnership Minimum Gain.
“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and is dismissed within 90 days), (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding, (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and is not finally dismissed within 90 days.
“Event of Withdrawal” means an “event of withdrawal of a general partner” as defined in Section 17-101(5) of the Act; provided, however, such term shall not apply to the extent any “event of withdrawal of a general partner” under Section 17-101(5) is not mandatory and may be overridden by a partnership agreement, and such provisions are hereby overridden by the terms of this Agreement.
“Excepted Holder Limit” means the percentage limit of the outstanding shares of stock of CCI of any class or series, including common shares or preferred shares, established by the Board of Directors for a Person that is exempt from the Shareholder Limitation.
“Excess Profits” has the meaning set forth in Section 6.7.1.
“Exchange Date” means the date when all of the following have occurred: (i)  the Limited Partner has held its Common Units for at least one year (including, if applicable, the amount of time such Limited Partner held the Preferred Units or LTIP Units which were converted into such Common Units), (ii) the REIT Shares to be issued pursuant to the redemption have been registered with the SEC and the registration statement has been declared effective, or an exemption from registration is available and (iii) the exchange does not result in a violation of the Shareholder Limitation.  Notwithstanding the foregoing, any Common Units held by a Limited Partner immediately prior to the Partnership Merger must also be held for at least one year after the date of the Partnership Merger.
6

“Exchange Notice” means a Notice of Exercise of Exchange Right, substantially in the form set forth on Exhibit B.
“Exchange Right” has the meaning set forth in Section 9.4.1.
“Exchanging Partner” has the meaning set forth in Section 9.4.1.
“Fourth Amended and Restated Agreement” has the meaning set forth in the Recitals.
“General Partner” means Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company, and any Person who becomes a substitute or additional general partner as provided herein, and any successor general partner, in such Person’s capacity as a general partner of the Partnership.
“General Partner Liquidity Event” means (i) the sale of all or substantially all of (x) the General Partner Interests held by the General Partner or (y) the interests in the General Partner held by CCI, (ii) the sale, exchange or merger of the General Partner or CCI, or (iii) any listing of CCI’s shares on a national securities exchange; provided, however, that each the foregoing shall not include any transaction contemplated under Section 8.1.4(c).
“General Partner Loan” has the meaning set forth in Section 6.2.
“General Partner Interest” means a Partnership Interest held by the General Partner.
“General Partner Unit” shall represent an interest in the Partnership entitling the General Partner to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement, but shall not include any Preferred Units held by the General Partner.
“GP Subsidiary” means any partnership, limited liability company, corporation, or other entity (other than the Partnership) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned by the General Partner or a direct or indirect Subsidiary of the General Partner.
“Hurdle Amount” means, for any period during a calendar year, an amount that results in a 5% annualized internal rate of return on the Net Asset Value of the Participating Partnership Units outstanding at the beginning of the then-current calendar year (but for the year 2021, beginning as of the date of the Merger) and all Participating Partnership Units issued since the beginning of the applicable calendar year (but for the year 2021, beginning as of the date of the Merger), taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Participating Partnership Units and all issuances of Participating Partnership Units over the period and calculated in accordance with recognized industry practices.  The ending Net Asset Value of the Participating Partnership Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Participating Performance Allocation and any applicable distribution fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Participating Partnership Units repurchased during such period, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described in Section 6.8.2.
“Imputed Underpayment” has the meaning set forth in Section 11.5.2(a).
“Independent Directors” shall have the meaning set forth in the Articles of Incorporation at such time as the Articles of Incorporation establish the definition.
“Ineligible Unit” has the meaning given to such term in Section 5.11.2(a).
“Joint Venture” means any joint venture or partnership (including a limited liability company) arrangement in which the Partnership is a co-venturer or partner (or member or manager) which is established to acquire Property.
“Limited Partner” means any Person named as a Common Limited Partner, Preferred Limited Partner or LTIP Unit Limited Partner as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
7

“Limited Partner Interest” means a Partnership Interest held by a Limited Partner.
“Limited Partner Unit” means a Common Unit, Preferred Unit or LTIP Unit.
“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net gain realized in connection with an adjustment to the book value of Partnership assets pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) which are attributable to increases in book value of the Partnership assets.
“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net loss realized in connection with an adjustment to the book value of Partnership assets pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).
“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Participating Partnership Units repurchased during such year, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described in Section 6.8.2.
“LTIP Unit” means a CCOP LTIP Unit or a CROP LTIP Unit.
“LTIP Unit Distribution Participation Date” means, for any LTIP Unit, the date of issuance or such other date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued.
“LTIP Unit Limited Partner” means any Person that holds LTIP Units and is named as an LTIP Unit Limited Partner in the books and records of the Partnership (including as set forth on Exhibit A, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such LTIP Units or Common Units issued to an LTIP Unit Limited Partner as provided on Exhibit D and Exhibit J).
“Majority Vote” means the vote of more than 50% of the Participating Partnership Units entitled to vote.  Limited Partners shall be entitled to cast one vote for each Participating Partnership Unit (other than LTIP Units) they own, and a fractional vote for each fractional Participating Partnership Unit (other than LTIP Units) they own.  In the event that the Partnership does not obtain approval of at least 50% of the Participating Partnership Units (other than LTIP Units) entitled to vote, then the item, if acted upon at a meeting and not by written consent, will be deemed approved if at least 50% of the Participating Partnership Units (other than LTIP Units) that participated in the vote were cast in favor of approval of the item subject to the vote unless a greater percentage is mandated by applicable law.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Net Asset Value” means the Share NAV multiplied by the Conversion Factor (which initially shall be 1.0).
“Net Income” has the meaning set forth in Section 5.6.
“Net Loss” has the meaning set forth in Section 5.6.
“Offer” has the meaning set forth in Section 8.1.2(b).
“Participating Partnership Unit” means a Common Unit, an LTIP Unit or a General Partner Unit, and excludes any Preferred Unit.
“Partner” means any General Partner or Limited Partner.  The names and addresses of the Partners and the number of Partnership Units are set forth on Exhibit A.
8

“Partner Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i).  A Partner’s share of Partner Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
“Partnership” means Cottonwood Residential O.P., LP, a Delaware limited partnership.
“Partnership Interest” means an ownership interest in the Partnership held by a Partner at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with all obligations of such Partner to comply with the provisions of this Agreement and the Act.
“Partnership Loan” has the meaning set forth in Section 6.2.
“Partnership Merger” has the meaning set forth in the Recitals.
“Partnership Minimum Gain” means “partnership nonrecourse debt minimum gain” as set forth in Regulations Section 1.704-2(b)(2).  In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains.  A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).
“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 6.1, which record date shall be the same as the record date established by CCI for a distribution to its stockholders.
“Partnership Unit” means a Limited Partner Unit or a General Partner Unit.  The Partnership Units held by each Partner are set forth on Exhibit A.
“Partnership Unit Designations” means the provisions set forth on Exhibits G, H and I which are incorporated herein as part of this Agreement.
“Percentage Interest” means the percentage ownership interest in the Partnership of each Common Limited Partner, LTIP Unit Limited Partner and the General Partner, as determined by dividing the number of Participating Partnership Units owned by such Partner by the total number of Participating Partnership Units then outstanding as set forth on Exhibit A, as such Exhibit may be amended from time to time, or in the case of LTIP Units on the books and records of the Partnership maintained by the General Partner; provided that, for purposes of allocations and distributions (i) prior to the LTIP Unit Distribution Participation Date for any LTIP Units, Percentage Interests will be calculated without including such LTIP Units in either the numerator or the denominator and (ii) prior to the Special LTIP Unit Full Participation Date for any tranche of Special LTIP Units, Percentage Interests will be calculated by only including a number of such Special LTIP Units equal to the number of such Special LTIP Units in such tranche outstanding multiplied by the Special LTIP Unit Sharing Percentage for such tranche of Special LTIP Units. The Percentage Interest of each Partner shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.
“Performance Allocation” has the meaning set forth in Section 6.7.
“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
“Preferred Limited Partner” means any Person named as a Preferred Limited Partner (including any holder of Preferred Units) as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Preferred Limited Partner in the Partnership.  For the avoidance of doubt, the General Partner will be a Preferred Limited Partner to the extent it holds Preferred Units.
“Preferred Units” shall represent an interest in the Partnership entitling a Preferred Limited Partner to a priority on cash flow or liquidation over the holders of Participating Partnership Units and to the respective rights and Net Income and Net Loss as provided for in this Agreement.
9

“Property” means any Real Estate Related Asset, or other investment in which the Partnership holds an ownership interest.
“Real Estate” means (i) the real property, including the buildings located thereon, (ii) the real property only or (iii) the buildings only, which are acquired by the Partnership, either directly or through Joint Ventures.
“Real Estate Related Assets” means unimproved and improved Real Estate including any related assets and any direct or indirect interest therein, including, without limitation, fee or leasehold interests, options, leases, Joint Venture interests, equity and debt securities of entities that own real estate, mortgages on Real Estate, mezzanine loans secured by junior liens on Real Estate, preferred equity interests in a property owner’s interest in Real Estate and other contractual rights in real estate.
“Regulations” means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time.  Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.
“Regulatory Allocations” has the meaning set forth in Section 5.7.
“REIT” means a real estate investment trust described under Sections 856 through 860 of the Code.
“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes of this Agreement, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or officer of the General Partner, asset management and other fees payable to the General Partner, (ii) costs and expenses relating to any offering, issuance or registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission or any state, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission, any state and any securities exchange, (vi) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests or REIT Shares and (vii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.  For the purpose of this definition, the General Partner shall include CCI.
“REIT Merger” has the meaning set forth in the Recitals.
“REIT Share” means a share of common stock in CCI (or successor entity, as the case may be).
“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Common Units offered for exchange by an Exchanging Partner, multiplied by the Conversion Factor as adjusted to and including the Specified Exchange Date; provided that in the event CCI issues to all holders of REIT Shares or options, warrants, convertible or exchangeable securities or other rights entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Exchange Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Series 2016 Preferred Unit” shall represent an interest in the Partnership entitling a holder of Series 2016 Preferred Units to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement.
“Series 2017 Preferred Unit” shall represent an interest in the Partnership entitling a holder of Series 2017 Preferred Units to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement.
“Series 2019 Preferred Unit” shall represent an interest in the Partnership entitling a holder of Series 2019 Preferred Units to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement.
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“Shareholder Limitation” means the ownership limitations set forth in the Articles of Incorporation and calculated in accordance therewith.
“Share NAV” means the value of a REIT Share, as determined by the Board of Directors.
“Special Limited Partner” means  CC Advisors III, LLC, a Delaware limited liability company, or any successor advisor acting in such capacity under the terms of the Advisory Agreement, which shall be a limited partner of the Partnership and recognized as such under the Act, but not a “Limited Partner” within the meaning of this Agreement (other than to the extent it also owns Limited Partner Units).
“Special Limited Partner Interest” means an interest in the Partnership entitling the Special Limited Partner solely to an interest in the distributions set forth in Section 6.1.1(a) and any corresponding allocations of Net Income and Net Loss under this Agreement, and having no voting rights other than those specifically described in Section 12.1.
“Special LTIP Unit” means an LTIP Unit designated as a “Special LTIP Unit” as set forth in the documentation pursuant to which such LTIP Unit is granted.
“Special LTIP Unit Full Participation Date” means, for a Special LTIP Unit, the date specified as such in the documentation pursuant to which such Special LTIP Unit is granted.
“Special LTIP Unit Sharing Percentage” means, with respect to a Special LTIP Unit, 10% or such other percentage designated as the Special LTIP Unit Sharing Percentage for such Special LTIP Unit as set forth in the documentation pursuant to which such Special LTIP Unit is granted.
“Specified Exchange Date” means the first business day of the month that is at least 60 business days after the receipt by the General Partner of the Exchange Notice.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person.
“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 10.2.
“Successor Entity” has the meaning set forth in the definition of “Conversion Factor.”
“Surviving General Partner” has the meaning set forth in Section 8.1.3.
“Target Balance” has the meaning set forth in Section 5.11.2(a).
“Total Return” means, for any period since the end of the prior calendar year (but for the year 2021, beginning as of the date of the Merger), the sum of: (i) all distributions accrued or paid (without duplication) on the Participating Partnership Units outstanding at the end of such period since the beginning of the then-current calendar year (but for the year 2021, beginning as of the date of the Merger) plus (ii) the change in aggregate Net Asset Value of such Participating Partnership Units since the beginning of such year (but for the year 2021, since the date of the Merger), before giving effect to (x) changes resulting solely from the proceeds of issuances of the Participating Partnership Units, (y) any allocation or accrual to the Performance Allocation and (z) any applicable distribution fee expenses (including any payments made to the General Partner for payment of such expenses).  For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the Net Asset Value of the Participating Partnership Units issued during the then-current calendar year (but for the year 2021, beginning as of the date of the Merger) but (ii) exclude the proceeds from the initial issuance of such Participating Partnership Units.
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“Transaction” has the meaning set forth in Section 8.1.2.
“Transfer” has the meaning set forth in Section 10.1.1.
“Value” means the fair market value per share of REIT Shares which will equal: (i) if the REIT Shares are listed on a national stock exchange, the average closing price per share for the previous 30 trading days (or such fewer number of trading days as such REIT Shares have traded on such exchange, if such number of trading days is fewer than 30) and (ii) if the REIT Shares are not listed, it shall mean the Share NAV.
“Vesting Agreement” means an award, vesting or other similar agreement pursuant to which LTIP Units are issued to an LTIP Unit Limited Partner.
2. Partnership Organization.
2.1 Organization.  The Partners hereby continue the limited partnership that was formed on September 1, 2009 as a limited partnership pursuant to the Act, for the purposes and upon the terms and conditions set forth in this Agreement.  In the event of a conflict between the Act and this Agreement, unless a provision is expressly prohibited in the Act, the terms of this Agreement shall control.
2.2 Name.  The name of the Partnership is Cottonwood Residential O.P., LP.  The General Partner may change the name of the Partnership or conduct the business under another name and shall notify the Limited Partners of any such change.
2.3 Office and Registered Agent.  The specified office and place of business of the Partnership shall be 1245 Brickyard Rd, Suite 250, Salt Lake City, Utah 84106.  The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change.  The name and address of the Partnership’s registered agent is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.  The General Partner may at any time change the Partnership’s registered agent, provided the General Partner gives notice to the Partners of any such change.
2.4 Partners.
2.4.1 The General Partner of the Partnership is Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company.  Its principal place of business is the same as that of the Partnership.
2.4.2 The Limited Partners are those Persons identified as Limited Partners on Exhibit A, as amended from time to time.  The Partners agree that Exhibit A will be confidential and maintained in the offices of the General Partner.
2.4.3 Except as otherwise expressly provided in the Merger Agreement, (i) the Persons who were limited partners of the Partnership immediately prior to the Partnership Merger (including holders of the Preferred Units, Common Units, LTIP Units and Special LTIP Units) continued to be Limited Partners upon the Partnership Merger and are bound by this Agreement without any requirement that they execute this Agreement, (ii) the Persons who were limited partners of CCOP immediately prior to the Partnership Merger (including holders of LTIP Units, Special LTIP Units, 2019 Preferred Units and common units of CCOP) were admitted as Limited Partners upon the Partnership Merger and are bound by this Agreement without any requirement that they execute this Agreement, (iii) the Persons who were partners of CMRI OP immediately prior to the CMRI Merger were admitted as Limited Partners upon the CMRII Merger and are bound by this Agreement without any requirement that they execute this Agreement and (iv) the Persons who were partners of CMRII OP immediately prior to the CMRII Merger were admitted as Limited Partners upon the CMRII Merger and are bound by this Agreement without any requirement that they execute this Agreement.  Pursuant to the Merger Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement:
(a) Each General Partner Unit of the Partnership issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 General Partner Units or (ii) 2.015 General Partner Units in the event the Partnership distributed the interests in the CCA Note, remains outstanding and Cottonwood Communities GP Subsidiary, LLC (as successor by merger to Cottonwood Residential, Inc.), as the holder of such General Partner Units, continues as the sole general partner of the Partnership;
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(b) Each Preferred Unit of the Partnership issued and outstanding immediately prior to the Partnership Merger remains outstanding;
(c) Each Common Unit of the Partnership issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 Common Units or (ii) 2.015 Common Units in the event the Partnership distributed the interests in the CCA Note, remains outstanding;
(d) Each LTIP Unit (as defined in the Fourth Amended and Restated Agreement) of the Partnership issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 LTIP Units (as defined in the Fourth Amended and Restated Agreement) or (ii) 2.015 LTIP Units (as defined in the Fourth Amended and Restated Agreement) in the event the Partnership distributed the interests in the CCA Note, remains outstanding;
(e) Each Special LTIP Unit (as defined in the Fourth Amended and Restated Agreement) issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 Special LTIP Units (as defined in the Fourth Amended and Restated Agreement) or (ii) 2.015 Special LTIP Units (as defined in the Fourth Amended and Restated Agreement) in the event the Partnership distributed the interests in the CCA Note, remains outstanding as a CROP Special LTIP Unit and shall be adjusted as set forth in Section 8 of Exhibit G of the Fourth Amended and Restated Agreement;
(f) Each Special LTIP Unit of CCOP issued and outstanding immediately prior to the Partnership Merger converted automatically into the right to receive one CCOP Special LTIP Unit;
(g) Each LTIP Unit of CCOP issued and outstanding immediately prior to the Partnership Merger converted automatically into the right to receive one CCOP LTIP Unit;
(h) Each Series 2019 Preferred Unit of CCOP issued and outstanding immediately prior to the Partnership Merger converted into the right to receive from the Partnership one Series 2019 Preferred Unit;
(i) Each CCOP Special Limited Partner Interest held, as of immediately prior to the Partnership Merger, was cancelled for no consideration and ceased to exist and each holder thereof ceased to have any rights with respect thereto;
(j) Each CCOP Partnership Unit held, as of immediately prior to the Partnership Merger, by the Partnership or any wholly owned subsidiary of the Partnership was cancelled for no consideration and ceased to exist and the Partnership or wholly owned subsidiary of the Partnership holding such CCOP Partnership Units ceased to have any rights with respect thereto;
(k) Each CCOP General Partner Unit issued and outstanding immediately prior to the Partnership Merger converted into the right to receive from the Partnership one Common Unit;
(l) Each CCOP Common Unit issued and outstanding immediately prior to the Partnership Merger converted into the right to receive from the Partnership one Common Unit;
(m) The total limited and general partnership interests of CMRI OP issued and outstanding immediately prior to the CMRI Merger will convert into [__] Common Units of the Partnership; and
(n) The total limited and general partnership interests of CMRII OP issued and outstanding immediately prior to the CMRII Merger will convert into [__] Common Units of the Partnership.
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2.5 Term and Dissolution.  The Partnership shall have a perpetual duration, except that the Partnership shall be dissolved pursuant to the provision of Section 13.
2.6 Filing of Certificate and Perfection of Limited Partnership.  The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, any and all amendments to the Certificate and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
2.7 Certificates Describing Limited Partner Interests.  The General Partner may, in its sole discretion but is under no obligation to, issue a certificate summarizing the terms of a Limited Partner’s interest in the Partnership, including the number of Limited Partner Units owned.  Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:
“This certificate is not negotiable.  The Limited Partner Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP, as amended from time to time.”
3. Purpose.
3.1 Business of the Partnership.
The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit CCI at all times to qualify as a REIT, and in a manner such that CCI will not be subject to any taxes under Section 857 or 4981 of the Code, unless CCI otherwise ceases to or does not qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary, convenient or incidental to the foregoing.  In connection with the foregoing, and without limiting CCI’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the CCI intends to qualify as a REIT for federal income tax purposes, the avoidance of income and excise taxes on CCI inures to the benefit of all the Partners and not solely to CCI.  Notwithstanding the foregoing, the Limited Partners agree that CCI may terminate its status as a REIT under the Code at any time to the full extent permitted under its Articles of Incorporation.  The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.
3.2 Powers.  The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of Real Estate Related Assets or other ownership interests.  In addition, the General Partner shall have all power to take any action necessary to maintain CCI’s status as a REIT as set forth in Section 3.1.
3.3 Relationship with Partners.  It is expressly acknowledged and agreed by the Partners that the General Partner may, in its sole and absolute discretion, waive or otherwise modify the application with respect to any Partner or assignee of any provision herein restricting, prohibiting or otherwise relating to (i) the transfer of a Limited Partner Interest or the Partnership Units evidencing the same, (ii) the admission of any Limited Partners and (iii) the redemption rights of such Partners, and that such waivers or modifications may be made by the General Partner at any time or from time to time, including, without limitation, concurrently with the issuance of any Partnership Units pursuant to the terms of this Agreement.
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4. Capital Contributions and Accounts.
4.1 Capital Contributions.  The General Partner and the Limited Partners have made capital contributions (directly or pursuant to the Partnership Merger) to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as such Exhibit may be amended from time to time.  The Partners own the Percentage Interests indicated on Exhibit A, as such Percentage Interests may be adjusted from time to time by the General Partner to the extent necessary to reflect exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Interests or other events having an effect on a Partner’s Percentage Interest.  The General Partner shall have the power and authority to amend Exhibit A to reflect the issuance, redemption, exchange or other change in any Partnership Interest.
4.2 Additional Capital Contributions and Issuances of Additional Partnership Interests.  Except as provided in Sections 4.3, 4.4 or 4.5, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership.
4.3 Issuances of Additional Partnership Interests.  The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, and to admit the recipients of such Partnership Interests as Partners, for any Partnership purpose at any time or from time to time, including but not limited to additional classes of Partnership Units issued in connection with acquisitions of properties, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner.  Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Interests (i) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (iii) in connection with any merger of any other entity into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that entity or its owners are to receive Partnership Interests in exchange for their interests in the entity merging into the Partnership or any Subsidiary of the Partnership.  Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, redemption rights, conversion rights and other special rights, powers and duties, including rights, powers and duties senior to any Limited Partner Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner.  Without limiting the generality of the foregoing, the General Partner shall have authority to specify (A) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (B) the right of each such class or series of Partnership Interests to share in Partnership distributions, (C) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (D) the voting rights, if any, of each such class or series of Partnership Interests and (E) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:
4.3.1 (i) the additional Partnership Interests are issued in connection with an issuance of REIT Shares or other interests in CCI, which REIT Shares or interests have designations, preferences and other rights, such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.3 and (ii) CCI shall contribute to the General Partner and the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such REIT Shares or other interests in CCI;
4.3.2 the additional Partnership Interests are issued in exchange for Property or other assets owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
4.3.3 the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Interests so issued.
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4.4 CCI Issuance of Additional Securities.
4.4.1 CCI shall not issue any Additional Securities other than to all holders of REIT Shares, unless (i) the Partnership shall issue to the General Partner and the General Partner shall issue to CCI, as the General Partner and CCI may designate, Partnership Interests or options, warrants, convertible or exchangeable securities or other rights of the Partnership having designations, preferences and other rights, such that the economic interests are substantially similar to those of the Additional Securities and (ii) CCI shall contribute to the General Partner and the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through CCI and the General Partner, to the Partnership.  Notwithstanding the above, CCI is allowed to issue Additional Securities in connection with an acquisition of Property to be held directly by CCI but if, and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of CCI, the General Partner and the Partnership by a majority of the Independent Directors.  Without limiting the foregoing, CCI is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests (and CCI to issue corresponding interests), so long as (A) CCI concludes in good faith that such issuance is in the best interests of CCI, the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding General Partner Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise or in order to comply with the REIT ownership requirements set forth in Section 856(a)(5) of the Code and (B) CCI shall contribute to the General Partner and the General Partner contributes to the Partnership all proceeds from such issuance and exercise.
4.4.2 In connection with any and all issuances of REIT Shares or other securities of CCI, CCI shall contribute to the General Partner and the General Partner shall make Capital Contributions to the Partnership of the proceeds from such issuances.  If the proceeds actually received and contributed by CCI and the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s or broker-dealer’s discount or other fees or expenses paid or incurred in connection with such issuance (or as a result of sales net of commission or volume discounts), the General Partner may determine in its sole discretion whether the General Partner (and CCI to the General Partner) has made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance or the net amount contributed to the Partnership. In the event CCI and the General Partner determine the General Partner has made such a Capital Contribution of such excess amount, the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 7.5 and in connection with the required issuance of additional Partnership Units or Preferred Units, as applicable, the General Partner (and subsequently to CCI) for such Capital Contributions pursuant to Section 4.3.
4.4.3 In the event that the Partnership issues Partnership Interests pursuant to Sections 4.3 or 4.4, the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of any Limited Partner) as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, powers, and duties associated therewith.
4.5 Additional Funding.  If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings or (ii) elect to have the General Partner or any of its Affiliates provide such funds to the Partnership through loans or otherwise.
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4.6 Capital Accounts.  A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv).  If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property or money as consideration for a Partnership Interest, (iii) a new or existing Partner is granted an additional Partnership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a Partner or (iv) the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), the General Partner shall revalue the Property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).  When the Partnership’s Property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such Property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such Property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.
4.6.1 The Capital Account with respect to any Partner (or such Partner’s assignee) shall mean such Partner’s initial Capital Contribution adjusted as follows:
(a) A Partner’s Capital Account shall be increased by:
(i) such Partner’s share of Net Income;
(ii) any item of income or gain specially allocated to a Partner and not included in Net Income or Net Loss;
(iii) any additional cash Capital Contribution made by such Partner to the Partnership; and
(iv) the fair market value of any additional Capital Contribution, as determined by the General Partner, consisting of property contributed by such Partner to the capital of the Partnership reduced by any liabilities assumed by the Partnership in connection with such contribution or to which the property is subject.
(b) A Partner’s Capital Account shall be reduced by:
(i) such Partner’s share of Net Loss;
(ii) any loss or deduction specially allocated to a Partner and not included in Net Income or Net Loss;
(iii) any cash distribution made to such Partner; and
(iv) the fair market value, as determined by the General Partner of any property (reduced by any liabilities assumed by the Partner in connection with the distribution or to which the distributed property is subject) distributed to such Partner; provided that, upon liquidation and winding up of the Partnership, unsold property will be valued for distribution at its fair market value and the Capital Account of each Partner before such distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Partnership then sold the property for its fair market value.  Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the property.
4.6.2 Notwithstanding anything to the contrary in this Agreement, the Capital Accounts shall be maintained in accordance with Regulations Section 1.704-1(b).  For purposes of this Agreement, any references to the Regulations shall include corresponding subsequent provisions.
4.7 Percentage Interests.  If (i) the number of outstanding Participating Partnership Units increases or decreases during a taxable year or (ii) the Percentage Interest of an LTIP Unit is otherwise adjusted because the LTIP Unit Distribution Participation Date or the Special LTIP Unit Full Participation Date has occurred as described in the definition of Percentage Interest, then each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Participating Partnership Units held by such Partner divided by the aggregate number of Participating Partnership Units outstanding after giving effect to such increase or decrease and shall be further adjusted to take into account any special calculations of Percentage Interests for outstanding LTIP Units described in the definition of Percentage Interests.
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4.8 No Interest on Contributions.  Except as may be specifically provided in this Agreement, no Partner shall be entitled to interest on its Capital Contributions.
4.9 Return of Capital Contributions.  No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement.  Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.
4.10 No Third Party Beneficiary.  No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.  None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.  In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner.  Without limiting the generality of the foregoing but except for any written agreement made between the Partner and the Partnership, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership and upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Partner’s Capital Account.
4.11 Issuance of Series 2016 Preferred Units.  The General Partner is authorized to cause the Partnership to issue the Series 2016 Preferred Units to the General Partner according to the Partnership Unit Designation of the Series 2016 Preferred Units provided on Exhibit G.
4.12 Issuance of Series 2017 Preferred Units.  The General Partner is authorized to cause the Partnership to issue the Series 2017 Preferred Units to the General Partner according to the Partnership Unit Designation of the Series 2017 Preferred Units provided on Exhibit H.
4.13 Issuance of Series 2019 Preferred Units.  The General Partner is authorized to cause the Partnership to issue the Series 2019 Preferred Units to CCI according to the Partnership Unit Designation of the Series 2019 Preferred Units provided on Exhibit I.
4.14 Treatment of Merger.  It is intended that, for United States federal income tax purposes and, where applicable, state or local income tax purposes, the Partnership Merger shall be treated as a transfer by CCOP, CMRI OP and CMRII OP of all of their assets and liabilities to the Partnership in exchange for partnership interests in the Partnership followed by the distribution of such interests to their partners in a complete liquidation of CCOP, CMRI OP and CMRII OP, the exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local law), all Partners shall file all United States federal, state and local tax returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 4.14, and no Partner shall take a position inconsistent with such treatment.  At the time of the Partnership Merger, all of the Partnership Interests shall be booked-up to the amounts set forth on Exhibit A.
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5. Net Income and Net Loss.
5.1 Allocation of Net Income and Net Loss.  Net Income and Net Loss (or, in each case, items thereof) of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated as follows:
5.1.1 After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10 and 5.13, and subject to the allocations set forth in Section 5.11, Net Income shall be allocated as follows:
(a) First, to the General Partner to the extent of Net Loss previously allocated to the General Partner pursuant to Section 5.1.2(c) until Net Income allocated to the General Partner pursuant to this Section 5.1.1(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 5.1.2(c);
(b) Second, to the Common Limited Partners, LTIP Unit Limited Partners and the General Partner in proportion to their Percentage Interests until Net Income allocated to the Common Limited Partners, LTIP Unit Limited Partners and General Partner pursuant to this Section 5.1.1(b) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the Common Limited Partners, LTIP Unit Limited Partners and the General Partner pursuant to Section 5.1.2(b); and
(c) Thereafter, to the Common Limited Partners, LTIP Unit Limited Partners and the General Partner in accordance with their respective Percentage Interests.
5.1.2 After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10 and 5.13, and subject to the allocations set forth in Section 5.11, Net Loss shall be allocated as follows:
(a) First, to the Common Limited Partners, LTIP Unit Limited Partners and General Partner in proportion to their Percentage Interests until the Net Loss allocated to the Common Limited Partners, LTIP Unit Limited Partners and General Partner pursuant to this Section 5.1.2(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Income allocated to the Common Limited Partners, LTIP Unit Limited Partners and General Partner pursuant to Section 5.1.1(c);
(b) Second, to the Common Limited Partners, LTIP Unit Limited Partners and General Partner in proportion to their positive Capital Account balances with respect to their Participating Partnership Units until their Capital Accounts are reduced to zero; and
(c) Thereafter, to the General Partner.
5.2 Nonrecourse Deductions; Minimum Gain Chargeback.  Notwithstanding any provision to the contrary in this Agreement, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the “partner nonrecourse debt” to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j) and (iv) if there is a net decrease in Partner Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j).  A Partner’s “interest in partnership profits” for purposes of determining its share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest; provided, however, with respect to the Common Units issued, excess nonrecourse liability shall first be allocated to the Common Limited Partners who contributed the applicable property to the extent of any built-in gain with respect to such property that it is attributable to such Common Limited Partner pursuant to Section 704(c) to the extent debt attributable to such gain has not previously been allocated to such Common Limited Partner pursuant to Regulations Section 1.752-3(a)(2).  Except as set forth immediately above, the General Partner may select the appropriate method for sharing excess nonrecourse liabilities.
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5.3 Qualified Income Offset.  If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d).  This Section 5.3 is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.3, to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.3.
5.4 Capital Account Deficits.  Net Loss (or items of Net Loss) shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Capital Account at the end of any fiscal year (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).  Any Net Loss in excess of that limitation shall be allocated to the General Partner.  After the occurrence of an allocation of Net Loss to the General Partner in accordance with this Section 5.4, to the extent permitted by Regulations Section 1.704-1(b), Net Income shall be allocated to the General Partner in an amount necessary to offset the Net Loss previously allocated to the General Partner under this Section 5.4.
5.5 Allocations Between Transferor and Transferee.  If a Partner Transfers any part or all of its Partnership Interest or the Partner’s Percentage Interest is adjusted pursuant to Section 4.7, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the Transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners.  The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner for the taxable year in which the adjustment occurs.  The allocation of Net Income and Net Loss for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Net Income and Net Loss for the later part shall be based on the adjusted Percentage Interests.
5.6 Definition of Net Income and Net Loss.  “Net Income” and “Net Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Net Income and Net Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10, 5.11 and 5.13.  All allocations of income, Net Income, gain, Net Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4).  The General Partner shall have the authority, in its sole discretion, to elect the method or methods to be used by the Partnership for allocating items of income, gain, expense and deductions as required by Section 704(c) of the Code including the election of a method that may result in one or more Partners receiving or being allocated a disproportionately larger share of items of Partnership income, gain, expense or deduction and any such election shall be binding on all Partners.
5.7 Curative Allocations.  The allocations set forth in Sections 5.2, 5.3 and 5.4 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.7.  Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1.
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5.8 Special Allocation.  Notwithstanding the other provisions in this Section (but subject to Sections 5.11 and 5.12), in the year of the liquidation of the Partnership, Net Income and Net Loss from all sources (or gross income or gross expense) shall be allocated, to the greatest extent possible, so that the positive Capital Account balance of each Partner shall be equal to the distributions to be made to the Partners, provided, however, that in no event shall this Section 5.8 be interpreted or applied in a manner that would cause any LTIP Unit to fail to qualify as a “profits interest” under IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and IRS Revenue Procedure 2001-43, 2001-2 C.B.  191 (August 3, 2001) (for example, this Section 5.8 shall not cause an LTIP Unit Limited Partner to receive a gross income allocation with respect to an LTIP Unit, or other Partners to receive gross expense allocations, if such allocation(s) would result in a reduction of the LTIP Unit Limited Partner’s Book-Up Target with respect to its LTIP Unit in excess of the amount by which such Book-Up Target would have been reduced in the absence of this Section 5.8).  This Section 5.8 shall be interpreted in a manner consistent with the Partnership’s intention to treat the LTIP Units as  “profits interests” for U.S. federal income tax purposes.
5.9 Preferred Interest Designations.  Notwithstanding any provisions to the contrary in this Agreement, Net Income and Net Loss shall first be allocated to Partners as set forth in the Partnership Unit Designations.
5.10 Forfeiture Allocations.  Subject to Section 5.11.3 with respect to a forfeiture of certain LTIP Units,  upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the effective date of this Agreement to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).
5.11 LTIP Allocation Provisions.
5.11.1 For purposes of determining allocations of Net Loss pursuant to Section 5.1, an LTIP Unit Limited Partner shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.
5.11.2 After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10 and 5.13, and the allocations of Net Income under Sections 5.1.1(a), and subject to the other provisions of this Section 5, but before allocations of Net Income are made under Section 5.1.1(b) or 5.1.1(c), Liquidating Gains and Liquidating Losses shall be allocated as follows:
(a) Liquidating Gains (including, for the avoidance of doubt, Liquidating Gains that are a component of any remaining Net Income), shall first be allocated to LTIP Unit Limited Partners until the Economic Capital Account Balances of such Partners, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (with respect to each LTIP Unit Limited Partner, the “Target Balance”), provided, however, that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit (each an “Ineligible Unit”) if and to the extent that cumulative Liquidating Losses of the Partnership have exceeded cumulative Liquidating Gains of the Partnership during the period from the issuance of such LTIP Unit through the date of such allocation. If, notwithstanding the foregoing, not all LTIP Units (including Ineligible Units) are fully booked up, Liquidating Gains shall be allocated, subject to Section 5.11.2(b), among LTIP Unit Limited Partners with respect to their LTIP Units in a manner reasonably determined by the General Partner. For the avoidance of doubt, Liquidating Gains allocated with respect to an LTIP Unit pursuant to this Section 5.11.2(a) shall reduce (but not below zero) the Book-Up Target for such LTIP Unit.
(b) Liquidating Gain allocated to an LTIP Unit Limited Partner under this Section 5.11 will be attributed to specific LTIP Units of such LTIP Unit Limited Partner for purposes of determining (i) allocations under this Section 5.11, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unit Limited Partner’s Capital Account and (iii) the ability of such LTIP Unit Limited Partner to convert specific LTIP Units into Common Units.  Such Liquidating Gain will generally be attributed in the following order:  (A) first, to Vested LTIP Units held for more than two years, (B) second, to Vested LTIP Units held for two years or less, (C) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the General Partner, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting) and (D) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued).  Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.  Any such allocations shall be made among the holders of LTIP Units in proportion to the aggregate amounts required to be allocated to each under this Section 5.
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(c) After giving effect to the special allocations set forth above in this Section 5.11, if, due to distributions with respect to Common Units in which the LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any LTIP Unit Limited Partner attributable to such LTIP Unit Limited Partner’s LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such LTIP Unit Limited Partner, or, at the election of the General Partner, Liquidating Gains shall be allocated to the other Partners, to eliminate the disparity; provided, however, that if Liquidating Losses and Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.
(d) The parties agree that the intent of this Section 5.11 is (i) to the extent possible to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s General Partner Units (on a per-unit basis) and (ii) to allow conversion of an LTIP Unit (assuming prior vesting) when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to Section 5.11 so that either an LTIP Unit’s initial Book-Up Target has been reduced to zero or the parity described in clause (i) above has been achieved.  The General Partner shall be permitted to interpret this Agreement (including this Section 5.11) and to amend this Agreement to the extent necessary and consistent with this intention.
(e) In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 5.11, Net Income allocable under Sections 5.1.1(b) and 5.1.1(c) and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.
5.11.3 If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 5.11.2, (i) the portion of such LTIP Unit Limited Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit Limited Partner’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain (if any), using a methodology similar to that described in Section 5.11.2 as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit Limited Partner’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the Common Unit Economic Balance and (ii) such LTIP Unit Limited Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above.
5.12 Substantial Economic Effect.  It is the intent of the Partners that the allocations of Net Income and Net Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto.  Section 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.  If the Partnership is advised by the Partnership’s legal counsel that the allocations provided in this Agreement are unlikely to be respected for federal income tax purposes, the General Partner is hereby granted the power to amend the allocation provisions of this Agreement to the minimum extent necessary to comply with Section 704(b) of the Code and effect the plan of allocations and distributions provided for in this Agreement.  The Limited Partners acknowledge and agree that counsel representing the Partnership, the General Partner, the advisor to the General Partner and their Affiliates does not represent and will not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of the Limited Partners in any respect.
5.13 Performance Allocation.  After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9 and 5.10, Net Income and Net Loss shall be allocated in an amount equal to the Performance Allocation for the applicable year and for any prior distributed but unallocated Performance Allocation.
6. Distributions.
6.1 Distribution of Cash.
6.1.1 Unless otherwise provided herein, cash from operations shall be distributed to the Partners, including the Special Limited Partner, each calendar year as follows:
(a) First, to the Special Limited Partner until the Special Limited Partner has received an amount equal to the Performance Allocation.
(b) Second, to the Preferred Limited Partners as set forth in the Partnership Unit Designations.
(c) Third, to the Common Limited Partners, LTIP Unit Limited Partners and General Partner in proportion to their Percentage Interests.
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6.1.2 Distributions made pursuant to Section 6.1.1 shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit does not exceed the amount attributable to items of Partnership income or gain realized after the date such LTIP Unit was issued by the Partnership.  The intent of the immediately preceding sentence is to ensure that any LTIP Units qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B.  191 (August 3, 2001), and such sentence shall be interpreted and applied consistently therewith.  The General Partner at its discretion may amend Section 6.1 to ensure that any LTIP Units will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B.  343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B.  191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).
6.1.3 The Partnership shall distribute to the Partners who are Partners on the Partnership Record Date with respect to such month (or other distribution period) in accordance with Section 6.1.1; provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than the day after the Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest shall be adjusted in proportion to (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.
6.1.4 Except for distributions pursuant to Section 6.6 of this Agreement in connection with the dissolution and liquidation of the Partnership and subject to the provisions of Sections 6.1.1, 6.2, 6.3 and 6.5 of this Agreement, distributions shall be made to the holders of Participating Partnership Units in accordance with their respective Percentage Interests.
6.1.5 In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.
6.2 Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, the requirements of Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner or assignee or (ii) if the actual amount to be distributed to the Partner or assignee is less than the amount required to be withheld by the Partnership, the actual amount shall be treated as a distribution of cash in the amount of such withholding and the additional amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner or assignee on the day the Partnership pays over such amount to a taxing authority.  A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee or upon demand upon the applicable Partner or assignee.  In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner (a “Defaulting Limited Partner”), the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner.  In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership  against the Defaulting Limited Partner as to that amount.  Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.  Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 6.2 shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.
6.3 REIT Distribution Requirements.  The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable CCI to make distributions to its stockholders that will allow CCI to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code, other than to the extent CCI elects to retain and pay income tax on any portion of its net capital gain.
6.4 No Right to Distributions in Kind.  No Partner shall be entitled to demand Property other than cash in connection with any distributions by the Partnership.
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6.5 Limitations on Return of Capital Contributions.  Notwithstanding any of the provisions of this Section 6, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of its Capital Contribution, does not exceed the fair market value of the Partnership’s assets.
6.6 Distributions Upon Liquidation.  Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans and any distributions required pursuant to the Partnership Unit Designations and after payment of any accrued but undistributed Performance Allocation, any remaining assets of the Partnership shall be distributed to the Common Limited Partners, Special Limited Partner, LTIP Unit Limited Partners and General Partner as set forth in Section 6.1, which is intended to be in accordance with the positive balance of the Capital Account of each Partner; provided, however, that, notwithstanding the foregoing, consistent with the Partnership’s intention to treat LTIP Units as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B.  191 (August 3, 2001), in no event shall an LTIP Unit Limited Partner receive any distribution pursuant to this Section 6.6 with respect to an LTIP Unit in excess of such LTIP Unit Limited Partner’s positive Capital Account balance with respect to such LTIP Unit.  For purposes of the preceding sentence, the Capital Account of each Partner shall be determined after all allocations and distributions have been made in accordance with this Agreement attributable to Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.
To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.
6.7 Determination of Performance Allocation.  Notwithstanding the foregoing, so long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner shall be entitled to a distribution (the “Performance Allocation”), promptly following the end of each year (which shall accrue on a monthly basis) in an amount equal to:
6.7.1 First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause; and
6.7.2 Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
6.8 Special Provisions Applicable to the Performance Allocation.
6.8.1 Any amount by which Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward Amount will not be carried forward to subsequent periods.
6.8.2 With respect to all Partnership Units that are repurchased at the end of any month in connection with repurchases of REIT Shares pursuant to CCI's share repurchase plan, the Special Limited Partner shall be entitled to such Performance Allocation in an amount calculated as described above calculated in respect of the portion of the year for which such Partnership Units were outstanding, and proceeds for any such Partnership Unit repurchase will be reduced by the amount of any such Performance Allocation.
6.8.3 The Performance Allocation may be payable in cash or Common Units at the election of the Special Limited Partner.  If the Special Limited Partner elects to receive such distributions in Common Units, the Special Limited Partner will receive the number of Common Units that results from dividing the Performance Allocation by the Net Asset Value per Common Unit at the time of such distribution.  If the Special Limited Partner elects to receive such distributions in Common Units, the Special Limited Partner may request the Partnership to redeem such Common Units from the Special Limited Partner at any time thereafter pursuant to Section 9.4.  Any Common Units received by the Special Limited Partner pursuant to this Section 6.8.3 may be redeemed pursuant to Section 9.4 without any requirement that such Common Units are held for at least one year as set forth in Section 9.4 or as described in the definition of Exchange Date.
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6.8.4 The measurement of the change in Net Asset Value for the purpose of calculating the Total Return is subject to adjustment by the Board of Directors to account for any dividend, split, recapitalization or any other similar change in the Partnership's capital structure or any distributions that the Board of Directors deems to be a return of capital if such changes are not already reflected in the Partnership's net assets.
6.8.5 The Special Limited Partner will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of the Partnership.
6.8.6 In the event the Advisory Agreement is terminated (including by means of non-renewal), the Special Limited Partner will be allocated any accrued Performance Allocation with respect to all Partnership Units as of the date of such termination.
7. Rights, Obligations and Powers of the General Partner.
7.1 Management of the Partnership.
7.1.1 Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership.  Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions as deemed necessary or desirable in the sole and absolute discretion of the General Partner, on behalf of the Partnership (or any Subsidiary or GP Subsidiary):
(a) to acquire, purchase, own, operate, manage, lease, dispose of and exchange any Property and any other assets in the best interests of the business of the Partnership;
(b) to develop land, construct buildings and make other improvements or renovations on Property owned or leased by the Partnership;
(c) to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests or options, warrants, convertible or exchangeable securities or other rights relating to any Partnership Interests) of the Partnership;
(d) to borrow money for the Partnership, issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(e) to make loans or advances to any Person, including Affiliates of the General Partner or the Partnership, for any purpose pertaining to the business of the Partnership;
(f) to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(g) to pay, either directly or by reimbursement, all Administrative Expenses to third parties or to the General Partner or its Affiliates as set forth in this Agreement;
(h) to use assets of the Partnership for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all Administrative Expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;
(i) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
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(j) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;
(k) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
(l) to make or revoke any election permitted or required of the Partnership by any taxing authority;
(m) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, conservation of Partnership assets, or any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;
(n) to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property, to distribute the same or to use such proceeds for other Partnership purposes;
(o) to hire and dismiss employees of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons in connection with the Partnership business and to pay such remuneration as the General Partner may deem reasonable and proper;
(p) to retain other services of any kind or nature in connection with the Partnership business, and to pay such remuneration as the General Partner may deem reasonable and proper;
(q) to negotiate and enter into agreements on behalf of the Partnership with respect to any of the rights, powers or authority of the General Partner;
(r) to maintain accounting records and to file all federal, state and local income tax returns on behalf of the Partnership;
(s) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
(t) to form or acquire an interest in, and contribute Property to, any limited or general partnership, joint venture, limited liability company, corporation, Subsidiary or other entity or relationship;
(u) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other Partnership purpose;
(v) to merge, consolidate or combine the Partnership with or into another entity;
(w) to take any and all actions necessary to adopt or modify any distribution reinvestment plan of the Partnership or CCI;
(x) to do any and all acts necessary or desirable to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code and the Regulations promulgated thereunder; and
(y) to execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all acts for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing CCI at all times to qualify as a REIT unless CCI voluntarily terminates its REIT status) and to possess and maintain all of the rights and powers of a general partner as provided by the Act.
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7.1.2 Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
7.2 Delegation of Authority.  The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
7.3 Indemnification and Exculpation of Covered Persons.
7.3.1 The Partnership shall indemnify, to the fullest extent allowed under applicable law and to the extent indemnification of the Covered Person by CCI is not prohibited under Article XVI of the Articles of Incorporation, a Covered Person from and against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative), that relate to the operations of the Partnership as set forth in this Agreement or relate to the provision of services to the Partnership in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that (i) the act or omission of the Covered Person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Covered Person actually received an improper personal benefit in money, property or services, (iii) in the case of any criminal proceeding, the Covered Person had reasonable cause to believe that the act or omission was unlawful or (iv) the Covered Person acted with gross negligence, willful misconduct or fraud.
7.3.2 To the extent reimbursement or advancement of expenses of the Covered Person by CCI is not prohibited under Article XVI of the Articles of Incorporation, the Partnership shall pay or reimburse a Covered Person for reasonable expenses and other costs incurred by a Covered Person who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.3 has been met and (ii) a written undertaking by or on behalf of the Covered Person to repay the amount if it shall ultimately be determined that the Covered Person was not entitled to indemnification pursuant to this Section 7.3.
7.3.3 The Partnership may purchase and maintain insurance on behalf of the Covered Persons and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
7.3.4 For purposes of this Section 7.3, (i) the Partnership shall be deemed to have requested a Covered Person to serve as a fiduciary of an employee benefit plan whenever the performance by the Covered Person of its duties to the Partnership also imposes duties on the Covered Person, or otherwise involves services by the Covered Person to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on a Covered Person with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.3 and (iii) actions taken or omitted by the Covered Person with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
7.3.5 In no event may a Covered Person subject the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
7.3.6 A Covered Person shall not be denied indemnification in whole or in part under this Section 7.3 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or approved by the Board of Directors.
7.3.7 Notwithstanding the above provisions in this Section 7.3, the Partnership shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Covered Person, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Covered Person or (iii) a court of competent jurisdiction approves a settlement of the claims against the Covered Person and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
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7.3.8 Without limitation, the foregoing indemnity shall extend to any liability of any Covered Person, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.3 in favor of any Covered Person having or potentially having liability for any such indebtedness.
7.3.9 The provisions of this Section 7.3 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
7.3.10 The indemnification provided by this Section 7.3 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity.
7.3.11 Neither the amendment nor repeal of this Section 7.3, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.3, shall apply to or affect in any respect the applicability of this Section 7.3 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
7.3.12 None of the Partners or any of their Affiliates shall have any obligation to cause the Partnership to take any action that would result in personal liability to any Limited Partner, its principals or any of its Affiliates in their capacity as obligor or guarantor of any loan that is obtained or assumed by the Partnership, notwithstanding that the failure to take any such action might result in the total or partial loss of the Partnership’s interest in some or all of the Partnership’s Property.  Such action may include transferring property to a lender pursuant to a deed in lieu of foreclosure.  Any action or inaction by the Partners or any of their Affiliates that is intended to avoid personal liability under any obligation or guaranty related to a loan that is obtained or assumed by the Partnership shall not constitute a breach of any fiduciary or other duty that the General Partner or its Affiliates may owe the Partnership.  Further, the Partnership shall indemnify and hold harmless any Partners and their Affiliates for any guarantees either actual guarantees or non-recourse carve-out guarantees or similar guarantees.
7.3.13 The Partners acknowledge that the Limited Partners shall not be in breach of any duty or obligation that the Limited Partners or their Affiliates may have to the Partnership or the Partners if the Limited Partners vote their Limited Partner Interests in their own best interest with respect to any matter upon which the Limited Partners have the right to vote.
7.3.14 Subject to Section 7.5.4, it is the intent of the parties that any amounts paid by the Partnership to the General Partner or any Partner pursuant to this Section 7.3 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.
7.4 Liability of the General Partner.
7.4.1 Notwithstanding anything to the contrary set forth in this Agreement, the Covered Persons shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Covered Person acted in good faith.  The Covered Person shall not be in breach of any duty that the Covered Person may owe to the Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the Covered Person, acting in good faith, abides by the terms of this Agreement.
7.4.2 In addition, to the extent a Covered Person performs its duties in accordance with the standards provided by this Agreement or, as applicable, the Act, such Person or Persons shall have no liability by reason of being or having been the General Partner, or by reason of being an officer, director, employee, agent or stockholder of the General Partner.  To the maximum extent that the Act and the general laws of the State of Delaware, in effect from time to time, permit limitation of the liability of general partners of a limited partnership, a Covered Person shall not be liable to the Partnership or to any Partner for money damages except to the extent that (i) the Covered Person actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received or (ii) a judgment or other final adjudication adverse to the Covered Person is entered in a proceeding based on a finding in the proceeding that the action or failure to act of the Covered Person was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
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7.4.3 The Limited Partners expressly acknowledge that (i) the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively and (ii) the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to the Limited Partners or some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions.  In the event of a conflict between the interests of CCI’s stockholders on one hand and the Limited Partners on the other, the Board of Directors or management of CCI, in managing the General Partner, shall endeavor in good faith to resolve the conflict in a manner not adverse to either the CCI stockholders or the Limited Partners; provided, however, that for so long as CCI directly owns a controlling interest in the General Partner and the General Partner directly owns a controlling interest in the Partnership, any such conflict that the Board of Directors or management of CCI, in managing the General Partner, in their sole and absolute discretion, determine cannot be resolved in a manner not adverse to either the CCI stockholders or the Limited Partners shall be resolved in favor of the CCI stockholders. Neither CCI, the Board of Directors and CCI’s management nor the General Partner shall be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that CCI, the Board of Directors and CCI’s management and the General Partner have acted in good faith.
7.4.4 Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief, that such action or omission is necessary or advisable in order to (i) protect the ability of the General Partner to continue to qualify as a REIT or (ii) prevent the General Partner from incurring any taxes under Section 857, Section 4981 or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
7.4.5 Subject to its obligations and duties as General Partner set forth in Section 7.1, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees and agents.  The General Partner shall not be responsible for any misconduct or negligence on the part of any such employee or agent appointed by the General Partner in good faith.
7.4.6 To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.
7.4.7 Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a similar grant of authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the other Partners or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or in equity or any other agreement contemplated herein or otherwise.
7.4.8 The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
7.4.9 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
7.4.10 The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.
7.4.11 Neither the amendment nor repeal of this Section 7.4, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.4, shall apply to or affect in any respect the applicability of this Section 7.4 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
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7.5 Reimbursement of General Partner.
7.5.1 Except as provided in this Section 7.5 and elsewhere in this Agreement (including Sections 5 and 6), the General Partner shall not be compensated for its services as general partner of the Partnership.
7.5.2 REIT Expenses and Administrative Expenses shall be obligations of the Partnership and the General Partner and CCI shall be entitled to reimbursement for all REIT Expenses and Administrative Expenses incurred by the General Partner and CCI on behalf of the Partnership.  Reimbursement of REIT Expenses and Administrative Expenses shall be treated as an expense of the Partnership and not as allocations of Partnership income or gain.
7.5.3 Subject to Section 7.5.4, if and to the extent any payment or reimbursement to the General Partner (or CCI) is determined for United States federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.
7.5.4 Notwithstanding any provision in this Agreement to the contrary, if the Partnership pays or reimburses (directly or indirectly, including by reason of giving the General Partner (or CCI) Capital Account credit in excess of actual Capital Contributions made by the General Partner or CCI for fees, expenses or other costs pursuant to Sections 4.3, 7.3 or 7.5, or otherwise, and if failure to treat all or part of such payment or reimbursement as a distribution to the General Partner (or CCI), or the receipt of Capital Account credit in excess of actual Capital Contributions, would cause CCI to recognize income that would cause CCI to fail to qualify as a REIT, then such payment or reimbursement (or portion thereof) shall be treated as a distribution to the General Partner (or CCI) for purposes of this Agreement, or the Capital Account credit in excess of actual Capital Contributions shall be reduced, in each case to the extent necessary to preserve CCI’s status as a REIT.  The Capital Account of the General Partner (or CCI) shall be reduced by such direct or indirect payment or reimbursement (or a portion thereof) in the same manner as an actual distribution to the General Partner (or CCI).  To the extent treated as distributions, such fees, expenses or other costs shall not be taken into account as Partnership fees, expenses or costs for the purposes of this Agreement.  In the event that amounts are recharacterized as distributions or Capital Accounts are reduced pursuant to this Section 7.5.4, allocations under Sections 5.1 and 5.11 for the current and subsequent periods shall be adjusted as reasonably determined by the General Partner so that to the extent possible the Partners have the same Capital Account balances they would have if this Section 7.5.4 had not applied.  This Section 7.5.4 is intended to prevent direct or indirect reimbursements or payments under this Agreement from giving rise to a violation of CCI’s REIT requirements while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be interpreted and applied consistent with such intent.
7.6 Outside Activities.  Subject to Section 7.8, the Articles of Incorporation and any agreements entered into by CCI or the General Partner or their Affiliates with the Partnership or a Subsidiary, or any officer, director, employee, agent, trustee, Affiliate or stockholder of CCI or the General Partner, CCI and the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership.  Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interests or activities.  None of the Limited Partners or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and CCI the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.
7.7 Employment or Retention of Affiliates.
7.7.1 Any Affiliate of CCI or the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, advisor, manager, property manager, asset manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefor which the General Partner determines to be fair and reasonable.
7.7.2 The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner; provided that any such arrangements (other than arrangements with wholly-owned subsidiaries) shall be on terms not less favorable to the Partnership than could have been obtained from a third party in an arm’s length transaction.  The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
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7.7.3 The Partnership may transfer assets to joint ventures, limited liability companies, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems to be consistent with this Agreement, applicable law and the REIT status of CCI; provided that any such arrangements shall be on terms not less favorable to the Partnership than could have been obtained from a third party in an arm’s length transaction.
7.7.4 Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are, in the General Partner’s sole discretion, on terms that are fair and reasonable to the Partnership.
7.8 General Partner Participation.  The General Partner agrees that all business activities of the General Partner and CCI, including activities pertaining to the acquisition, development or ownership of any Property shall be conducted through the Partnership, a Subsidiary, a GP Subsidiary or a taxable REIT subsidiary (within the meaning of Section 856 (l) of the Code); provided, however, that CCI or the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of CCI, the General Partner and the Partnership by a majority of the Independent Directors.
7.9 Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees as the General Partner may determine in its sole discretion, including Affiliates of the General Partner.  The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
7.10 Redemptions.  In the event CCI (i) redeems any REIT Shares or shares of preferred stock in CCI  or (ii) makes a cash tender offer or other offer to acquire REIT Shares, or shares of preferred stock, as applicable, then CCI shall cause the General Partner and the General Partner shall cause the Partnership to purchase from the General Partner a number of General Partner Units or Preferred Units, as applicable, as determined based on the application of the Conversion Factor on the same terms that CCI redeemed or acquired such REIT Shares or shares of preferred stock, as applicable.
7.11 Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
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7.12 Officers.
7.12.1 The General Partner, in its sole discretion, may appoint officers of the Partnership at any time.  The officers of the Partnership, if appointed by the General Partner, may include an executive chairman, president, chief executive officer, chief legal officer, chief investment officer, chief financial officer, chief accounting officer, chief operating officer, any number of executive vice presidents, vice presidents, a secretary or any other officer designated by the General Partner.  The officers shall serve at the pleasure of the General Partner.  Any individual may hold any number of offices.  The officers shall exercise such powers and perform such duties as determined and authorized by the General Partner.
7.12.2 Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the General Partner at any time.  Any officer may resign at any time by giving written notice to the General Partner.  Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Partnership under any contract to which the officer is a party.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.
7.12.3 No officer shall receive a salary solely for acting as an officer of the Partnership.
7.12.4 No officer of the Partnership shall have the authority to sign contracts and obligations on behalf of the Partnership.  All contracts and obligations of the Partnership shall be executed by the General Partner, in its capacity as general partner of the Partnership.
8. Changes in General Partner.
8.1 Transfer of the General Partner’s Partnership Interest.
8.1.1 The General Partner shall not transfer all or any portion of its General Partner Interest or withdraw as the General Partner except as provided in, or in connection with a transaction contemplated by, Sections 8.1.2, 8.1.3 or 8.1.4 (and CCI shall not transfer its interest in the General Partner).
8.1.2 Except as otherwise provided in Sections 8.1.3 or 8.1.4, the General Partner and CCI shall not engage in any merger, consolidation or other combination with or into another entity or the sale of all or substantially all of its assets (other than in connection with a change in the General Partner’s state of incorporation or organizational form), which in each case results in a change of control of the General Partner or CCI (a “Transaction”), unless:
(a) Such Transaction is approved by a Majority Vote;
(b) as a result of such Transaction, all Common Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each Common Limited Partner shall be given the option to exchange its Common Units for the greatest amount of cash, securities, or other property which a Common Limited Partner holding Common Units would have received had it (i) exercised its Exchange Right and (ii) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or
(c) the General Partner or CCI is the surviving entity in the Transaction and either (i) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (ii) all Common Limited Partners (other than the General Partner or any Subsidiary) receive in exchange for their Common Units, an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.
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8.1.3 Notwithstanding Section 8.1.2, the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units and Preferred Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units or Preferred Units, as applicable, with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder.  Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 8.1.3.  The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and the Conversion Factor for a Common Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.  Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants, convertible or exchangeable securities or other rights relating thereto, and which a holder of Common Units could have acquired had such Common Units been exchanged immediately prior to such merger or consolidation.  Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for herein with respect to the Conversion Factor.  The Surviving General Partner also shall in good faith modify the definition of REIT Shares and make such amendments to Sections 9.4 and 9.5 so as to approximate the existing rights and obligations set forth in Sections 9.4 and 9.5 as closely as reasonably possible.  The above provisions of this Section 8.1.3 shall similarly apply to successive mergers or consolidations permitted hereunder.  Similar provisions as set forth in this Section 8.1.3 shall be applied if CCI shall merge or consolidate.
8.1.4 Notwithstanding Section 8.1.2:
(a) the General Partner may transfer all or any portion of its General Partner Interest to (i) a wholly-owned Subsidiary of such General Partner (or CCI) or (ii) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partner Interest, may withdraw as General Partner;
(b) the General Partner (or CCI) may engage in any transaction that is not required by law or by the rules of any national securities exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares; and
(c) in addition to Section 8.1.4(a)(ii), the General Partner may liquidate and transfer its General Partner Interest to CCI or CCI may transfer all of its Partnership Interests to the General Partner.
8.2 Admission of a Substitute or Additional General Partner.  A Person who acquires a General Partner Interest in accordance with the terms of this Agreement shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
8.2.1 the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and the Certificate shall be amended or amended and restated to evidence the admission of such Person as a General Partner and filed for recordation and all other actions required by Section 2.5 in connection with such admission shall have been performed;
8.2.2 if the Person to be admitted as a substitute or additional General Partner is an entity, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
8.2.3 counsel for the Partnership shall have rendered an opinion (relying on or obtaining such opinions from other counsel as may be necessary) that (i) the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act and (ii) none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (a) the Partnership to be classified other than as a partnership for federal income tax purposes or (b) the loss of any Limited Partner’s limited liability.
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8.3 Effect of Bankruptcy or Event of Withdrawal of a General Partner.
8.3.1 Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 8.4.1) or other Event of Withdrawal of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued without dissolution by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 8.3.2.  Notwithstanding the foregoing, the merger of the General Partner with and into any entity, transfer of all of the General Partner Interest of the General Partner to another Person, that is admitted as a substitute or successor General Partner pursuant to Section 8.2 effective as of the date of such merger or transfer shall not be an Event of Withdrawal of the General Partner.
8.3.2 Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 8.4.1) or other Event of Withdrawal of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued without dissolution by the remaining partner or partners), (i) the Common Limited Partners, within 90 days after such occurrence, elect to continue the business of the Partnership without dissolution by selecting, subject to Section 8.2 and any other provisions of this Agreement, a substitute General Partner by a Majority Vote whose admission will be effective as of the date of the occurrence of such Event of Withdrawal or (ii) the General Partner appoints 1 or more additional general partners and continue the business of the Partnership without the vote of the Limited Partners.  If the business of the Partnership is continued without dissolution and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.
8.4 Removal of a General Partner.
8.4.1 Upon the occurrence of an Event of Bankruptcy as to a General Partner or other Event of Withdrawal, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of, a partner in, such partnership shall be deemed not to be an Event of Bankruptcy or a dissolution of the General Partner if the business of such General Partner is continued without dissolution by the remaining partner or partners under Section 8.3.2.  In addition, a transfer of the General Partner Interests of the General Partner pursuant to Section 8.1.4 shall not be subject to this Section.  The Limited Partners may not remove the General Partner, with or without cause.
8.4.2 If a General Partner has been removed pursuant to this Section 8.4 and the Partnership is continued without dissolution pursuant to Section 8.3, such General Partner shall promptly transfer and assign its General Partner Interest to the substitute General Partner as set forth in Section 8.3.2 and otherwise be admitted to the Partnership in accordance with Section 8.2.  At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partner Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner as a result of the event that caused the removal.  Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner, on the one hand, and the Limited Partners pursuant to a Majority Vote, on the other hand, within 10 days following the removal of the General Partner.  In the event that the parties are unable to agree upon an appraiser, the removed General Partner and the Limited Partners pursuant to a Majority Vote, shall select an appraiser.  Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest no later than 60 days after the removal of the General Partner.  In such case, the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals closest in value.
8.4.3 The General Partner Interest of a removed General Partner, until transferred pursuant to Section 8.4.2, shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, Net Income, gain or Net Loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners.  Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 8.4.2.
8.4.4 All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary, desirable and sufficient to effect all the foregoing provisions of this Section.
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9. Rights and Obligations of the Limited Partners.
9.1 Management of the Partnership.  The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for or on behalf of the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.
9.2 Power of Attorney.  Each Limited Partner, pursuant to Section 14, hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact.
9.3 Limitation on Liability of Limited Partners.  No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership.  A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contributions, if any, as and when due hereunder.  After its Capital Contributions are fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
9.4 Exchange Right.
9.4.1 Subject to the provisions in this Section 9.4 and the provisions of any agreements between the Partnership and one or more Common Limited Partners with respect to Common Units held by them, each Common Limited Partner shall have the right (the “Exchange Right”), beginning on the Exchange Date, to require the Partnership to exchange on a Specified Exchange Date all or a portion of the Common Units held by such Common Limited Partner for the applicable Cash Amount to be paid by the Partnership (with the Cash Amount determined 60 days after the receipt of the Exchange Notice for purposes of this Section 9.4), provided that such Common Units (or the LTIP Units from which they were converted) shall have been outstanding for at least one year.  The Exchange Right shall be exercised pursuant to the delivery of an Exchange Notice to the Partnership (with a copy to the General Partner) by the Common Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Exchange Right if CCI elects to purchase the Common Units subject to the Exchange Notice pursuant to Section 9.4.2; and provided, further, that no Common Limited Partner may deliver more than two Exchange Notices during each calendar year.  A Common Limited Partner may not exercise the Exchange Right for less than 1,000 Common Units or, if such Common Limited Partner holds less than 1,000 Common Units, all of the Common Units held by such Partner.  The Exchanging Partner shall have no right, with respect to any Common Units so exchanged, to receive any distribution paid with respect to Common Units if the record date for such distribution is on or after the Specified Exchange Date.
9.4.2 Notwithstanding the provisions of Section 9.4.1, a Common Limited Partner that exercises the Exchange Right shall be deemed to have also offered to sell the Common Units described in the Exchange Notice to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Exchanging Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Exchange Date, whereupon the General Partner shall acquire the Common Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units.  If the General Partner shall elect to exercise its right to purchase Common Units under this Section 9.4.2 with respect to the Exchange Notice, it shall so notify the Exchanging Partner within five business days after the receipt by the General Partner of such Exchange Notice.  Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Common Units from the Exchanging Partner pursuant to this Section 9.4.2, the General Partner shall have no obligation to the Exchanging Partner or the Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right.  In the event the General Partner shall exercise its right to purchase Common Units with respect to the exercise of an Exchange Right in the manner described in the first sentence of this Section 9.4.2, the Partnership shall have no obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of such Exchange Right, and each of the Exchanging Partner and the General Partner shall treat the transaction between the General Partner and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Common Units to the General Partner.
9.4.3 Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right, including an assignment of the Common Units, and if the General Partner is relying upon the exemption from registration under the Securities Act provided by Regulation D promulgated under the Securities Act, or any successor rule, a document pursuant to which the Exchanging Partner makes a representation that it is an accredited investor; provided, however, that if the Exchanging Partner cannot make such representation, then the Exchanging Partner shall have no right to exercise its Exchange Right.
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9.4.4 In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which CCI is the continuing corporation) into securities other than REIT Shares, for purposes of Section 9.4.2, the General Partner may thereafter exercise its right to purchase Common Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares for which such Common Units could be purchased immediately prior to such reclassification.
9.4.5 Any REIT Shares issued to an Exchanging Partner upon the exercise by the General Partner of its right to purchase Common Units under Section 9.4.2, shall not be required to be registered under the Securities Act, unless subject to a separate agreement between the General Partner and the Exchanging Partner.
9.4.6 Notwithstanding the provisions of Section 9.4.1 and 9.4.2, a Common Limited Partner shall not be entitled to exercise the Exchange Right if such exercise would result in (i) any Person owning, directly or indirectly, shares of CCI in excess of the Shareholder Limitation (or, if applicable, the Excepted Holder Limit), (ii) the REIT Shares being owned by less than 100 persons (determined without reference to any rules of attribution), (iii) CCI being “closely held” within the meaning of Section 856(h) of the Code, (iv) CCI owning, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, (v) a violation of the Securities Act either for the exchange or other securities offerings, (vi) the REIT Shares being required to be registered under the Securities Act, (vii) CCI no longer qualifying as a REIT under the Code or (viii) in the belief of the General Partner, the Partnership being treated as a “publicly traded partnership.”  The General Partner, in its sole and absolute discretion, may waive any of the restrictions on exchange set forth in this Section 9.4.6.
9.4.7 Each Common Limited Partner represents, warrants and certifies that it has, and will have, marketable and unencumbered title to its Common Units, free and clear of any liens or the rights or interest of any other person or entity and covenants and agrees to deliver its Common Units free of any such items.  Each Common Limited Partner further represents, warrants and certifies that it has, and will have, the full right, power and authority to transfer and surrender its Common Units and that it has obtained, and will obtain, the consent or approval of all persons or entities, if any, having the right to consent to or approve of such transfer and surrender.  The General Partner shall have no obligation to acquire Common Units (i) to the extent that any such Common Units are subject to any liens, encumbrances or the right or interest of any other person or entity or (ii) in the event that the Common Limited Partner shall fail to give the General Partner adequate assurances that such Common Units are not subject to any such liens, encumbrances or the right or interest of any other person or entity or shall fail to fully indemnify the General Partner as set forth below; provided, however, the General Partner may, in its sole discretion, acquire Common Units subject to a lien, encumbrance or right of another person or entity and in such case the General Partner shall reduce the Cash Amount (or REIT Shares Amount) paid to the Common Limited Partner by the amount of the lien, encumbrance or right of any other person or entity.  The Common Limited Partner agrees to indemnify and hold the General Partner harmless from and against any and all liabilities, charges, costs and expenses relating to such Common Limited Partner’s Common Units which are subject to the Exchange Right including, without limitation, with respect to any liens, encumbrances or rights or interests of other persons or entities.  Each Common Limited Partner further agrees that, in the event any state or local transfer tax is payable as a result of the transfer of its Common Units to the General Partner pursuant to the Exchange Right, such Common Limited Partner shall assume and pay such transfer tax.
9.4.8 Any Cash Amount to be paid to an Exchanging Partner pursuant to this Section 9.4 shall be paid on the Specified Exchange Date; provided, however, that the General Partner may elect to cause the Specified Exchange Date to be delayed for up to 180 days to the extent required for the General Partner to obtain additional funding to be used to make such payment of the Cash Amount by the issuance of additional REIT Shares or otherwise.  Notwithstanding the foregoing, the General Partner agrees to use its commercially reasonable efforts to cause the closing of the exchange to occur as quickly as reasonably possible.
9.4.9 Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Common Limited Partners to exercise their Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code.  If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each Common Limited Partner and each other Person that holds interests in the Partnership convertible for, or other instruments exercisable for, Common Units.
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9.4.10 A fee may be charged in connection with an exercise of Exchange Rights pursuant to this Section 9.4 to cover the expenses of the Partnership or the General Partner.
9.4.11 The exercise of an Exchange Right by a Common Limited Partner will be subject to compliance with securities laws applicable to the exchange and therefore the Exchange Right may not be exercisable in the absence of an effective registration statement or an available exemption from registration.
9.4.12 Holders of LTIP Units shall not be entitled to the Exchange Rights provided for in Section 9.4 of this Agreement, unless and until such LTIP Units have been converted into Common Units.  Notwithstanding the foregoing, and except as otherwise permitted by the Vesting Agreement or any award document, plan or other agreement pursuant to which an LTIP Unit was issued, without the consent of the General Partner, the Exchange Rights shall not be exercisable with respect to any Common Unit issued upon conversion of an LTIP Unit until two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply (i) if the Exchange Right is exercised by an LTIP Unit holder in connection with a transaction that falls within the definition of a “Change in Control” under the agreement or agreements pursuant to which the LTIP Units were issued to such holder or (ii) in connection with a mandatory conversion in connection with a Capital Transaction as described in Section 12.1 of Exhibit D and Exhibit J.
9.4.13 The General Partner may assign its rights and obligations under this Section 9.4 to CCI.
9.5 Call Right.
9.5.1 In the event of a General Partner Liquidity Event or immediately prior to a General Partner Liquidity Event, the General Partner shall have the right (the “Call Right”) to purchase (i) all of the Common Units held by a Common Limited Partner and (ii) all of the LTIP Units held by an LTIP Unit Limited Partner (each of clause (i) and clause (ii), a “Called Unit”), at a price equal to the Cash Amount; provided, however, that the General Partner may, in its sole and absolute discretion, beginning on or after the Exchange Date, elect to purchase such Called Units by paying to the Limited Partner in question the REIT Shares Amount in lieu of the Cash Amount, provided further that for purposes of this Section 9.5, (i) the determination of the Economic Capital Account Balances and the Cash Amount of any LTIP Units that are Called Units shall also take into account any allocations that occur in connection with the General Partner Liquidity Event or that would occur in connection with the General Partner Liquidity Event if the assets of the Partnership were sold at a value determined by the General Partner in good faith using the value attributed to the General Partner’s General Partner Units in the context of the General Partner Liquidity Event and (ii) the REIT Shares Amount paid for Called Units that are LTIP Units shall not exceed a number of REIT Shares with a value equal to the Cash Amount of such LTIP Units.  The Call Right shall be exercised pursuant to a notice (the “Call Notice”) delivered by the General Partner to the Limited Partner.  The General Partner may not exercise the Call Right for less than all of the Called Units.  A Limited Partner receiving the Call Notice described above shall have no rights with respect to any interest in the Partnership other than the right to receive payment for its interest in the Partnership in cash or REIT Shares in accordance with this Section 9.5.  An assignee of a Limited Partner shall be bound by and subject to the Call Right of the General Partner pursuant to this Section 9.5.  In connection with any exercise of such Call Right by the General Partner with respect to an assignee, the Cash Amount (or REIT Shares Amount) shall be paid by the General Partner directly to such assignee and not to the Limited Partner from which such assignee acquired its Called Units, as applicable.  The Call Right may be assigned to any acquiring company pursuant to a General Partner Liquidity Event.
9.5.2 Within 30 days after the delivery of the Call Notice by the General Partner to the Limited Partners under this Section 9.5, the General Partner (subject to the limitations set forth in Section 9.5.4) shall transfer and deliver the Cash Amount (or the REIT Shares Amount) to the Limited Partners or, as applicable, their assignees, whereupon the General Partner (or its designee) shall acquire the Called Units of such Limited Partners or, as applicable, their assignees, and shall be treated for all purposes of this Agreement as the owner of such Called Units.
9.5.3 In the event that the General Partner elects to pay a Limited Partner in the form of the REIT Shares Amount and such REIT Shares Amount is not a whole number of REIT Shares, the Limited Partner shall be paid (i) the number of REIT Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional REIT Share which would otherwise be payable to the Limited Partner.
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9.5.4 In determining whether to elect to pay the REIT Shares Amount in lieu of the Cash Amount in Sections 9.5.1 and 9.5.2, the General Partner shall consider whether such election would result in, (i) any Person owning shares of CCI in excess of the Shareholder Limitation (or, if applicable, the Excepted Holder Limit), (ii) the REIT Shares being owned by less than 100 persons, (iii) CCI being “closely held” within the meaning of Section 856(h) of the Code or (iv) CCI owning, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code.  The General Partner, in its sole and absolute discretion, may elect to pay the REIT Shares Amount despite the fact that it would result in any of the occurrences set forth in this Section 9.5.4.
9.5.5 Each Limited Partner agrees to execute such documents as the General Partner or CCI may reasonably require in connection with the issuance of the REIT Shares upon exercise of the Call Right including, without limitation, an assignment of the Called Units.  Each Limited Partner represents, warrants and certifies that it has, and will have, marketable and unencumbered title to its Called Units, free and clear of any liens or the rights or interest of any other person or entity and covenants and agrees to deliver its Called Units, free of any such items.  The Limited Partner further represents, warrants and certifies that it has, and will have, the full right, power and authority to transfer and surrender its Called Units, as applicable, and that it has obtained, and will obtain, the consent or approval of all persons or entities, if any, having the right to consent to or approve of such transfer and surrender.  The General Partner shall have no obligation to acquire Called Units (i) to the extent that any such Called Units are subject to any liens, encumbrances or the right or interest of any other person or entity or (ii) in the event that the Limited Partner shall fail to give the General Partner adequate assurances that such Called Units are not subject to any such liens, encumbrances or the right or interest of any other person or entity or shall fail to fully indemnify the General Partner as set forth below; provided, however, the General Partner may, in its sole discretion, acquire Called Units subject to a lien, encumbrance or right of another person or entity and in such case the General Partner shall reduce the Cash Amount (or REIT Shares Amount) paid to the Limited Partner by the amount of the lien, encumbrance or right of any other person or entity.  The Limited Partner agrees to indemnify and hold the General Partner harmless from and against any and all liabilities, charges, costs and expenses relating to such Limited Partner’s Called Units, which are subject to the Call Right or the exercise of the Call Right including, without limitation, with respect to any liens, encumbrances or rights or interests of other persons or entities.  Each Limited Partner further agrees that, in the event any state or local transfer tax is payable as a result of the transfer of its Called Units to the General Partner pursuant to the exercise of the Call Right, such Limited Partner shall assume and pay such transfer tax.
9.5.6 In the event this Call Right is exercised, all Unvested LTIP Units shall terminate and be null and void.
9.5.7 The General Partner may assign its rights and obligations under this Section 9.5 to CCI.
10. Transfers of Limited Partner Interests.
10.1 Restrictions on Transfer of Limited Partner Interests.
10.1.1 Subject to the provisions of this Section 10.1, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion.  Any such purported Transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect.  The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
10.1.2 No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by Section 10.1.1 or Section 10.1.3 or a Transfer made pursuant to Section 10.4) of all of its Limited Partner Units pursuant to this Section 10 or pursuant to an exchange of all of its Common Units pursuant to Section 9.4.  Upon the permitted Transfer or redemption of all of a Limited Partner’s Limited Partner Interest, such Limited Partner shall cease to be a Limited Partner.
10.1.3 Notwithstanding Section 10.1.1 and subject to Sections 10.1.4, 10.1.5 and 10.1.6, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of its Limited Partner Units to (i) a parent or parent’s spouse, natural or adopted descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person, of which trust such Limited Partner or any such Person is a trustee, (ii) a corporation, a partnership or limited liability company controlled by a Person or Persons named in (i) above or (iii) if the Limited Partner is an entity, its beneficial owners.
10.1.4 No Limited Partner may effect a Transfer of its Limited Partner Interests, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Limited Partner Interests under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law.
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10.1.5 No Transfer by a Limited Partner of its Limited Partner Units, in whole or in part, may be made to any Person if, in the opinion of the General Partner based on the advice of legal counsel for the Partnership, if appropriate, the Transfer (i) would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the belief of the General Partner, would adversely affect the ability of CCI to continue to qualify as a REIT or subject CCI to any additional taxes under Section 857 or Section 4981 of the Code, (iii) in the belief of the General Partner, would cause the Limited Partner Units to be deemed to be “traded on an established securities market” or “readily tradable on a secondary market (or substantial equivalent thereof)” under the provisions applicable to publicly traded partnership status under Section 7704 of the Code and the Regulations promulgated thereunder, (iv) would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or to Section 4975 of the Code, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code), (v) would, in the belief of the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101 or (vi) would subject the Partnership to be regulated under the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA.
10.1.6 No Limited Partner may Transfer any Limited Partner Units to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Limited Partner Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
10.1.7 Any Transfer in contravention of any of the provisions of this Section 10 shall be void and ineffectual and shall not be binding upon or recognized by the Partnership.
10.1.8 Prior to the consummation of any Transfer under this Section 10, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
10.2 Admission of Substitute Limited Partner.
10.2.1 Subject to the other provisions of this Section 10, an assignee of a Limited Partner Interest (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partner Interest) shall be admitted as a Limited Partner only with the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion and upon the satisfactory completion of the following:
(a) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
(b) The assignee shall have delivered a letter containing the representations, requirements and agreements set forth in Section 15.
(c) If the assignee is a corporation, partnership, limited liability company or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
(d) The assignee shall have executed the power of attorney as set forth in Section 14.
(e) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
(f) The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
10.2.2 For the purpose of allocating Net Income and Net Loss and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become a Partner upon the later of the date specified in the Transfer documents or the date on which the General Partner has received all necessary instruments of Transfer and substitution subject to Section 5.5.
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10.2.3 The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section 10.2 and making all official filings and publications.  The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Section 10 to the admission of such Person as a Limited Partner of the Partnership.
10.3 Rights of Assignees of Partnership Interests.
10.3.1 Subject to the provisions of Sections 10.1 and 10.2, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.
10.3.2 Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partner Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partner Interest, shall be subject to all the provisions of this Section 10 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partner Interest.
10.4 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner.  The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue without dissolution.  If an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of the Limited Partner’s estate or, if a Limited Partner dies, the Limited Partner’s executor, administrator or trustee, or, if a Limited Partner is finally adjudicated incompetent, Limited Partner’s committee, guardian or conservator, any such Person shall have the rights of such Limited Partner for the purpose of settling or managing Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
10.5 Joint Ownership of Interests.  A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same personal residence.  The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners.  Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee.  The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death.  Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
10.6 Repurchase of Units.  Following the date of acquisition of Limited Partner Units by a Limited Partner (the “Acquisition Date”), upon the written request of such Limited Partner (executed by the trustee or authorized agent in the case of a retirement plan) and in the sole discretion of the General Partner the Partnership may repurchase the Limited Partner Units (other than LTIP Units) of such Limited Partner as follows:
10.6.1 Beginning on the date that is one (1) year after the Acquisition Date and continuing for the three (3) year period thereafter, the purchase price for the repurchased Limited Partner Units shall be equal to 80% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase.
10.6.2 Beginning four (4) years after the Acquisition Date and continuing for the two (2) year period thereafter, the purchase price for the repurchased Limited Partner Units will be equal to 85% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase; and
10.6.3 For the period beginning six (6) years after the Acquisition Date and thereafter, the purchase price for the repurchased Limited Partner Units will be equal to 90% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase.
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10.6.4 In the event that the General Partner decides to honor a request, it will  notify the requesting Limited Partner in writing of such fact, subject to Section 10.6.6, within thirty (30) days of the Partnership’s receipt of the Limited Partner’s written request for repurchase described in this Section 10.6, and, after determination of the purchase price for the repurchased Limited Partner Units, will forward to such Limited Partner the documents necessary to effect such repurchase transaction.
10.6.5 Notwithstanding the above and subject to the sole discretion of the General Partner, in the case of the death or complete disability of a limited partner, the repurchase of the Limited Partner Units may occur at any time after the Acquisition Date and, if accepted by the General Partner, the purchase price for the repurchased Limited Partner Units will be equal to 95% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase.
10.6.6 The effective date of the repurchase transaction shall be not less than sixty (60) or more than ninety (90) calendar days following the receipt of the written request by the Partnership described in Section 10.6.1.
10.6.7 Fully executed documents to effect the repurchase transaction must be returned to the Partnership at least thirty (30) days prior to the effective date of the repurchase transaction.
10.6.8 Upon receipt of the required documentation, the Partnership will, on the effective date of the repurchase transaction and subject to approval by the General Partner, repurchase the Limited Partner Units, provided that if sufficient amounts are not then available, in the General Partner’s sole discretion, to repurchase all of such Limited Partner Units, only a portion of such Limited Partner Units will be repurchased, unless otherwise approved by the General Partner as set forth herein.  Limited Partner Units repurchased by the Partnership pursuant to this Section 10.6 shall be promptly cancelled.
10.6.9 In the event that insufficient funds are available, in the General Partner’s sole discretion, to repurchase all of such Limited Partner Units, the Limited Partner will be deemed to have priority for subsequent Partnership repurchases over Limited Partners who subsequently request repurchases.
10.6.10 Repurchases of Limited Partner Units shall be subject to the restrictions set forth in Section 10.1.  Such requests will be considered by the General Partner in the order in which they are received.  No repurchase may result in a Limited Partner owning a partial Unit.
10.6.11 In no event shall Limited Partner Units owned by the General Partner or its Affiliates be repurchased by the Partnership pursuant to this Section 10.6.
10.6.12 Notwithstanding the above or the restrictions in Section 10.1, the Partnership shall not purchase more than 10% in the aggregate of the total Limited Partner Units (other than those excluded by Regulation Section 1.7704-1(k)(1)(ii)) of the Partnership per annum reduced by the percentage of any transfers made under Regulation Sections 1.7704-1(g) or transfers that do not qualify for safe harbor treatment under the Regulations (which excludes private transfers described in Regulation Section 1.7704-1(e)).
10.6.13 Notwithstanding anything in this Section 10.6 to the contrary, in no event shall the Partnership repurchase any LTIP Unit.
10.6.14 The Acquisition Date for purposes of this Section 10.6 shall be deemed to be the date the LTIP Unit was issued with respect to the repurchase of any Common Unit into which an LTIP Unit automatically converted pursuant to its terms.
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11. Books and Records; Accounting; Tax Matters.
11.1 Books and Records.  At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (i) a current list of the full name and last known address of each Partner, (ii) a copy of the Certificate, (iii) copies of the Partnership’s federal, state and local income tax returns and reports, (iv) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (v) all documents and information required under the Act.
11.2 Custody of Partnership Funds; Bank Accounts.
11.2.1 All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
11.2.2 All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances, municipal notes and bonds or other investments approved by the Board of Directors.  The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.2.2.
11.3 Fiscal and Taxable Year.  The fiscal and taxable year of the Partnership shall be the calendar year, except as otherwise required by applicable law.
11.4 Annual Tax Information and Report.  The General Partner will use its best efforts to supply within 75 days after the end of each fiscal year of the Partnership to each person who was a Limited Partner at any time during such year the tax information necessary for such Limited Partner to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
11.5 Partnership Representative; Tax Elections.
11.5.1 The General Partner shall be the “partnership representative” for purposes of Section 6223 and 6231 of the Code (or any similar or corresponding provision of state or local law) and shall, at the Partnership’s expense, cause to be prepared and timely filed after the end of each taxable year of the Partnership all federal and state income tax returns required of the Partnership for such taxable year.  The General Partner shall have sole authority to appoint on behalf of the Partnership any “designated individual” (or similar person) under Section 6223 of the Code and Regulations thereunder (or any similar or corresponding provision under state or local law), and reference in this Agreement to the “partnership representative” shall also include any such “designated individual” (or similar person).  The Partnership shall make such elections pursuant to the provisions of the Code as the General Partner, in its sole discretion, deems appropriate (including, in the General Partner’s sole discretion, an election under Section 754 of the Code).
11.5.2 If any audit adjustment results in an underpayment of tax that is imputed to the Partnership and would be assessed and collected at the Partnership level in the period that the adjustment becomes final, the Partnership may, in the sole discretion of the General Partner, elect:
(a) to pay an imputed underpayment as calculated under Section 6225(b) of the Code (or any similar or corresponding provision of state or local law) with respect to such adjustment, including interest, penalties and related tax (and the costs incurred in connection with such adjustment and related proceedings) (“Imputed Underpayment”) in the Adjustment Year or otherwise take the Internal Revenue Service adjustment into account in the Adjustment Year.  The General Partner shall use commercially reasonable efforts to reduce the amount of such Imputed Underpayment on account of the tax-exempt status (as defined in Section 168(h)(2) of the Code) of any Limited Partner as provided in Section 6225(c)(3) of the Code (or any similar or corresponding provision of state or local law).  Each Limited Partner agrees to indemnify and hold harmless the Partnership and the General Partner from and against any liability with respect to the Limited Partner’s proportionate share of any Imputed Underpayment, regardless of whether such Limited Partner is a Limited Partner in the Adjustment Year, and to promptly pay its proportionate share of any Imputed Underpayment to the Partnership within 15 days following the General Partner’s request for payment and any amount that is not funded shall be treated in accordance with Section 6.2.  Each Limited Partner’s proportionate share of any Imputed Underpayment shall be determined by the General Partner in good faith taking into account each Limited Partner’s (or former Partner’s) particular status, including its tax-exempt or non-United States status, its interest in the Partnership in the “Reviewed Year,” and its timely provision of information necessary to reduce the amount of Imputed Underpayment set forth in Section 6225(c) of the Code (or any similar or corresponding provision of state or local law); or
(b) under Section 6226(a) of the Code (or any similar or corresponding provision of state or local law), to cause the Partnership to issue adjusted Schedule K-1s or any other similar statement prescribed by the Code, Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority to each applicable Partner for the Reviewed Year, who will then be required to pay their allocable share of tax otherwise attributable to the Partnership.  Each Partner hereby agrees and consents to such election and agrees to take any action, and furnish the General Partner with any information necessary to give effect to such election, as required by such Section 6226(a) of the Code and applicable Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority.
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11.6 Reports to Limited Partners.
11.6.1 As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), upon written request by a Limited Partner to the General Partner, the General Partner shall make available to such Limited Partner a quarterly report containing financial statements of the Partnership, or of CCI and the General Partner if such statements are prepared solely on a consolidated basis with CCI and the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles.  As soon as practicable after the close of each fiscal year, upon written request by a Limited Partner to the General Partner, the General Partner shall make available to such Limited Partner an annual report containing financial statements of the Partnership, or of CCI and the General Partner if such statements are prepared solely on a consolidated basis with CCI and the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles.  The annual financial statements shall be audited by accountants selected by the General Partner.
11.6.2 Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.
11.7 Access to Books and Records.  Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy the information of the Partnership identified in Section 11.1 during ordinary business hours.  Notwithstanding the foregoing, the General Partner, in its sole discretion, may restrict receipt of the information identified in Section 11.1, if the General Partner reasonably believes that disclosure of such information is not in the best interest of the Partnership or could damage the Partnership or the General Partner or its business or the requesting Limited Partner’s reason for obtaining the applicable information is, in the General Partner’s sole discretion, related to the Limited Partner’s individual purposes and not for a Partnership purpose.
12. Amendment of Agreement.
12.1 General.  The General Partner’s consent shall be required for any amendment to this Agreement.  The General Partner, without the consent of any Limited Partner (other than the Special Limited Partner if such amendment adversely affects the economic rights of the Special Limited Partner), may amend this Agreement in any respect, including, without limitation, (i) in connection with any merger or consolidation of the Partnership with any other partnership or business entity (as defined in Section 17-211 of the Act), (ii) in connection with any merger or consolidation of the General Partner or CCI in a transaction described in Section 8.1.2, 8.1.3 or 8.1.4 and (iii) in connection with any issuance of additional Partnership Interests in accordance with Section 4.3; provided, however, that the following amendments to this Agreement shall require a Common Majority Vote:
12.1.1 any amendment affecting the operation of the Conversion Factor or the Exchange Right (except as provided in Section 9.4.4 or 8.1.4) in a manner adverse to the Common Limited Partners;
12.1.2 any amendment that would adversely affect the rights of the Common Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Participating Partnership Units and Preferred Units pursuant to Section 4;
12.1.3 any amendment that would economically reduce the Partnership’s relative share of Net Income and Net Loss to the Limited Partners, other than with respect to the issuance of additional Participating Partnership Units and Preferred Units pursuant to Section 4; or
12.1.4 any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.
12.2 Amendment Without the Consent of the Limited Partners.  The ability of the General Partner to amend this Agreement without the consent of the Limited Partners, pursuant to Section 12.1, includes, but is not limited to, any amendment to:
12.2.1 add or modify a distribution reinvestment plan for the General Partner or the Partnership;
12.2.2 modify the allocation provisions of the Agreement to comply with Code Section 704(b) or 704(c);
12.2.3 add to the representations, duties, services or obligations of the General Partner or any Affiliates for the benefit of the Limited Partners;
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12.2.4 cure any ambiguity or mistake, correct or supplement any provision in the Agreement that may be inconsistent with any other provision, or make any other provision with respect to matters or questions arising under the Agreement that will not be inconsistent with the provisions of the Agreement;
12.2.5 amend the Agreement to reflect the addition or substitution of Limited Partners or the reduction of the Capital Accounts upon the return of capital to the Limited Partners;
12.2.6 minimize the adverse impact of, or comply with, any “plan assets” for ERISA purposes;
12.2.7 execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the General Partner under a special or limited power of attorney and to take all such actions in connection therewith as the General Partner deems necessary or appropriate with the signature of the General Partner acting alone;
12.2.8 change the name and/or principal place of business of the Partnership;
12.2.9 decrease the rights and powers of the General Partner (so long as such decrease does not impair the ability of the General Partner to manage the Partnership and conduct its business affairs);
12.2.10    sell preferred units and other securities and admit preferred limited partners and other limited partners to the Partnership;
12.2.11      make any changes necessary or advisable to enable CCI to qualify or maintain its status as a REIT;
12.2.12     establish or amend exchange rights for the exchange of Units for an equivalent number of REIT Shares;
12.2.13       establish or amend a Unit repurchase program; or
12.2.14     make any changes necessary or advisable to satisfy concerns of the Commission, any state securities regulator or any stock exchange in connection with a securities offering by the General Partner or otherwise.
12.2.15    No amendment will be adopted pursuant to Sections 12.2.10 or 12.2.14 without the consent of the Limited Partners unless the adoption thereof (i) is for the benefit of and not adverse to the interests of the Partnership and (ii) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.
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12.3 Meetings of Partners.
12.3.1 The Partners may but shall not be required to hold any annual, periodic or other formal meetings.  Meetings of the Partners may be called by the General Partner or by any Limited Partner or Limited Partners holding at least 10% of the Common Units in the Partnership.
12.3.2 The Partner or Partners calling the meeting may designate any place within the State of Delaware as the place of meeting for any meeting of the Partners or may designate that the meeting shall take place only through remote communications; and Partners holding at least a majority of the Participating Partnership Units in the Partnership or the General Partner may designate any place outside the State of Delaware as the place of meeting for any meeting of the Partners.  If no designation is made, or if a special meeting is called, the place of meeting shall be the principal place of business of the Partnership.
12.3.3 Except as provided in Section 12.3.4, written notice stating the place (if any), day and hour of the meeting, the means of remote communications, if any, by which Partners and proxyholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 90 days before the date of the meeting, either personally or by mail, by or at the direction of the Partner or Partners calling the meeting, to each Partner entitled to vote at such meeting and to each Partner not entitled to vote who is entitled to notice of the meeting.
12.3.4 Anything in this Agreement to the contrary notwithstanding, with respect to any meeting of the Partners, any Partner who in person or by proxy shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person or by proxy, shall be deemed to have waived notice of such meeting unless such Partner attends for the express purpose of objecting, at the beginning of the meeting, and does so object to the transaction of any business because the meeting is not lawfully called or convened.
12.3.5 If all of the Partners shall meet at any time and place, either within or outside of the State of Delaware (or by remote communications), in person or by proxy, and consent to the holding of a meeting at such time and place (or by remote communications), such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.
12.3.6 For the purpose of determining Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date.  When a determination of Partners entitled to vote at any meeting of Partners has been made as provided in this Section, such determination shall apply to any adjournment thereof.
12.3.7 Partners holding at least a Majority Vote, or a majority of the Preferred Units if applicable, entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum at any meeting of Partners.  In the absence of a quorum at any such meeting, Partners holding at least a Majority Vote, or a majority of the Preferred Units if applicable, so represented may adjourn the meeting to another time and place (if any).  Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present.  No notice of an adjourned meeting need be given if the time and place (if any) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 120 days.  The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, whose absence would cause less than a quorum to be present.
12.3.8 If a quorum is present, the affirmative vote of Partners holding a majority of the Participating Partnership Units (other than LTIP Units), or a majority of the Preferred Units if applicable, entitled to vote, present in person or represented by proxy, shall be binding on all Partners, unless the vote of a greater or lesser proportion or number of Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, or Partners is otherwise required by applicable law or by this Agreement.  Unless otherwise expressly provided herein or required under applicable law, Partners who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Partners’ vote or consent is required may vote or consent upon any such matter and their Participating Partnership Units’ (other than LTIP Units), or Preferred Units if applicable, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Partners.
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12.3.9 At all meetings of Partners, a Partner may vote in person or by proxy executed in writing by the Partner or by the Partner’s duly authorized attorney-in-fact.  Such proxy shall be filed with the General Partner before or at the time of the meeting.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.
12.3.10 Action required or permitted to be taken at a meeting of Partners may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by Partners holding sufficient Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, as the case may be, to approve such action had such action been properly voted on at a duly called meeting of the Partners at which all Partners entitled to vote thereon were present and voted.  Action taken under this Section 12.3.10 is effective when the requisite Partners or Partners with the requisite Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date.
12.3.11 In the event this Agreement or applicable law requires the approval of, or other action to be taken by, any separate class or series of Preferred Units, references in this Section 12.3 to the Preferred Units shall mean such separate class or series.
13. Term and Dissolution.
13.1 Duration.  The Partnership shall have a perpetual duration, except that the Partnership shall be dissolved and liquidated upon the first to occur of any of the following events:
13.1.1 The occurrence of an Event of Bankruptcy as to a General Partner or other Event of Withdrawal of a General Partner unless the business of the Partnership is continued without dissolution pursuant to Section 8.3.2; provided that if a General Partner is a partnership on the date of such occurrence, the dissolution (without reconstitution) of such General Partner as a result of the dissolution (without reconstitution), death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued without dissolution by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;
13.1.2 The passage of 90 days after the sale or other disposition (but not a transfer to a GP Subsidiary where the interests are held by the Partnership) of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such obligation is paid in full); or
13.1.3 The determination by the General Partner that the Partnership should be dissolved.
13.2 Dissolution.  Upon dissolution of the Partnership (unless the business of the Partnership is continued without dissolution pursuant to Section 8.3.2), the General Partner (or its trustee, receiver, successor or legal representative) shall liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 13.4.  Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations) or (ii) distribute the assets in accordance with Section 13.4.
13.3 Certificate of Cancellation.  As soon as possible following the occurrence of any of the events specified in Section 13.1 and the completion of the winding up of the Partnership in accordance with this Agreement and the Act, the General Partner or, if none, the Limited Partners or Person designated by a Common Majority Vote to liquidate the Partnership, shall execute and file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware in such form as shall be required by the Act.
13.4 Liquidation of Property.  Upon a dissolution of the Partnership (where the Partnership is not continued pursuant to Section 8.3.2), the General Partner (or in case there is no General Partner, the Limited Partners or Person designated by a Common Majority Vote to liquidate the Partnership) shall take full account of the Partnership Property and liabilities, shall liquidate the Property as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in accordance with Section 6.6.
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13.5 Distributions Upon Dissolution.  Each Partner shall look solely to the assets of the Partnership for all distributions and its Capital Contributions, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any Limited Partner.  No Partner shall be required to restore any deficit in the Partner’s Capital Account.
14. Power of Attorney.
14.1 Appointment.  Each Limited Partner and any assignee constitutes and appoints the General Partner and the authorized officers and attorneys-in-fact of each of the foregoing, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
14.1.1 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (ii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement duly adopted in accordance with the terms of this Agreement, (iii) all conveyances and other instruments or documents that the General Partner or any liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement, (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Sections 10 and 13 or the Capital Contributions of any Partner and (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and
14.1.2 execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any liquidator, to effectuate the terms or intent of this Agreement.  Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Section 12 or as may be otherwise expressly provided for in this Agreement.
14.2 Irrevocability, Waiver of Defense and Delivery.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent incapacity of any Limited Partner or any assignee or the Transfer of all or any portion of such Limited Partner’s or assignee’s Partnership Units and shall extend to such Limited Partner’s or any assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or any assignee hereby agrees to be bound by any representation made by the General Partner, acting in good faith pursuant to such power of attorney; and each such Limited Partner or any assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner, taken in good faith under such power of attorney.  Each Limited Partner or any assignee shall execute and deliver to the General Partner, within 15 days after receipt of the General Partner’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or any liquidator, as the case may be, may reasonably deem necessary to effectuate this Agreement and the purposes of the Partnership.
15. Representations and Warranties.
15.1 Authority of Individuals.  Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder and (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject.
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15.2 Authority of Non-Individuals.  Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that (i) its execution and delivery of this Agreement, if applicable, and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of any general partner, committee, trustee, beneficiary, director, member and/or stockholder, as the case may be, as required and (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees, directors, members or stockholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries, directors, members or stockholders, as the case may be, is or are subject.
15.3 Enforceability.  Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles.
15.4 Investment Purpose.  Each Limited Partner represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interest is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.
15.5 Ownership Limits.  Each Partner represents and warrants that at any time such Partner actually owns or constructively owns a 25% or greater capital interest or profits interest in the Partnership, it does not and will not, without the prior written consent of the General Partner, actually own or constructively own (i) with respect to any tenant that is a corporation, any stock of such tenant and (ii) with respect to any tenant that is not a corporation, any interest in either the assets or net profits of such tenant.
15.6 Ownership Disclosure.  Each Partner represents and warrants that upon request of the General Partner, it will promptly disclose to the General Partner the amount of REIT Shares or other capital shares of CCI that it actually owns or constructively owns.
15.7 Assignment.  Each Limited Partner represents and warrants that it will not sell, assign or otherwise Transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 15.4 above and similarly agree not to sell, assign or Transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.
15.8 Violations.  Each Partner understands that if, for any reason, (i) the representations, warranties or agreements set forth above are violated or (ii) the Partnership’s actual or constructive ownership of REIT Shares or other capital shares of CCI violates the limitations set forth in the Articles of Incorporation, then (x) the Exchange Right may become non-exercisable and (y) some or all of the REIT Shares owned by the Partners may be automatically transferred to a trust for the benefit of a charitable beneficiary as provided in the Articles of Incorporation.
15.9 Survival.  The representations and warranties contained in this Section 15 shall survive the admission of such Partner to the Partnership (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution and winding up of the Partnership.
48

16. General Provisions.
16.1 Notices.  All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth on Exhibit A; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address.  Notices to the Partnership shall be delivered at or mailed to its specified office.
16.2 Survival of Rights.  Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
16.3 Additional Documents.  Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
16.4 Severability.  If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
16.5 Entire Agreement.  This Agreement and attached exhibits constitute the entire agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
16.6 Pronouns and Plurals.  When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.
16.7 Headings.  The Section headings or Sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Section.
16.8 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
16.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for any violation of federal or state securities laws shall not be governed by this Section 16.9.
16.10 Waiver of Jury Trial.  Each Partner hereby waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
16.11 Electronic Signatures.  Any electronic signature of a party to this Agreement and of a party to take any action related to this Agreement or any agreement entered into by the Partnership shall be valid as an original signature and shall be effective and binding.  Any such electronic signature (including the signature(s) to this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.
[SIGNATURES ON FOLLOWING PAGE]
49

IN WITNESS WHEREOF, this Fifth Amended and Restated Limited Partnership Agreement is adopted as of [_____], 2021 upon the effectiveness of the Partnership Merger and is being executed by the General Partner and the Special Limited Partner to evidence its adoption.
GENERAL PARTNER:

Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company

By:	Cottonwood Communities, Inc., a Maryland corporation, its sole member

By:
Enzio Cassinis, Chief Executive Officer

SPECIAL LIMITED PARTNER:

CC Advisors III, LLC, a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a Delaware limited liability, its sole member

	By:	Cottonwood Capital Management, Inc., a Maryland corporation, its manager

By:
Gregg Christensen, Chief Legal Officer

LIMITED PARTNERS:

Executed on behalf of the Limited Partners pursuant to the power of attorney set forth in Section 8.2 of the Fourth Amended and Restated Agreement and pursuant to the Merger Agreement.

Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company

By:	Cottonwood Communities, Inc., a Maryland corporation, its sole member

By:
Enzio Cassinis, Chief Executive Officer

[Signature Page to Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP]

EXHIBIT A
PARTNERS’ CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

Partner	Units	Percentage Interest
GENERAL PARTNER
Cottonwood Communities GP Subsidiary, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

SPECIAL LIMITED PARTNER
CC Advisors III, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

COMMON LIMITED PARTNERS
[On file with Partnership]	[On file with the Partnership]

SERIES 2016 PREFERRED LIMITED PARTNER
Cottonwood Communities GP Subsidiary, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

SERIES 2017 PREFERRED LIMITED PARTNER
Cottonwood Communities GP Subsidiary, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

SERIES 2019 PREFERRED LIMITED PARTNER
Cottonwood Communities, Inc. 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

Book Value of Partnership Units:  The Common Units and General Partner Units shall be booked-up to $_____ per Unit.
Exhibit A

EXHIBIT B
NOTICE OF EXERCISE OF EXCHANGE RIGHT
In accordance with Section 9.4 of the Fifth Amended and Restated Limited Partnership Agreement (the “Agreement”) of Cottonwood Residential O.P., LP, the undersigned hereby irrevocably (i) presents for exchange _____ Common Units in Cottonwood Residential O.P., LP, in accordance with the terms of the Agreement and the Exchange Right referred to in Section 9.4, (ii) surrenders such Common Units and all right, title and interest therein and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.
Dated:	(Name of Limited Partner)

By:
(Signature of Limited Partner)

Mailing Address:

	(City)	(State)	Zip Code

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name

Social Security or Tax I.D. Number

Exhibit B

EXHIBIT C
CALL NOTICE
In accordance with the Fifth Amended and Restated Agreement of Limited Partnership of Cottonwood Residential O.P., LP (the “Agreement”), the undersigned hereby irrevocably exercises its Call Right (as defined in the Agreement) with regard to all of the [Common Units/LTIP Units] (the “Called Units”) owned by the undersigned (the “Called Partner”) in Cottonwood Residential O.P., LP.  The undersigned shall pay the [Cash Amount/REIT Shares Amount] to the Called Partner at the notice address of the Called Partner provided in the Agreement upon receipt of (i) an assignment of the Called Units duly executed by the Called Partner transferring all right, title and interest in the Called Units to the undersigned along with any certificate evidencing such Called Units, (ii) if REIT Shares are to be delivered, instructions as to the name, address and taxpayer identification number of the person to whom such REIT Shares will be registered or placed and (iii) the representation, warranty and certification of the Called Partner that such Called Partner (a) has marketable and unencumbered title to its Called Units, free and clear of any liens or the rights or interest of any other person or entity, (b) has the full right, power and authority to transfer and surrender such Called Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve of such transfer and surrender.
Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company

By:
Printed Name:
Title:

Exhibit C

EXHIBIT D
PARTNERSHIP UNIT DESIGNATION OF CROP LTIP UNITS
1. Designation and Number; Definitions.
A class of Partnership Units in the Partnership designated as the “CROP LTIP Units” is hereby established, and the number of Partnership Units constituting such class shall not be greater than 2,000,000.  Except to the extent a capital contribution is made with respect to a CROP LTIP Unit, each CROP LTIP Unit is intended to qualify as a “profits interest” in the Partnership.  The following defined terms used in this Exhibit D shall have the meanings specified below:
“Capital Transaction” has the meaning set forth in Section 12.1 of this Designation.
“CROP LTIP Unit Adjustment Events” has the meaning set forth in Section 8 of this Designation.
“CROP LTIP Unit Conversion Date” has the meaning set forth in Section 9 of this Designation.
“Designation” shall mean this Partnership Unit Designation of CROP LTIP Units.
“Unvested CROP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vested CROP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vesting Agreement” has the meaning set forth in Section 3 of this Designation.
2. Ranking.
2.1 Except as otherwise provided in this Designation or elsewhere in the Agreement, the CROP LTIP Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, rank (i) on a parity with the Common Units and (ii) junior to all Partnership Units which rank senior to the Common Units.
2.2 The General Partner may, at any time and from time to time, determine to issue CROP LTIP Units in accordance with Section 4.3 of the Agreement.  In connection with any such issuance, the General Partner shall (i) determine the amount of the Capital Contribution (if any) to be made in connection with such issuance and the manner in which such Capital Contribution shall be made and (ii) make such revisions to the Agreement as it determines are appropriate to reflect the issuance of such CROP LTIP Units.  Upon the issuance of CROP LTIP Units, the holder of such CROP LTIP Units shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (A) evidence of acceptance in form satisfactory to the General Partner and (B) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. The admission of an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded by the General Partner in the books and records of the Partnership.
3. Vesting.
CROP LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the CROP LTIP Units are issued, if applicable. CROP LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested CROP LTIP Units”; all other CROP LTIP Units are referred to as “Unvested CROP LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of CROP LTIP Units shall be entitled to transfer his or her CROP LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Section 10 of the Agreement.
Exhibit D

4. Forfeiture or Transfer of Unvested CROP LTIP Units.
Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any CROP LTIP Units, or the repurchase by the Partnership or the General Partner of CROP LTIP Units at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership or the General Partner, the relevant CROP LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership or General Partner, as applicable. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any CROP LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.
5. Legend.
The books and records of the Partnership as maintained by the General Partner or by its agent (or if applicable any certificate evidencing a CROP LTIP Unit) shall bear an appropriate notation or legend indicating that additional terms, conditions and restrictions on transfer, including without limitation those set forth in a Vesting Agreement, apply to CROP LTIP Units.
6. Distributions.
The distributions to which holders of CROP LTIP Units will be entitled with respect to their CROP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 6 of the Agreement.
7. Allocations.
The allocations to which holders of CROP LTIP Units will be entitled with respect to their CROP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 5 of the Agreement.
8. Adjustments.
Unless otherwise provided by the terms of a specific series of CROP LTIP Units, as approved by the General Partner, the General Partner shall maintain a one-to-one correspondence between Common Units and CROP LTIP Units upon events (“CROP LTIP Unit Adjustment Events”) such as distributions on all outstanding Common Units in additional Partnership Units, subdivision, combination, reclassification or recapitalization of the Common Units. If more than one such event triggers an adjustment, the adjustment to the CROP LTIP Units need be made only once using a single formula that takes into account the multiple events as if they all occurred simultaneously.  If in the opinion of the General Partner an adjustment to the CROP LTIP Units is required to maintain the same correspondence between Common Units and CROP LTIP Units after an event such as those described in the first sentence of this Section 8 of this Designation as existed prior to such event, the General Partner shall make such adjustment to the extent permitted by the Agreement, by law and by the terms of any plan pursuant to which the CROP LTIP Units have been issued in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence.  If an adjustment is made to the CROP LTIP Units as herein provided, the Partnership shall promptly (i) file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error, and (ii) give notice thereof to the holders of CROP LTIP Units affected thereby.
Exhibit D

9. General Partner Initiated Conversion.
Each CROP LTIP Unit shall, upon the later to occur of (i) the CROP LTIP Unit becoming a Vested CROP LTIP Unit and (ii) the Book-Up Target of the CROP LTIP Unit equaling zero (such date, the “CROP LTIP Unit Conversion Date”), automatically and without further action by a holder convert into a Common Unit, after giving effect to all adjustments (if any) made pursuant to Section 8 of this Designation, and the General Partner shall reflect such conversion in the records of the Partnership.  The General Partner shall maintain internal controls to track the automatic conversion of CROP LTIP Units described in this Section 9 of this Designation.
10. Conversion Procedures.
A conversion of Vested CROP LTIP Units shall occur automatically after the close of business on the applicable CROP LTIP Unit Conversion Date without any action on the part of such holder of CROP LTIP Units, as of which time such holder of CROP LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of CROP LTIP Units as aforesaid, the Partnership shall deliver to such holder of CROP LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining CROP LTIP Units, if any, held by such Person immediately after such conversion.
11. Treatment of Capital Account.
For purposes of making future allocations under Section 5 of the Agreement, as amended from time to time, the portion of the Economic Capital Account Balance of the applicable holder of CROP LTIP Units that is treated as attributable to his or her CROP LTIP Units shall be reduced, as of the date of conversion, by the product of the number of CROP LTIP Units converted and the Common Unit Economic Balance.
12. Mandatory Conversion in Connection with a Capital Transaction.
12.1 If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes a CROP LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right to receive, or the holders of Common Units shall otherwise be entitled to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Capital Transaction”), then the CROP LTIP Units then eligible for conversion under Section 9 of this Designation, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold for the consideration provided in the agreement or agreements with respect to the Capital Transaction or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Capital Transaction (in which case the CROP LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction) shall convert into a Common Unit under Section 9 of this Designation.
Exhibit D

12.2 In anticipation of such CROP LTIP Unit Conversion in Section 12.1 of this Designation and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of CROP LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Common Units into which his or her CROP LTIP Units will be converted pursuant to this Section 12 of this Designation the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each holder of CROP LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion pursuant to this Section 12 of this Designation of each CROP LTIP Unit held by such holder into Common Units in connection with such Capital Transaction. If a holder of CROP LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion pursuant to this Section 12 of this Designation of each CROP LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.
12.3 Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which CROP LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Capital Transaction to be consistent with the provisions of this Section 12 of this Designation and to enter into an agreement with the successor or acquiring entity, as the case may be, for the benefit of the holders of CROP LTIP Units whose CROP LTIP Units will not be converted into Common Units in connection with the Capital Transaction that will contain provisions enabling the holders of CROP LTIP Units that remain outstanding after such Capital Transaction to preserve, as far as reasonably possible under the circumstances, the distribution, special allocation, conversion, and other rights set forth in this Designation and the Agreement (such agreement, a “Continuation Agreement”).  If the Partnership is unable to enter into a Continuation Agreement with the successor or acquiring entity, as the case may be, the Partnership will purchase any remaining Vested CROP LTIP Units for the Cash Amount.
12.4 To the extent a Capital Transaction is also a General Partner Liquidity Event pursuant to the Agreement and this Section 12 of this Designation is inconsistent with Section 9.5 of the Agreement with respect to the treatment of CROP LTIP Units, this Section 12 of this Designation shall control.
13. Redemption Right of LTIP Unit Limited Partners.
13.1 Subject to Sections 9.5 of the Agreement, CROP LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing CROP LTIP Units from the holder thereof if and to the extent such holder agrees to sell such CROP LTIP Units.
13.2 Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a  LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein, in the Agreement or the terms of a specific series of CROP LTIP Units as approved by the General Partner, on or at any time after the applicable CROP LTIP Unit Conversion Date each  LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) to (i) require the Partnership to redeem all or a portion of the Common Units (but not CROP LTIP Units) into which such  LTIP Unit Limited Partner’s CROP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement and (ii) request the Partnership to repurchase all or a portion of the Common Units (but not CROP LTIP Units) into which such  LTIP Unit Limited Partner’s CROP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement.
14. Voting Rights.
Holders of CROP LTIP Units, whether vested or unvested, shall not have any voting rights other than as provided in Section 15 of this Designation.
Exhibit D

15. Special Approval Rights.
15.1 Holders of CROP LTIP Units shall only (i) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (ii) have the additional voting rights that are expressly set forth in this Section 15 of this Designation.  The General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding CROP LTIP Units (both vested (but not yet converted) and unvested) affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such CROP LTIP Units, subject to the following exceptions:
15.1.1 no separate consent of the holders of CROP LTIP Units will be required if and to the extent that any such alteration, change, or amendment would, in a ratable and proportional manner, alter, change, or amend the rights, powers or privileges of the Common Units;
15.1.2 a merger, consolidation or other business combination or reorganization of the Partnership, the General Partner or any of their Affiliates shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CROP LTIP Units, so long as either (i) the CROP LTIP Units that are then eligible for conversion (or that the General Partner provides will be eligible for conversion in connection with the merger, consolidation or other business combination or reorganization) are converted into Common Units immediately prior to the effectiveness of the transaction, (ii) the holders of CROP LTIP Units either will receive, or will have the right to elect to receive, for each CROP LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such CROP LTIP Unit had it been converted into Common Units (or a fraction thereof, as applicable, under the terms provided by the terms of a specific series of CROP LTIP Units as approved by the General Partner), (iii) the CROP LTIP Units remain outstanding with their terms materially unchanged or (iv) if the Partnership is not the surviving entity in the merger, consolidation or other business combination or reorganization, the CROP LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the CROP LTIP Units.
15.1.3 any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the CROP LTIP Units in any respect), which either (i) does not require the a Common Majority Vote or (ii) does require such consent and is authorized by a Common Majority Vote, together with any other class or series of units of Limited Partner Interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CROP LTIP Units; and
15.1.4 any waiver by the Partnership of restrictions or limitations applicable to any outstanding CROP LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CROP LTIP Units with respect to other holders.  For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding CROP LTIP Units with respect to any holder or holders at any time and from time to time.  Any such determination in the General Partner’s discretion in respect of such CROP LTIP Units shall be final and binding.  Such determinations need not be uniform and may be made selectively among holders of CROP LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
15.2 Notwithstanding the above, (i) if the holders of more than 50% of the then outstanding CROP LTIP Units (both vested (but not yet converted) and unvested) do not provide affirmative votes pursuant to Section 15.1 of this Designation for the action requested or (ii) if the requirements of Section 15.1.1 through 15.1.4 of this Designation cannot be met on a commercially reasonable basis, the Partnership shall have the option to purchase the CROP LTIP Units that are not entitled to be exchanged for the Cash Amount.
15.3 Any special approval rights provided in this Section 15 of this Designation will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding CROP LTIP Units shall have been converted and/or exchanged, or provision is made for such exchange and/or conversion to occur as of or prior to such time, or all outstanding CROP LTIP Units have been repurchased pursuant to Section 15.2 of this Designation.
16. Rights to Transfer.
Subject to the terms of the relevant Vesting Agreement or other document pursuant to which CROP LTIP Units are granted, except in connection with the exercise of a LTIP Unit Exchange Right pursuant to Section 9.4 of the Agreement, a transfer of all or any portion of a holder’s CROP LTIP Units will be subject to Section 9 of the Agreement.
Exhibit D

EXHIBIT E
NOTICE OF ELECTION BY PARTNER TO CONVERT LTIP UNITS INTO COMMON UNITS
The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Cottonwood Residential O.P., LP (the “Partnership”) set forth below into Common Units in accordance with the terms of the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, as amended.  The undersigned hereby represents, warrants, and certifies that the undersigned (i) has title to such LTIP Units, free and clear of the rights or interests of any other Person other than the Partnership, (ii) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein and (iii) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.
Name of Holder:
(Please Print: Exact Name as Registered with Partnership)
Number of LTIP Units to be Converted:

Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)
Exhibit E

EXHIBIT F
NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION
OF LTIP UNITS INTO COMMON UNITS
Cottonwood Residential O.P., LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, as amended.
Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

Exhibit F

EXHIBIT G
PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2016 PREFERRED UNITS
1. Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2016 Preferred Units,” and the number of Preferred Partnership Units constituting such class shall equal 14,500,000.
2. Definitions.
For purposes of the Series 2016 Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Redemption Event” shall mean the latest of the following to occur: (i) CCI’s qualification as a real estate investment trust, (ii) the Securities and Exchange Commission declares effective a registration statement covering the shares of non-voting common stock of the General Partner and (iii) the shares of non-voting common stock of the General Partner are traded on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
“Series 2016 Designation” shall mean this Partnership Unit Designation of Series 2016 Preferred Units.
“Series 2016 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2016 Junior Partnership Units” has the meaning set forth in Section 7.3 of this Series 2016 Designation.
“Series 2016 Liquidation Preference” has the meaning set forth in Section 4.1 of this Series 2016 Designation.
“Series 2016 Parity Partnership Units” has the meaning set forth in Section 7.2 of this Series 2016 Designation.
“Series 2016 Purchase Price” shall mean $10.00 per Series 2016 Preferred Unit.
“Series 2016 Preferred Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2016 Designation.  It is the intention of the General Partner that each Series 2016 Preferred Unit shall be substantially the economic equivalent of one share of Series 2016 Preferred Stock.
“Series 2016 Preferred Stock” means the Series 2016 Preferred Stock, par value $0.01 per share, of the General Partner.
3. Distributions.
On every Series 2016 Distribution Payment Date, the holder of record of the Series 2016 Preferred Units shall be entitled to receive distributions payable in cash in an amount per Series 2016 Preferred Unit equal to 6.5% per annum return on the Series 2016 Purchase Price (equivalent to a fixed annual rate of $0.65 per Series 2016 Preferred Unit) which will be determined on a daily basis; provided, however, that, if the Series 2016 Preferred Units are outstanding on or after February 1, 2021, such distribution rate shall increase to a 7.0% per annum return on the Series 2016 Purchase Price.  Each such distribution shall be payable to the holder of record of the Series 2016 Preferred Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2016 Preferred Stock on such Distribution Payment Date.  The holder of Series 2016 Preferred Units shall not be entitled to any distributions on the Series 2016 Preferred Units, whether payable in cash, property or stock, except as provided herein.
Exhibit G

4. Liquidation Preference.
4.1 In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Series 2016 Junior Partnership Units, the holders of Series 2016 Preferred Units shall be entitled to receive $10.00 per Series 2016 Preferred Unit (the “Series 2016 Liquidation Preference”), plus an amount per Series 2016 Preferred Unit equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2016 Preferred Unit; but such holders shall not be entitled to any further payment.  Until the holders of the Series 2016 Preferred Units have been paid the Series 2016 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2016 Preferred Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2016 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership.  If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2016 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2016 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2016 Preferred Units and any such Series 2016 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2016 Preferred Units and any such other Series 2016 Parity Partnership Units if all amounts payable thereon were paid in full.
4.2 Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2016 Preferred Units and any Series 2016 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2016 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2016 Preferred Units and any Series 2016 Parity Partnership Units shall not be entitled to share therein.
5. Redemption.
Series 2016 Preferred Units shall be redeemable or by the Partnership as follows:
5.1 Unless the Series 2016 Preferred Units have been earlier redeemed as set forth in Section 5.2 or Section 5.3, on January 31, 2021, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2016 Preferred Units, redeem all of the Series 2016 Preferred Units for cash at a redemption price equal to the Series 2016 Purchase Price plus any accrued but unpaid distributions through the redemption date.  Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if the General Partner has extended the term of the Series 2016 Preferred Stock, extend the redemption date for up to two 1-year periods.
5.2 Subject to Section 5.3, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2016 Preferred Units at any time prior to January 31, 2021, in whole or in part, at a redemption price equal to 102% of the Series 2016 Purchase Price plus any accrued but unpaid distributions through the redemption date.
5.3 In connection with a Redemption Event or within 365 days thereafter, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2016 Preferred Units at a redemption price equal to the Series 2016 Purchase Price plus any accrued but unpaid distributions through the redemption date.
6. Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by CCI of any shares of Series 2016 Preferred Stock, a like number of Series 2016 Preferred Units, automatically and without any further action by the holder of Series 2016 Preferred Units or the Partnership, shall be deemed cancelled.  All Series 2016 Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
Exhibit G

7. Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
7.1 prior or senior to the Series 2016 Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2016 Preferred Units;
7.2 on a parity with the Series 2016 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2016 Preferred Units if the holders of such class or series of Partnership Units and the Series 2016 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other, and expressly includes the Series 2017 Preferred Units and the Series 2019 Preferred Units (collectively, the “Series 2016 Parity Partnership Units”); and
7.3 junior to the Series 2016 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Units or (ii) the holders of Series 2016 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2016 Junior Partnership Units”).
8. Special Allocations.
8.1 Gross income and, if necessary, gain shall be allocated to the holder of Series 2016 Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2016 Preferred Units receives a distribution on any Series 2016 Preferred Units (other than for a return of its original Capital Contributions).
8.2 If any Series 2016 Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2016 Preferred Units to the extent that the redemption amount paid or payable with respect to the Series 2016 Preferred Units so redeemed exceeds the aggregate Capital Contribution per Series 2016 Preferred Unit allocable to the Series 2016 Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2016 Preferred Units to the extent that the aggregate Capital Contribution per Series 2016 Preferred Unit allocable to the Series 2016 Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2016 Preferred Units so redeemed.  The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2016 Preferred Units is equal to zero after a redemption.
9. Restrictions on Ownership.
The Series 2016 Preferred Units shall be transferrable and must be owned and held at all times solely by CCI or the General Partner.
10. Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2016 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2016 Preferred Stock into a greater or smaller number of shares of Series 2016 Preferred Stock, then a similar adjustment to the number of outstanding Series 2016 Preferred Units shall be made in order to preserve the economic equivalence of the Series 2016 Preferred Stock and the Series 2016 Preferred Units.
11. General.
11.1 The ownership of Series 2016 Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates.  The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2016 Preferred Units.
11.2 The rights of the General Partner, in its capacity as a holder of the Series 2016 Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law.  In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as a holder of the Series 2016 Preferred Units.
Exhibit G

EXHIBIT H
PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2017 PREFERRED UNITS
1. Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2017 Preferred Units,” and the number of Preferred Partnership Units constituting such class shall equal 5,000,000.
2. Definitions.
For purposes of the Series 2017 Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Redemption Event” shall mean the latest of the following to occur: (i) CCI’s qualification as a real estate investment trust, (ii) the Securities and Exchange Commission declares effective a registration statement covering the shares of non-voting common stock of the General Partner and (iii) the shares of non-voting common stock of the General Partner are traded on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
“Series 2017 Designation” shall mean this Partnership Unit Designation of Series 2017 Preferred Units.
“Series 2017 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2017 Junior Partnership Units” has the meaning set forth in Section 7.3 of this Series 2017 Designation.
“Series 2017 Liquidation Preference” has the meaning set forth in Section 4.1 of this Series 2017 Designation.
“Series 2017 Parity Partnership Units” has the meaning set forth in Section 7.2 of this Series 2017 Designation.
“Series 2017 Purchase Price” shall mean $10.00 per Series 2017 Preferred Unit.
“Series 2017 Preferred Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2017 Designation.  It is the intention of the General Partner that each Series 2017 Preferred Unit shall be substantially the economic equivalent of one share of Series 2017 Preferred Stock.
“Series 2017 Preferred Stock” means the Series 2017 Preferred Stock, par value $0.01 per share, of the General Partner.
3. Distributions.
On every Series 2017 Distribution Payment Date, the holder of record of the Series 2017 Preferred Units shall be entitled to receive distributions payable in cash in an amount per Series 2017 Preferred Unit equal to 7.5% cumulative but not compounded per annum return on the Series 2017 Purchase Price (equivalent to a fixed annual rate of $0.75 per Series 2017 Preferred Unit) which will be determined on a daily basis; provided, however, that, if the Series 2017 Preferred Units are outstanding on or after February 1, 2022, such distribution rate shall increase to an 8.0% cumulative but not compounded per annum return on the Series 2017 Purchase Price.  Each such distribution shall be payable to the holder of record of the Series 2017 Preferred Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2017 Preferred Stock on such Distribution Payment Date.  The holder of Series 2017 Preferred Units shall not be entitled to any distributions on the Series 2017 Preferred Units, whether payable in cash, property or stock, except as provided herein.
4. Liquidation Preference.
4.1 In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Series 2017 Junior Partnership Units, the holders of Series 2017 Preferred Units shall be entitled to receive $10.00 per Series 2017 Preferred Unit (the “Series 2017 Liquidation Preference”), plus an amount per Series 2017 Preferred Unit equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2017 Preferred Unit; but such holders shall not be entitled to any further payment.  Until the holders of the Series 2017 Preferred Units have been paid the Series 2017 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2017 Preferred Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2017 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership.  If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2017 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2017 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2017 Preferred Units and any such Series 2017 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2017 Preferred Units and any such other Series 2017 Parity Partnership Units if all amounts payable thereon were paid in full.
Exhibit H

4.2 Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2017 Preferred Units and any Series 2017 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2017 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2017 Preferred Units and any Series 2017 Parity Partnership Units shall not be entitled to share therein.
5. Redemption.
Series 2017 Preferred Units shall be redeemable or by the Partnership as follows:
5.1 Unless the Series 2017 Preferred Units have been earlier redeemed as set forth in Section 5.2 or Section 5.3, on January 31, 2022, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2017 Preferred Units, redeem all of the Series 2017 Preferred Units for cash at a redemption price equal to the Series 2017 Purchase Price plus any accrued but unpaid distributions through the redemption date.  Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if the General Partner has extended the term of the Series 2017 Preferred Stock, extend the redemption date for up to two 1-year periods.
5.2 Subject to Section 5.3, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2017 Preferred Units at any time prior to January 31, 2022, in whole or in part, at a redemption price equal to 102% of the Series 2017 Purchase Price plus any accrued but unpaid distributions through the redemption date.
5.3 In connection with a Redemption Event or within 365 days thereafter, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2017 Preferred Units at a redemption price equal to the Series 2017 Purchase Price plus any accrued but unpaid distributions through the redemption date.
6. Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by CCI of any shares of Series 2017 Preferred Stock, a like number of Series 2017 Preferred Units, automatically and without any further action by the holder of Series 2017 Preferred Units or the Partnership, shall be deemed cancelled.  All Series 2017 Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
7. Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
7.1 prior or senior to the Series 2017 Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2017 Preferred Units;
7.2 on a parity with the Series 2017 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2017 Preferred Units if the holders of such class or series of Partnership Units and the Series 2017 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other, and expressly includes the Series 2016 Preferred Units and the Series 2019 Preferred Units (collectively, the “Series 2017 Parity Partnership Units”); and
7.3 junior to the Series 2017 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Units or (ii) the holders of Series 2017 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2017 Junior Partnership Units”).
Exhibit H

8. Special Allocations.
8.1 Gross income and, if necessary, gain shall be allocated to the holder of Series 2017 Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2017 Preferred Units receives a distribution on any Series 2017 Preferred Units (other than for a return of its original Capital Contributions).
8.2 If any Series 2017 Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2017 Preferred Units to the extent that the redemption amount paid or payable with respect to the Series 2017 Preferred Units so redeemed exceeds the aggregate Capital Contribution per Series 2017 Preferred Unit allocable to the Series 2017 Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2017 Preferred Units to the extent that the aggregate Capital Contribution per Series 2017 Preferred Unit allocable to the Series 2017 Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2017 Preferred Units so redeemed.  The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2017 Preferred Units is equal to zero after a redemption.
9. Restrictions on Ownership.
The Series 2017 Preferred Units shall be transferrable and must be owned and held at all times solely by CCI or General Partner.
10. Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2017 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2017 Preferred Stock into a greater or smaller number of shares of Series 2017 Preferred Stock, then a similar adjustment to the number of outstanding Series 2017 Preferred Units shall be made in order to preserve the economic equivalence of the Series 2017 Preferred Stock and the Series 2017 Preferred Units.
11. General.
11.1 The ownership of Series 2017 Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates.  The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2017 Preferred Units.
11.2 The rights of the General Partner, in its capacity as a holder of the Series 2017 Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law.  In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as a holder of the Series 2017 Preferred Units.
Exhibit H

EXHIBIT I
PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2019 PREFERRED UNITS
1. Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2019 Preferred Units,” and the number of Preferred Partnership Units constituting such class shall equal 5,000,000.
2. Definitions.
For purposes of the Series 2019 Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Series 2019 Designation” shall mean this Partnership Unit Designation of Series 2019 Preferred Units.
“Series 2019 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2019 Junior Partnership Units” has the meaning set forth in Section 7.3 of this Series 2019 Designation.
“Series 2019 Liquidation Preference” has the meaning set forth in Section 4.1 of this Series 2019 Designation.
“Series 2019 Parity Partnership Units” has the meaning set forth in Section 7.2 of this Series 2019 Designation.
“Series 2019 Purchase Price” shall mean $10.00 per Series 2019 Preferred Unit.
“Series 2019 Preferred Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2019 Designation.  It is the intention of the General Partner that each Series 2019 Preferred Unit shall be substantially the economic equivalent of one share of Series 2019 Preferred Stock.
“Series 2019 Preferred Stock” means the Series 2019 Preferred Stock, par value $0.01 per share, of CCI.
“Special Redemption Event” shall mean the date upon which CCI’s shares of common stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
3. Distributions.
On every Series 2019 Distribution Payment Date, CCI shall be entitled to receive distributions payable in cash in an amount per Series 2019 Preferred Unit equal to 5.5% cumulative but not compounded per annum return on the Series 2019 Purchase Price (equivalent to a fixed annual rate of $0.55 per Series 2019 Preferred Unit) which will be determined on a daily basis; provided, however, that, if the Series 2019 Preferred Units are outstanding on or after January 1, 2024, such distribution rate shall increase to a 6.0% cumulative but not compounded per annum return on the Series 2019 Purchase Price (equivalent to a fixed annual rate of $0.60 per Series 2019 Preferred Unit).  Each such distribution shall be payable to the holder of record of the Series 2019 Preferred Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2019 Preferred Stock on such Distribution Payment Date.  The holder of Series 2019 Preferred Units shall not be entitled to any distributions on the Series 2019 Preferred Units, whether payable in cash, property or stock, except as provided herein.
4. Liquidation Preference.
4.1 In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Series 2019 Junior Partnership Units, the holders of Series 2019 Preferred Units shall be entitled to receive $10.00 per Series 2019 Preferred Unit (the “Series 2019 Liquidation Preference”), plus an amount per Series 2019 Preferred Unit equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2019 Preferred Unit; but such holders shall not be entitled to any further payment.  Until the holders of the Series 2019 Preferred Units have been paid the Series 2019 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2019 Preferred Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2019 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership.  If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2019 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2019 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2019 Preferred Units and any such Series 2019 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2019 Preferred Units and any such other Series 2019 Parity Partnership Units if all amounts payable thereon were paid in full.
Exhibit I

4.2 Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2019 Preferred Units and any Series 2019 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2019 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2019 Preferred Units and any Series 2019 Parity Partnership Units shall not be entitled to share therein.
5. Redemption.
Series 2019 Preferred Units shall be redeemable or by the Partnership as follows:
5.1 Unless the Series 2019 Preferred Units have been earlier redeemed as set forth in Section 5.2 or Section 5.3, on December 31, 2023, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2019 Preferred Units, redeem all of the Series 2019 Preferred Units for cash at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.  Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if CCI has extended the term of the Series 2019 Preferred Stock, extend the redemption date for up to two 1-year periods.
5.2 Subject to Section 5.3, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2019 Preferred Units at any time on or after January 1, 2022, in whole or in part, at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.
5.3 In connection with a Special Redemption Event, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2019 Preferred Units at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.
6. Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by CCI of any shares of Series 2019 Preferred Stock, a like number of Series 2019 Preferred Units, automatically and without any further action by the holder of Series 2019 Preferred Units or the Partnership, shall be deemed cancelled.  All Series 2019 Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
7. Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
7.1 prior or senior to the Series 2019 Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2019 Preferred Units;
7.2 on a parity with the Series 2019 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2019 Preferred Units if the holders of such class or series of Partnership Units and the Series 2019 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other, and expressly includes the Series 2016 Preferred Units and the Series 2017 Preferred Units (collectively, the “Series 2019 Parity Partnership Units”); and
7.3 junior to the Series 2019 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Units or (ii) the holders of Series 2019 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2019 Junior Partnership Units”).
Exhibit I

8. Special Allocations.
8.1 Gross income and, if necessary, gain shall be allocated to the holder of Series 2019 Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2019 Preferred Units receives a distribution on any Series 2019 Preferred Units (other than for a return of its original Capital Contributions).
8.2 If any Series 2019 Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2019 Preferred Units to the extent that the redemption amount paid or payable with respect to the Series 2019 Preferred Units so redeemed exceeds the aggregate Capital Contribution per Series 2019 Preferred Unit allocable to the Series 2019 Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2019 Preferred Units to the extent that the aggregate Capital Contribution per Series 2019 Preferred Unit allocable to the Series 2019 Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2019 Preferred Units so redeemed.  The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2019 Preferred Units is equal to zero after a redemption.
9. Restrictions on Ownership.
The Series 2019 Preferred Units are not transferrable and must be owned and held at all times solely by CCI or the General Partner.
10. Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2019 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2019 Preferred Stock into a greater or smaller number of shares of Series 2019 Preferred Stock, then a similar adjustment to the number of outstanding Series 2019 Preferred Units shall be made in order to preserve the economic equivalence of the Series 2019 Preferred Stock and the Series 2019 Preferred Units.
11. General.
11.1 The ownership of Series 2019 Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates.  The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2019 Preferred Units.
11.2 The rights of CCI, in its capacity as a holder of the Series 2019 Preferred Units, are in addition to and not in limitation of any other rights or authority of CCI in any other capacity under the Agreement or applicable law.  In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of CCI under the Agreement, other than in its capacity as a holder of the Series 2019 Preferred Units.
Exhibit I

EXHIBIT J
PARTNERSHIP UNIT DESIGNATION OF CCOP LTIP UNITS
1. Designation and Number; Definitions.
A class of Partnership Units in the Partnership designated as the “CCOP LTIP Units” is hereby established, and the number of Partnership Units constituting such class shall not be greater than [_____].  Except to the extent a capital contribution is made with respect to a CCOP LTIP Unit, each CCOP LTIP Unit is intended to qualify as a “profits interest” in the Partnership.  The following defined terms used in this Exhibit J shall have the meanings specified below:
“Capital Transaction” has the meaning set forth in Section 12.1 of this Designation.
“CCOP LTIP Unit Adjustment Events” has the meaning set forth in Section 8 of this Designation.
“CCOP LTIP Unit Conversion Date” has the meaning set forth in Section 9 of this Designation.
“Designation” shall mean this Partnership Unit Designation of CCOP LTIP Units.
“Unvested CCOP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vested CCOP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vesting Agreement” has the meaning set forth in Section 3 of this Designation.
2. Ranking.
2.1 Except as otherwise provided in this Designation or elsewhere in the Agreement, the CCOP LTIP Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, rank (i) on a parity with the Common Units and (ii) junior to all Partnership Units which rank senior to the Common Units.
2.2 CCI may, at any time and from time to time, determine to cause the General Partner to issue CCOP LTIP Units in accordance with Section 4.3 of the Agreement.  In connection with any such issuance, CCI shall cause the General Partner to (i) determine the amount of the Capital Contribution (if any) to be made in connection with such issuance and the manner in which such Capital Contribution shall be made and (ii) make such revisions to the Agreement as it determines are appropriate to reflect the issuance of such CCOP LTIP Units.  Upon the issuance of CCOP LTIP Units, the holder of such CCOP LTIP Units shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (A) evidence of acceptance in form satisfactory to the General Partner and (B) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. The admission of an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded by the General Partner in the books and records of the Partnership.
3. Vesting.
CCOP LTIP Units may, in the sole discretion of CCI, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by CCI from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the CCOP LTIP Units are issued, if applicable. CCOP LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested CCOP LTIP Units”; all other CCOP LTIP Units are referred to as “Unvested CCOP LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of CCOP LTIP Units shall be entitled to transfer his or her CCOP LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Section 10 of the Agreement.
4. Forfeiture or Transfer of Unvested CCOP LTIP Units.
Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any CCOP LTIP Units, or the repurchase by the Partnership, the General Partner or CCI of CCOP LTIP Units at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership, the General Partner or CCI, the relevant CCOP LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership, the General Partner or CCI, as applicable. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any CCOP LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.
Exhibit J

5. Legend.
The books and records of the Partnership as maintained by the General Partner or by its agent (or if applicable any certificate evidencing a CCOP LTIP Unit) shall bear an appropriate notation or legend indicating that additional terms, conditions and restrictions on transfer, including without limitation those set forth in a Vesting Agreement, apply to CCOP LTIP Units.
6. Distributions.
The distributions to which holders of CCOP LTIP Units will be entitled with respect to their CCOP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 6 of the Agreement.
7. Allocations.
The allocations to which holders of CCOP LTIP Units will be entitled with respect to their CCOP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 5 of the Agreement.
8. Adjustments.
Unless otherwise provided by the terms of a specific series of CCOP LTIP Units, as approved by the General Partner, the General Partner shall maintain a one-to-one correspondence between Common Units and CCOP LTIP Units upon events (“CCOP LTIP Unit Adjustment Events”) such as distributions on all outstanding Common Units in additional Partnership Units, subdivision, combination, reclassification or recapitalization of the Common Units. If more than one such event triggers an adjustment, the adjustment to the CCOP LTIP Units need be made only once using a single formula that takes into account the multiple events as if they all occurred simultaneously.  If in the opinion of the General Partner an adjustment to the CCOP LTIP Units is required to maintain the same correspondence between Common Units and CCOP LTIP Units after an event such as those described in the first sentence of this Section 8 of this Designation as existed prior to such event, the General Partner shall make such adjustment to the extent permitted by the Agreement, by law and by the terms of any plan pursuant to which the CCOP LTIP Units have been issued in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence.  If an adjustment is made to the CCOP LTIP Units as herein provided, the Partnership shall promptly (i) file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error, and (ii) give notice thereof to the holders of CCOP LTIP Units affected thereby.
9. General Partner Initiated Conversion.
Each CCOP LTIP Unit shall, upon the later to occur of (i) the CCOP LTIP Unit becoming a Vested CCOP LTIP Unit and (ii) the Book-Up Target of the CCOP LTIP Unit equaling zero (such date, the “CCOP LTIP Unit Conversion Date”), automatically and without further action by a holder convert into a Common Unit, after giving effect to all adjustments (if any) made pursuant to Section 8 of this Designation, and the General Partner shall reflect such conversion in the records of the Partnership.  The General Partner shall maintain internal controls to track the automatic conversion of CCOP LTIP Units described in this Section 9 of this Designation.
10. Conversion Procedures.
A conversion of Vested CCOP LTIP Units shall occur automatically after the close of business on the applicable CCOP LTIP Unit Conversion Date without any action on the part of such holder of CCOP LTIP Units, as of which time such holder of CCOP LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of CCOP LTIP Units as aforesaid, the Partnership shall deliver to such holder of CCOP LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining CCOP LTIP Units, if any, held by such Person immediately after such conversion.
11. Treatment of Capital Account.
For purposes of making future allocations under Section 5 of the Agreement, as amended from time to time, the portion of the Economic Capital Account Balance of the applicable holder of CCOP LTIP Units that is treated as attributable to his or her CCOP LTIP Units shall be reduced, as of the date of conversion, by the product of the number of CCOP LTIP Units converted and the Common Unit Economic Balance.
Exhibit J

12. Mandatory Conversion in Connection with a Capital Transaction.
12.1 If the Partnership, the General Partner or CCI shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes a CCOP LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right to receive, or the holders of Common Units shall otherwise be entitled to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Capital Transaction”), then the CCOP LTIP Units then eligible for conversion under Section 9 of this Designation, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold for the consideration provided in the agreement or agreements with respect to the Capital Transaction or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Capital Transaction (in which case the CCOP LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction) shall convert into a Common Unit under Section 9 of this Designation.
12.2 In anticipation of such CCOP LTIP Unit Conversion in Section 12.1 of this Designation and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of CCOP LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Common Units into which his or her CCOP LTIP Units will be converted pursuant to this Section 12 of this Designation the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each holder of CCOP LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion pursuant to this Section 12 of this Designation of each CCOP LTIP Unit held by such holder into Common Units in connection with such Capital Transaction. If a holder of CCOP LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion pursuant to this Section 12 of this Designation of each CCOP LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.
12.3 Subject to the rights of the Partnership, the General Partner and CCI under any Vesting Agreement and the terms of any plan under which CCOP LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Capital Transaction to be consistent with the provisions of this Section 12 of this Designation and to enter into an agreement with the successor or acquiring entity, as the case may be, for the benefit of the holders of CCOP LTIP Units whose CCOP LTIP Units will not be converted into Common Units in connection with the Capital Transaction that will contain provisions enabling the holders of CCOP LTIP Units that remain outstanding after such Capital Transaction to preserve, as far as reasonably possible under the circumstances, the distribution, special allocation, conversion, and other rights set forth in this Designation and the Agreement (such agreement, a “Continuation Agreement”).  If the Partnership is unable to enter into a Continuation Agreement with the successor or acquiring entity, as the case may be, the Partnership will purchase any remaining Vested CCOP LTIP Units for the Cash Amount.
12.4 To the extent a Capital Transaction is also a General Partner Liquidity Event pursuant to the Agreement and this Section 12 of this Designation is inconsistent with Section 9.5 of the Agreement with respect to the treatment of CCOP LTIP Units, this Section 12 of this Designation shall control.
13. Redemption Right of LTIP Unit Limited Partners.
13.1 Subject to Sections 9.5 of the Agreement, CCOP LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing CCOP LTIP Units from the holder thereof if and to the extent such holder agrees to sell such CCOP LTIP Units.
13.2 Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein, in the Agreement or the terms of a specific series of CCOP LTIP Units as approved by the General Partner, on or at any time after the applicable CCOP LTIP Unit Conversion Date each LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) to (i) require the Partnership to redeem all or a portion of the Common Units (but not CCOP LTIP Units) into which such LTIP Unit Limited Partner’s CCOP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement and (ii) request the Partnership to repurchase all or a portion of the Common Units (but not CCOP LTIP Units) into which such LTIP Unit Limited Partner’s CCOP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement.
Exhibit J

14. Voting Rights.
Holders of CCOP LTIP Units, whether vested or unvested, shall not have any voting rights other than as provided in Section 15 of this Designation.
15. Special Approval Rights.
15.1 Holders of CCOP LTIP Units shall only (i) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (ii) have the additional voting rights that are expressly set forth in this Section 15 of this Designation.  The General Partner, CCI and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding CCOP LTIP Units (both vested (but not yet converted) and unvested) affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such CCOP LTIP Units, subject to the following exceptions:
15.1.1 no separate consent of the holders of CCOP LTIP Units will be required if and to the extent that any such alteration, change, or amendment would, in a ratable and proportional manner, alter, change, or amend the rights, powers or privileges of the Common Units;
15.1.2 a merger, consolidation or other business combination or reorganization of the Partnership, the General Partner, CCI or any of their Affiliates shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CCOP LTIP Units, so long as either (i) the CCOP LTIP Units that are then eligible for conversion (or that the General Partner provides will be eligible for conversion in connection with the merger, consolidation or other business combination or reorganization) are converted into Common Units immediately prior to the effectiveness of the transaction, (ii) the holders of CCOP LTIP Units either will receive, or will have the right to elect to receive, for each CCOP LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such CCOP LTIP Unit had it been converted into Common Units (or a fraction thereof, as applicable, under the terms provided by the terms of a specific series of CCOP LTIP Units as approved by the General Partner), (iii) the CCOP LTIP Units remain outstanding with their terms materially unchanged or (iv) if the Partnership is not the surviving entity in the merger, consolidation or other business combination or reorganization, the CCOP LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the CCOP LTIP Units.
15.1.3 any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the CCOP LTIP Units in any respect), which either (i) does not require a Majority Vote or (ii) does require such consent and is authorized by a Majority Vote, together with any other class or series of units of Limited Partner Interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CCOP LTIP Units; and
15.1.4 any waiver by the Partnership of restrictions or limitations applicable to any outstanding CCOP LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CCOP LTIP Units with respect to other holders.  For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding CCOP LTIP Units with respect to any holder or holders at any time and from time to time.  Any such determination in the General Partner’s discretion in respect of such CCOP LTIP Units shall be final and binding.  Such determinations need not be uniform and may be made selectively among holders of CCOP LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
15.2 Notwithstanding the above, (i) if the holders of more than 50% of the then outstanding CCOP LTIP Units (both vested (but not yet converted) and unvested) do not provide affirmative votes pursuant to Section 15.1 of this Designation for the action requested or (ii) if the requirements of Section 15.1.1 through 15.1.4 of this Designation cannot be met on a commercially reasonable basis, the Partnership shall have the option to purchase the CCOP LTIP Units that are not entitled to be exchanged for the Cash Amount.
15.3 Any special approval rights provided in this Section 15 of this Designation will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding CCOP LTIP Units shall have been converted and/or exchanged, or provision is made for such exchange and/or conversion to occur as of or prior to such time, or all outstanding CCOP LTIP Units have been repurchased pursuant to Section 15.2 of this Designation.
16. Rights to Transfer.
Subject to the terms of the relevant Vesting Agreement or other document pursuant to which CCOP LTIP Units are granted, except in connection with the exercise of a LTIP Unit Exchange Right pursuant to Section 9.4 of the Agreement, a transfer of all or any portion of a holder’s CCOP LTIP Units will be subject to Section 9 of the Agreement.

Exhibit J